                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-58815

Dear Etowah Bank Stockholder:

     You are cordially invited to attend the Special Meeting of Stockholders of Etowah Bank, to be held at Etowah Bank's main office, located at 140 W. Main Street, Canton, Georgia, 30114, on August 27, 1998, at 7:00 p.m., local time, notice of which is enclosed.

     At the Special Meeting, you will be asked to consider and vote on a proposal to approve (i) an Agreement and Plan of Reorganization, dated as of February 26, 1998 (the "Agreement"), entered into with Regions Financial Corporation ("Regions") pursuant to which a newly-formed, interim bank subsidiary of Regions will merge (the "Merger") with and into Etowah Bank and Regions will continue the banking operations of Etowah Bank as a subsidiary of Regions, (ii) the related Agreement and Plan of Merger, and (iii) a proposed bylaw amendment to remove the 10% limitation on ownership of Etowah Bank capital stock by any one holder. Upon consummation of the Merger, each share of Etowah Bank common stock issued and outstanding (excluding certain shares held by Etowah Bank, Regions, or their respective subsidiaries and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into 3.2 shares of Regions common stock, with cash to be paid in lieu of any fractional share interest.

     The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

     The Merger has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Each member of the Board of Directors of Etowah Bank has agreed to vote those Etowah Bank shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by Etowah Bank stockholders and approval of the Merger by various regulatory agencies.

     Stockholders of Etowah Bank who perfect their dissenters' rights prior to the proposed Merger and comply with applicable law will be entitled to receive the fair value of their Etowah Bank shares in cash, as provided by applicable law.

     It is important to understand that approval of the Agreement requires the affirmative vote of at least two-thirds of the outstanding shares of common stock of Etowah Bank entitled to vote at the Special Meeting, not just two-thirds of the votes cast. Consequently, a failure to vote will have the same effect as a vote against the Agreement.

     Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Regions is a significant step for Etowah Bank, and your vote on this matter is of great importance. On behalf of the Board of Directors, I urge you to vote for approval of the Merger by marking the enclosed proxy card "FOR" Item One.

                                           Sincerely,


                                           Pierce T. Neese
                                           Chairman and President

                                   ETOWAH BANK
                   140 W. MAIN STREET, CANTON, GEORGIA, 30114
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD AUGUST 27, 1998

     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Etowah Bank will be held at Etowah Bank's main office, located at 140 W. Main Street, Canton, Georgia, 30114 on August 27, 1998, at 7:00 p.m., local time, for the following purposes:

     1. Merger. To consider and vote on the Agreement and Plan of Reorganization, dated as of February 26, 1998 (the "Agreement"), by and between Etowah Bank and Regions Financial Corporation ("Regions"), and the related Agreement and Plan of Merger, pursuant to which (i) a newly-formed, interim bank subsidiary of Regions will merge with and into Etowah Bank (the "Merger") (ii) Etowah Bank will become a subsidiary of Regions, and (iii) each share of Etowah Bank common stock (excluding certain shares held by Etowah Bank, Regions, or their respective subsidiaries and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into 3.2 shares of Regions common stock, with cash to be paid in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement/Prospectus;

     2. Bylaw Amendment. To consider and vote on a proposed amendment to the Bylaws of Etowah Bank to delete Article II, Section 5 thereof, which provision limits the ownership of capital stock of Etowah Bank to 10% for any one holder, so as to allow Regions to acquire all the common stock of Etowah Bank upon consummation of the Merger; and

     3. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

     Only stockholders of record at the close of business on July 21, 1998, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

     Stockholders of Etowah Bank have a right to dissent from the Merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of applicable law, which are attached to the accompanying Proxy Statement/Prospectus as Appendix D.

     The Board of Directors of Etowah Bank unanimously recommends that holders of Etowah Bank common stock vote FOR the proposals listed above.

     We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of Etowah Bank an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                   By Order of the Board of Directors


                                   Juanita Burrell
                                   Corporate Secretary


July 24, 1998

            ETOWAH BANK                            REGIONS FINANCIAL CORPORATION
          PROXY STATEMENT                                   PROSPECTUS
FOR SPECIAL MEETING OF STOCKHOLDERS                        COMMON STOCK
    TO BE HELD AUGUST 27, 1998                           (PAR VALUE $.625)
                                                         2,915,200 SHARES

     This Proxy Statement/Prospectus constitutes a Prospectus of Regions Financial Corporation, a regional bank holding company organized and existing under the laws of the state of Delaware ("Regions"), and relates to the shares of its common stock, par value $.625 per share ("Regions Common Stock"), which are issuable to the stockholders of Etowah Bank, a commercial bank organized and existing under the laws of the state of Georgia, upon consummation of the proposed merger (the "Merger") described herein, by which a newly-formed, interim bank subsidiary of Regions will merge with and into Etowah Bank pursuant to the terms of an Agreement and Plan of Reorganization, dated as of February 26, 1998, by and between Regions and Etowah Bank (the "Agreement").

     On the date and at the time that the Merger becomes effective (the "Effective Time"), except as otherwise described herein, (i) a newly-formed, interim bank subsidiary of Regions will merge with and into Etowah Bank, (ii) Etowah Bank will become a subsidiary of Regions, and (iii) each outstanding share of the $10.00 par value common stock of Etowah Bank ("Etowah Common Stock") will be converted into 3.2 shares of Regions Common Stock (the "Exchange Ratio"), with cash to be paid in lieu of any fractional share interest. A copy of the Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

     As a result of the Merger, Etowah Bank will become a subsidiary of Regions and continue its banking operations. For a further description of the terms of the Merger, see "Description of the Transaction."

     This Proxy Statement/Prospectus also constitutes a Proxy Statement of Etowah Bank and is being furnished to the stockholders of Etowah Bank in connection with the solicitation of proxies by the Board of Directors of Etowah Bank for use at its special meeting of stockholders, including any adjournment or postponement thereof (the "Special Meeting"), to be held on August 27, 1998, to consider and vote on the proposed Merger and related matters. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of Etowah Bank on or about July 24, 1998.

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
      OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                     GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

          The date of this Proxy Statement/Prospectus is July 24, 1998.

                              AVAILABLE INFORMATION

     Regions is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Regions Common Stock is traded in the Nasdaq National Market. Reports, proxy statements, and other information concerning Regions may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

     No person is authorized to give any information or to make any representations other than those included in this Proxy Statement/Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Regions or Etowah Bank. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to or from any person to or from whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Regions or Etowah Bank since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

     All information included or incorporated by reference in this Proxy Statement/Prospectus with respect to Regions was supplied by Regions, and all information included or incorporated by reference herein with respect to Etowah Bank was supplied by Etowah Bank.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:

         1. Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         2. Regions' Quarterly Reports on Form 10-Q for the three months ended March 31, 1998;


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


         3. Regions' Current Report on Form 8-K dated as of February 8, 1998, and filed with the SEC on February 9, 1998; and

         4. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description.

     Regions' Annual Report on Form 10-K for the year ended December 31, 1997, incorporates by reference specific portions of Regions' Annual Report to Stockholders for that year (the "Regions Annual Report to Stockholders"), but does not incorporate other portions of the Regions Annual Report to Stockholders. Only those portions of the Regions Annual Report to Stockholders captioned "Financial Summary & Review 1997," "Financial Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

     All documents filed by Regions pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Those documents are available upon request, without charge (except for the exhibits thereto), from Ronald C. Jackson, Stockholder Assistance, Regions Financial Corporation, 417 North 20th Street, Birmingham, Alabama 35203 (telephone (205) 326-7090). In order to ensure timely delivery of the documents, any request should be made by August 20, 1998.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This Proxy Statement/Prospectus, documents incorporated by reference herein, or any other written or oral statements made by or on behalf of Regions may include forward-looking statements which reflect Regions' current views with respect to future events and financial performance. Such forward-looking statements are subject to certain uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. These uncertainties and other factors include, but are not limited to, uncertainties relating to business and economic conditions, the financial services industry, and Regions. The words "believe", "expect", "anticipate", "project", and similar expressions signify forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of Regions. Any such statement speaks only as of the date the statement was made. Regions undertakes no obligation to update or revise any forward-looking statements.

     More specifically, Regions' current report on Form 8-K filed with the SEC on February 9, 1998, pertaining to the Merger of Regions and First Commercial Corporation (the "First Commercial Acquisition") includes certain forward-looking statements regarding each of Regions, First Commercial, and the combined company following that transaction, including statements relating to cost savings, enhanced revenues, accretion to reported earnings that may be realized from the First Commercial Acquisition, and certain restructuring charges expected to be incurred in connection with the First Commercial Acquisition. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause Regions' actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (i) expected cost savings from the First Commercial Acquisition and Regions' other pending acquisitions may not be fully realized or realized within the expected time frame; (ii) revenues following the First Commercial Acquisition and the other pending acquisitions may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the First Commercial Acquisition and the other pending acquisitions may be greater than expected; (iii) competitive pressures among depository and other financial institutions may increase significantly; (iv) costs or difficulties related to the integration of the business of Regions, First Commercial, and the other pending acquisitions may be greater than expected; (v) changes in the interest rate environment may reduce margins; (vi) general economic or business conditions, either nationally or in the states or regions in which Regions does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (vii) legislative or regulatory changes may adversely affect the businesses in which Regions is engaged; (viii) changes may occur in the securities markets, and (ix) disruptions of the operations of the combined company following the First Commercial Acquisition or any other governmental or private entity as a result of the "year 2000 problem" may occur. Additional information with respect to factors that may cause results to differ materially from those contemplated by such forward-looking statements is included in Regions' current and subsequent filings with the SEC.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION........................................................................................2
DOCUMENTS INCORPORATED BY REFERENCE..........................................................................2
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION..................................................3
SUMMARY......................................................................................................7
    The Parties..............................................................................................7
    Special Meeting of Etowah Bank Stockholders..............................................................8
    Record Date; Vote Required...............................................................................8
    The Merger; Exchange Ratio...............................................................................8
    Dissenting Stockholders..................................................................................9
    Reasons for the Merger; Recommendation of Etowah Bank's Board of Directors...............................9
    Opinion of Etowah Bank's Financial Advisor...............................................................9
    Effective Time...........................................................................................9
    Exchange of Stock Certificates..........................................................................10
    Regulatory Approvals and Other Conditions...............................................................10
    Waiver, Amendment, and Termination of the Agreement.....................................................10
    Interests of Certain Persons in the Merger..............................................................10
    Federal Income Tax Consequences of the Merger...........................................................10
    Material Differences in Stockholders' Rights............................................................11
    Comparative Market Prices of Common Stock...............................................................11
    Comparative Per Share Data..............................................................................12
    Selected Financial Data.................................................................................13
RECENT DEVELOPMENTS.........................................................................................17
    Regions' Second Quarter Operating Results...............................................................17
    The First Commercial Acquisition........................................................................17
    Impact of the First Commercial Acquisition on Regions' Financial Performance............................18
THE SPECIAL MEETING.........................................................................................20
    General.................................................................................................20
    Record Date; Vote Required..............................................................................20
DESCRIPTION OF THE TRANSACTION..............................................................................21
    General.................................................................................................21
    Background of and Reasons for the Merger................................................................22
    Opinion of Etowah Bank's Financial Advisor..............................................................25
    Effective Time of the Merger............................................................................27
    Distribution of Regions Stock Certificates and Payment For Fractional Shares............................27
    Conditions to Consummation of the Merger................................................................28
    Regulatory Approvals....................................................................................28
    Waiver, Amendment, and Termination of the Agreement.....................................................29
    Conduct of Business Pending the Merger..................................................................30
    Management Following the Merger.........................................................................32
    Interests of Certain Persons in the Merger..............................................................32
    Dissenting Stockholders.................................................................................33
    Federal Income Tax Consequences of the Merger...........................................................35
    Accounting Treatment....................................................................................36
    Expenses and Fees.......................................................................................36
    Resales of Regions Common Stock.........................................................................37
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS..............................................................37
    Antitakeover Provisions Generally.......................................................................38


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


    Authorized Capital Stock................................................................................38
    Amendment of Certificate or Articles of Incorporation and Bylaws........................................39
    Classified Board of Directors and Absence of Cumulative Voting..........................................39
    Removal of Directors....................................................................................40
    Limitations on Director Liability.......................................................................40
    Indemnification.........................................................................................40
    Special Meetings of Stockholders........................................................................41
    Actions by Stockholders Without a Meeting...............................................................41
    Stockholder Nominations.................................................................................41
    Mergers, Consolidations, and Sales of Assets Generally..................................................42
    Business Combinations with Certain Persons..............................................................42
    Dissenters' Rights......................................................................................43
    Stockholders' Rights to Examine Books and Records.......................................................43
    Dividends...............................................................................................44
AMENDMENT TO THE BYLAWS OF ETOWAH BANK......................................................................44
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................................................................44
ETOWAH BANK MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................................................47
BUSINESS OF ETOWAH BANK.....................................................................................58
    Competition.............................................................................................58
    Legal Proceedings.......................................................................................58
    Management..............................................................................................58
    Transactions with Management............................................................................59
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF ETOWAH BANK.................................................60
BUSINESS OF REGIONS.........................................................................................61
    General.................................................................................................61
    Acquisition Activity....................................................................................61
CERTAIN REGULATORY CONSIDERATIONS...........................................................................63
    General.................................................................................................63
    Payment of Dividends....................................................................................64
    Capital Adequacy........................................................................................65
    Prompt Corrective Action................................................................................66
    FDIC Insurance Assessments..............................................................................67
DESCRIPTION OF REGIONS COMMON STOCK.........................................................................68
STOCKHOLDER PROPOSALS.......................................................................................68
EXPERTS.....................................................................................................68
OPINIONS....................................................................................................69
INDEX TO ETOWAH BANK FINANCIAL STATEMENTS..................................................................F-1
APPENDIX A--Agreement and Plan of Reorganization...........................................................A-1
APPENDIX B--Plan of Merger.................................................................................B-1
APPENDIX C--Opinion of T. Stephen Johnson & Associates.....................................................C-1
APPENDIX D--Copy of  Chapter 2, Article 13 of the Georgia Business
     Corporation Code, pertaining to dissenters' rights....................................................D-1



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


                                     SUMMARY

     The following is a summary of certain information included in this Proxy Statement/Prospectus and the documents incorporated by reference herein. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Regions" and "Etowah Bank" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

     Etowah Bank. Etowah Bank is a commercial bank organized and existing under the laws of the state of Georgia, headquartered in Canton, Georgia. Etowah Bank provides a range of consumer and commercial banking services through 18 offices in North Georgia. At March 31, 1998, Etowah Bank had total consolidated assets of approximately $407 million, total consolidated deposits of approximately $348 million, and total consolidated stockholders' equity of approximately $30 million. Etowah Bank's principal executive office is located at 140 W. Main Street, Canton, Georgia, 30114 and its telephone number at such address is (770) 479-8761.

     Regions. Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 500 banking offices located in Alabama, Florida, Georgia, Louisiana, South Carolina, and Tennessee as of March 31, 1998. At that date, Regions had total consolidated assets of approximately $25.6 billion, total consolidated deposits of approximately $20.3 billion, and total consolidated stockholders' equity of approximately $2.1 billion. Regions is the second largest bank holding company headquartered in Alabama in terms of assets, based on March 31, 1998 information. Regions operates banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     Since December 31, 1997, Regions has completed acquisitions of six financial institutions and has entered into definitive agreements to acquire nine financial institutions, including Etowah Bank. For information concerning Regions' acquisition activity, including the completed and other pending acquisitions, see "Documents Incorporated by Reference," "Recent Developments--First Commercial Corporation Acquisition," and "Business of Regions--Acquisition Activity."

     Regions commenced operations in 1971, under its former name First Alabama Bancshares, Inc., as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

     Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Documents Incorporated by Reference," and "Business of Regions."

SPECIAL MEETING OF ETOWAH BANK STOCKHOLDERS

     The Special Meeting will be held at 7:00 p.m., local time, on August 27, 1998, at Etowah Bank's main office, located at 140 W. Main Street, Canton, Georgia, 30114, for the purpose of considering and voting on approval of the Agreement and to transact such other business as may properly come before the meeting. See "The Special Meeting."

RECORD DATE; VOTE REQUIRED

     The Etowah Bank Board has fixed the close of business on July 21, 1998 as the record date (the "Record Date") for determination of the stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of Etowah Common Stock on the Record Date will be entitled to vote at the Special Meeting. Approval of the Agreement will require the affirmative vote of at least two-thirds of the outstanding shares of Etowah Common Stock entitled to vote at the Special Meeting, not just two-thirds of the votes cast. Approval of the proposed bylaw amendment to remove the 10% limitation on ownership of Etowah Bank capital stock by any one holder (the "Bylaw Amendment") will require the affirmative vote of a majority of the outstanding shares of Etowah Common Stock entitled to vote at the Special Meeting, and not just a majority of the votes cast. As of the Record Date, there were 911,000 shares of Etowah Common Stock outstanding and entitled to be voted.

     The directors and executive officers of Etowah Bank and their affiliates beneficially owned, as of the Record Date, 168,868 shares (or approximately 18.5% of the outstanding shares) of Etowah Common Stock. Each member of the Board of Directors of Etowah Bank has agreed to vote those Etowah Bank shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of Etowah Common Stock. As of that date, neither Etowah Bank nor Regions held any shares of Etowah Common Stock in a fiduciary capacity for others. See "The Special Meeting--Record Date; Vote Required."

THE MERGER; EXCHANGE RATIO

     The Agreement provides for the acquisition of Etowah Bank by Regions pursuant to the Merger of a newly-formed, interim bank subsidiary of Regions with and into Etowah Bank. At the Effective Time, each share of Etowah Common Stock then issued and outstanding (excluding shares held by Etowah Bank, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into 3.2 shares of Regions Common Stock.

     No fractional shares of Regions Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any Etowah Bank stockholder would be entitled upon consummation of the Merger, based on the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions) on the last full trading day immediately preceding the Effective Time. See "Description of the Transaction--General."



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



DISSENTING STOCKHOLDERS

     Holders of Etowah Common Stock entitled to vote on approval of the Agreement have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive fair value of such holders' shares of Etowah Common Stock in cash in accordance with the applicable provisions of the Georgia Financial Institutions Code and the Georgia Business Corporation Code (as supplemented by the Georgia Financial Institutions Code in applicability to a Georgia state bank, the "Georgia Act"). The procedures to be followed by dissenting stockholders are summarized under "Description of the Transaction--Dissenters' Rights," and the applicable provisions of the Georgia Act are reproduced as Appendix D.

REASONS FOR THE MERGER; RECOMMENDATION OF ETOWAH BANK'S BOARD OF DIRECTORS

     Etowah Bank's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, Etowah Bank and its stockholders. Accordingly, Etowah Bank's Board unanimously recommends that Etowah Bank's stockholders vote FOR approval of the Agreement. EACH MEMBER OF THE BOARD OF DIRECTORS OF ETOWAH BANK HAS AGREED TO VOTE THOSE SHARES OF ETOWAH COMMON STOCK OVER WHICH SUCH MEMBER HAS VOTING AUTHORITY (OTHER THAN IN A FIDUCIARY CAPACITY) IN FAVOR OF THE AGREEMENT. In approving the Agreement, Etowah Bank's directors considered Etowah Bank's financial condition, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, legal advice concerning the proposed Merger, and the opinion of T. Stephen Johnson & Associates ("TSJ&A") that, as of the date of its opinion, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of Etowah Bank. See "Description of the Transaction--Background of and Reasons for the Merger."

OPINION OF ETOWAH BANK'S FINANCIAL ADVISOR

     TSJ&A has rendered an opinion to Etowah Bank that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of Etowah Bank. The opinion of TSJ&A is attached as Appendix C to this Proxy Statement/Prospectus. Etowah Bank stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "Description of the Transaction--Opinion of Etowah Bank's Financial Advisor."

EFFECTIVE TIME

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Georgia Certificate of Merger is filed and becomes effective with the Georgia Secretary of State. Unless otherwise agreed upon by Regions and Etowah Bank, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur by the last business day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of Etowah Bank stockholders; or such later date within 30 days thereof as specified by Regions. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the third quarter of 1998, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction--Effective Time of the

Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

     Promptly after the Effective Time, Regions will cause the exchange agent selected by Regions (the "Exchange Agent"), to mail to the former stockholders of Etowah Bank a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Etowah Common Stock for certificates representing shares of Regions Common Stock. ETOWAH BANK STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "Description of the Transaction--Distribution of Regions Stock Certificates and Payment for Fractional Shares."

REGULATORY APPROVALS AND OTHER CONDITIONS

     The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Federal Deposit Insurance Corporation (the "FDIC"), and the Department of Banking and Finance of the state of Georgia (the "Georgia Department"). Applications for the requisite approvals have been filed with these agencies. Each of the Federal Reserve and the Georgia Department has issued its approval of the Merger, and the FDIC has yet to issue its approval. There can be no assurance that the approval of the FDIC will be given or as to the timing or conditions of such approval.

     Consummation of the Merger is subject to various other conditions, including receipt of the required approval of Etowah Bank stockholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "Description of the Transaction--Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual consent of the Boards of Directors of both Etowah Bank and Regions, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by September 30, 1998, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, Etowah Bank will continue to operate as a commercial bank under its present management. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Etowah Bank's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of Etowah Bank generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain Regions employee benefits. See "Description of the Transaction--Interests of Certain Persons in the Merger."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Consummation of the Merger is conditioned on the receipt of an opinion of counsel that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized by the holders of Etowah Common Stock upon the exchange in the Merger of Etowah Common Stock solely for Regions

Common Stock, except to the extent of any cash received in lieu of fractional share interests in Regions Common Stock or as a result of exercise of dissenters' rights. Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized upon the receipt of cash in lieu of fractional share interests and cash received by dissenters. See "Description of the Transaction-Federal Income Tax Consequences of the Merger."

     Because certain tax consequences of the Merger may vary depending upon the particular circumstance of each stockholder and other circumstances, each Etowah Bank stockholder is urged to consult such holder's own tax advisor to determine the particular tax consequences to such holder of the Merger (including the application and effect of state, local, and foreign income and other tax laws).

MATERIAL DIFFERENCES IN STOCKHOLDERS' RIGHTS

     At the Effective Time, Etowah Bank stockholders, whose rights are governed by the Georgia Act and by Etowah Bank's Articles of Incorporation and Bylaws, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by the Delaware General Corporation Law (the "Delaware GCL") and by Regions' Certificate of Incorporation and Bylaws.

     The rights of Regions stockholders differ from the rights of Etowah Bank stockholders in several important respects, some of which constitute additional antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."

COMPARATIVE MARKET PRICES OF COMMON STOCK

     Regions Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market. Etowah Common Stock is not traded in any established market. The following table sets forth, as of the indicated dates, (i) the last sale price of Regions Common Stock and the sale price in the last known transaction of purchase and sale of Etowah Common Stock, which occurred in February, 1997, and (ii) the equivalent per share price (as explained below) of Etowah Common Stock. The indicated dates of January 12, 1998, and July 22, 1998 represent, respectively, the last trading day immediately preceding public announcement of the proposed acquisition of Etowah Bank by Regions and the latest practicable date prior to the mailing of this Proxy Statement/Prospectus.

                                                                                      EQUIVALENT
                                                                                         PER
                                                                                      SHARE PRICE
                                         REGIONS             ETOWAH BANK            OF ETOWAH BANK
MARKET PRICE PER SHARE AT:            COMMON STOCK          COMMON STOCK             COMMON STOCK
January 12, 1998                       $ 39.13                  $ 50.00                 $ 125.22
July 22, 1998                            41.38                    50.00                   132.42

     The equivalent per share price of Etowah Common Stock at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by the Exchange Ratio of 3.2. Stockholders are advised to obtain current market quotations for Regions Common Stock. No assurance can be given as to the market price of Regions Common Stock at or after the Effective Time. See "Comparative Market Prices and Dividends."

COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Regions and Etowah Bank, (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger, and (iii) an equivalent pro forma basis per share of Etowah Common Stock, giving effect to the Merger. The Regions and Etowah Bank pro forma combined information and the Etowah Bank pro forma Merger equivalent information give effect to the Merger on a pooling-of-interests accounting basis and assume an Exchange Ratio of 3.2. See "Description of the Transaction--Accounting Treatment." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

     The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and Etowah Bank, including the respective notes thereto. Regions' historical information has been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997. See "Documents Incorporated by Reference," "--Selected Financial Data," and "Index to Etowah Bank Financial Statements."

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,            YEAR ENDED DECEMBER 31,
                                                               ------------------      --------------------------
                                                               1998         1997       1997        1996      1995
                                                               ----         ----       ----        ----      ----
                                                                  (Unaudited)          (Unaudited except Regions
                                                                                       and Etowah Bank historical)
NET INCOME PER COMMON SHARE
Regions historical......................................      $  .58     $  .51      $ 2.20      $ 1.85      $ 1.60
Regions historical --fully diluted......................         .57        .50        2.15        1.81        1.58
Etowah Bank historical .................................        1.76       1.16        5.66        5.01        5.00
Etowah Bank historical --fully diluted..................        1.76       1.16        5.66        5.01        5.00
Regions and Etowah Bank pro forma combined(1)...........         .58                   2.19        1.84        1.60
Regions and Etowah Bank pro forma combined
     --fully diluted(1).................................         .56                   2.14        1.81        1.58
Etowah Bank pro forma Merger equivalent(2)..............        1.86                   7.01        5.89        5.12
Etowah Bank pro forma Merger equivalent
     --fully diluted(2).................................        1.79                   6.85        5.79        5.06
DIVIDENDS DECLARED PER COMMON SHARE
Regions historical......................................         .23        .20         .80         .70         .66
Etowah Bank historical..................................         .65        .00        2.25        2.25        1.85
Etowah Bank pro forma Merger equivalent(3)..............         .74        .64        2.56        2.24        2.11
BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions historical......................................       14.23      13.08       13.99       12.76       11.69
Etowah Bank historical..................................       32.98      29.52       31.71       27.85       25.54
Regions and Etowah Bank pro forma combined(1)...........       14.16
Etowah Bank pro forma Merger equivalent(2)..............       45.31


(1) Represents the combined results of Regions and Etowah Bank as if the Merger were consummated on January 1, 1995 (or March 31, 1998, in the case of Book Value Per Share Data), and were accounted for as a pooling of interests.
(2) Represents pro forma combined information multiplied by the Exchange Ratio of 3.2 shares of Regions Common Stock for each share of Etowah Common Stock.
(3) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of 3.2 shares of Regions Common Stock for each share of Etowah Common Stock.

SELECTED FINANCIAL DATA

     The following tables present certain selected historical financial information for Regions and Etowah Bank. Regions' historical per share information has been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997. Etowah Bank's historical information has been adjusted to reflect a 1 1/2-for-1 stock split declared in March, 1995. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Regions and Etowah Bank incorporated by reference or included herein. Interim unaudited data for the three months ended March 31, 1998 and 1997 of Regions and Etowah Bank reflect, in the opinion of the respective managements of Regions and Etowah Bank, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1998, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "Documents Incorporated by Reference" and "Index to Etowah Bank Financial Statements."

Selected Historical Financial Data of Regions

                                                THREE MONTHS
                                               ENDED MARCH 31,                       YEAR ENDED DECEMBER 31,
                                              -----------------       -----------------------------------------------------
                                               1998       1997        1997         1996       1995        1994       1993
                                               ----       ----        ----         ----       ----        ----       ----
                                                (Unaudited)
                                                            (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
Total interest income ...................   $485,716    $417,997   $1,653,084   $1,386,122  $1,259,600   $991,693  $746,544
Total interest expense ..................    240,310     204,909      824,203      685,656     635,336    436,157   296,195
Net interest income .....................    245,406     213,088      828,881      700,466     624,264    555,536   450,349
Provision for loan losses ...............     12,119      11,194       41,773       29,041      30,271     20,580    24,695
Net interest income after
     loan loss provision ................    233,287     201,894      787,108      671,425     593,993    534,956   425,654
Total noninterest income excluding
     security (losses) gains ............     77,380      64,031      258,012      217,624     187,830    171,705   169,318
Security (losses) gains .................        (69)        464          541        3,115        (424)       344       831
Total noninterest expense ...............    178,637     154,213      600,341      553,801     487,461    442,376   383,130
Income tax expense ......................     45,758      37,880      145,628      108,677      96,109     84,109    66,169
Net income ..............................     86,203      74,296      299,692      229,686     197,829    180,520   146,504
PER SHARE DATA:
Net income ..............................   $    .58    $    .51   $     2.20   $     1.85  $     1.60   $   1.55  $   1.41
Net income --fully diluted ..............        .57         .50         2.15         1.81        1.58       1.53      1.38
Cash dividends ..........................        .23         .20          .80          .70         .66        .60       .52
Book value ..............................      14.23       13.08        13.99        12.76       11.69      10.63      9.93
OTHER INFORMATION:
Average number of shares outstanding.....    149,556     145,847      136,512      124,272     123,340    116,412   104,306
Average number of shares outstanding,
    --fully diluted .....................    152,571     149,014      139,421      126,777     125,289    118,223   106,126

                                          THREE MONTHS
                                         ENDED MARCH 31,                               YEAR ENDED DECEMBER 31,
                                        -----------------       ---------------------------------------------------------------
                                         1998       1997         1997          1996          1995         1994          1993
                                         ----       ----         ----          ----          ----         ----          ----
                                           (Unaudited)
                                                       (In thousands, except per share data and ratios)
STATEMENT OF CONDITION DATA
(PERIOD END):
Total assets....................... $25,629,065   $21,819,883  $23,034,228  $18,930,175   $16,851,774  $15,810,076   $13,163,161
Securities ........................   5,032,078     4,497,055    4,400,189    3,870,595     3,863,781    3,346,291     2,993,417
Loans, net of unearned income .....  18,045,378    15,503,711   16,394,905   13,311,172    11,542,311   10,855,195     8,430,931
Total deposits ....................  20,289,275    17,672,340   17,750,926   15,048,336    13,497,612   12,575,593    11,025,376
Long-term debt ....................     373,811       557,723      400,199      447,269       632,019      599,476       525,820
Stockholders' equity ..............   2,131,727     1,887,864    1,912,855    1,598,726     1,429,253    1,286,322     1,106,361
PERFORMANCE RATIOS:
Return on average assets(1)(6) ....        1.39%         1.38%        1.41%        1.29%         1.21%        1.27%         1.38%
Return on average stockholders'
     equity(1)(6) .................       16.65         16.01        16.29        15.19         14.29        15.26         15.76
Net interest margin(1) ............        4.34          4.36         4.27         4.27          4.21         4.37          4.77
Efficiency (2)(6) .................       54.60         54.73        54.36        59.44         58.79        59.44         60.23
Dividend payout ...................       39.66         39.22        36.36        37.84         41.25        38.71         36.88
ASSET QUALITY RATIOS:
Net charge-offs to average loans,
     net of unearned income(1) ....         .21%          .19%         .25%         .15%          .17%         .19%          .23%
Problem assets to net loans and
     other real estate (3) ........         .74           .74          .71          .56           .59          .75          1.12
Nonperforming assets to net loans
     and other real estate (4) ....         .84           .94          .81          .76           .68          .80          1.28
Allowance for loan losses to loans,
     net of unearned income .......        1.23          1.34         1.19         1.32          1.38         1.32          1.48
Allowance for loan losses to
     nonperforming assets (4) .....      146.52        141.97       145.53       173.65        202.55       164.48        115.88
LIQUIDITY AND CAPITAL RATIOS:
Average stockholders' equity to
     average assets ...............        8.35%         8.63%        8.63%        8.49%         8.44%        8.35%         8.76%
Average loans to average deposits .       90.23         86.90        88.90        85.90         86.12        79.90         76.41
Tier 1 risk-based capital (5) .....       10.63         11.11        10.48        10.81         11.14        10.69         11.13
Total risk-based capital (5) ......       12.98         13.82        12.93        13.59         14.61        14.29         13.48
Tier 1 leverage (5) ...............        7.62          7.65         7.52         7.44          7.49         8.21         10.11
--------------

(1)  Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The ratios for periods prior to 1996 have not been restated to reflect the combination with First National Bancorp effected March 1, 1996, and accounted for as a pooling of interests, or any other pooling-of-interests transactions.
(6) Ratios for 1996 excluding $19.0 million (after-tax) charged for SAIF assessment and merger expenses are as follows: Return on average stockholders' equity - 16.45%, Return on average total assets - 1.40%, and Efficiency - 56.16%.

Selected Historical Financial Data of Etowah Bank

                                            THREE MONTHS
                                           ENDED MARCH 31,                       YEAR ENDED DECEMBER 31,
                                        ----------------------- ---------------------------------------------------
                                          1998       1997       1997      1996        1995        1994        1993
                                          ----       ----       ----      ----        ----        ----        ----
                                          (Unaudited)
                                                      (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income .............. $  9,107   $  7,989   $ 33,200   $ 28,007    $ 23,436    $ 19,652   $ 16,611
  Total interest expense .............    4,178      3,752     15,783     13,065       9,809       7,496      7,072
  Net interest income ................    4,929      4,237     17,417     14,942      13,627      12,156      9,539
  Provision for loan losses ..........      150        225        797        865         470         657        360
  Net interest income after
       loan loss provision ...........    4,779      4,012     16,620     14,077      13,157      11,499      9,179
  Total noninterest income excluding
       security gains (losses) .......      679        652      3,975      3,621       2,976       2,657      2,638
  Security gains (losses) ............       --         40         40       (262)         28           6         --
  Total noninterest expense ..........    3,068      3,140     13,110     10,802       9,535       8,962      8,040
  Income tax expense .................      792        516      2,408      2,129       2,126       1,620      1,112
  Cumulative effect of a change in
      accounting principle ...........       --         --         --         --          --          --         85
  Net income .........................    1,598      1,048      5,116      4,505       4,500       3,580      2,750
PER SHARE DATA:
  Net income ......................... $   1.76   $   1.16   $   5.66   $   5.01    $   5.00    $   3.98   $   3.06
  Net income --fully diluted .........     1.76       1.16       5.66       5.01        5.00        3.98       3.06
  Cash dividends .....................      .65         --       2.25       2.25        1.85        1.50       1.17
  Book value .........................    32.98      29.52      31.71      27.85       25.54       21.50      19.71
OTHER INFORMATION:
  Average number of shares outstanding      910        904        905        900         900         900        900
STATEMENT OF CONDITION DATA
(PERIOD END):
  Total assets ....................... $406,818   $372,301   $432,121   $374,427    $293,830    $258,048   $238,288
  Securities held to maturity ........   12,049     12,642     12,637     12,649      12,542      18,389     54,103
  Securities available for sale ......   67,951     74,495     91,255     75,768      60,011      40,675         --
  Loans, net of unearned income ......  253,515    211,467    240,894    209,698     167,803     158,414    140,889
  Total deposits .....................  347,693    325,042    370,502    326,522     267,465     235,176    219,011
  FHLB advances ......................   26,624     20,133     28,313     21,697       1,989       2,763         --
  Stockholders' equity ...............   30,044     25,831     28,688     25,063      22,987      19,346     17,743
PERFORMANCE RATIOS:
  Return on average assets(1) ........     1.52%      1.12%      1.34%      1.41%       1.76%       1.44%      1.16%
  Return on average stockholders'
       equity(1) .....................    21.77      16.47      18.91      18.66       20.75       19.30      16.28
  Net interest margin(1) .............     5.43       4.96       5.03       5.06        5.81        6.09       4.83
  Efficiency (2) .....................    56.21      66.75      63.53      61.95       59.00       63.28      68.04
  Dividend payout ....................    36.93        .00      39.78      44.95       37.00       37.71      38.29
ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
       net of unearned income(1) .....      .02%       .01%       .08%       .46%        .06%        .21%       .00%
  Problem assets to net loans and
       other real estate (3) .........      .35       1.11        .37       1.11         .24         .53        .79
  Nonperforming assets to net loans
       and other real estate (4) .....      .82       1.87       1.17       2.29         .55         .70       1.40
  Allowance for loan losses to loans,
       net of unearned income ........     1.12       1.10       1.14       1.01        1.27        1.09        .98
  Allowance for loan losses to
       nonperforming assets (4) ......   136.61      58.67      97.58      44.20      229.08      154.97      69.71

                                               THREE MONTHS
                                              ENDED MARCH 31,                       YEAR ENDED DECEMBER 31,
                                            ------------------       ---------------------------------------------------
                                              1998       1997        1997        1996       1995        1994       1993
                                              ----       ----        ----        ----       ----        ----       ----
                                                 (Unaudited)
                                                            (In thousands, except per share data and ratios)
LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
       average assets....................     7.00%      6.82%        7.08%       7.54%      8.46%      7.47       7.50%
  Average loans to average deposits......    77.67      70.06        71.97       69.43      75.55      65.20      60.42
  Tier 1 risk-based capital (5)..........     9.47       9.71         9.20        9.40      11.25      10.12      10.24
  Total risk-based capital (5)...........    10.42      10.62        10.10       10.20      12.41      11.18      11.20
  Tier 1 leverage (5)....................     6.87       6.76         7.10        7.30       7.77       6.80       6.80

(1)  Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%.

                               RECENT DEVELOPMENTS

REGIONS' SECOND QUARTER OPERATING RESULTS

     For the second quarter ended June 30, 1998, Regions reported net income of $89.6 million or $.60 per share (or $.59 per fully diluted share), representing a 16% increase in net income (and a 13% increase on a per share basis) over the same period of 1997. For the six months ended June 30, 1998, Regions reported net income of $175.8 million or $1.17 per share (or $1.15 per fully diluted share), representing a 13% increase on a per-share basis in net income over the same period of 1997. For the first six months of 1998, the annualized return on average total assets was 1.40%, and the annualized return on average stockholders' equity was 16.63%. At June 30, 1998, the ratio of stockholders' equity to total assets was 8.27%. As of June 30, 1998, Regions had total consolidated assets of approximately $26.5 billion, total consolidated deposits of approximately $20.2 billion, and total consolidated stockholders' equity of approximately $2.2 billion.

THE FIRST COMMERCIAL ACQUISITION

     On February 8, 1998, Regions and First Commercial Corporation ("First Commercial") entered into an Agreement and Plan of Merger, pursuant to which First Commercial will be acquired by Regions by means of the merger of First Commercial with and into Regions, with Regions as the surviving entity (the "First Commercial Acquisition"). Upon consummation of the First Commercial Acquisition, Regions will exchange 1.7 shares of Regions Common Stock for each share of First Commercial common stock outstanding, with a total of approximately 64.8 million shares of Regions Common Stock expected to be issued in the merger. Regions expects the First Commercial Acquisition to be accounted for as a pooling of interests and expects to consummate the transaction during the third quarter of 1998, subject to approval of Regions and First Commercial stockholders in accordance with applicable law, approval of various regulatory authorities, and other customary conditions of closing.

     First Commercial is a multi-bank bank holding company headquartered in Little Rock, Arkansas, with approximately 165 banking offices in Arkansas, Tennessee, Texas, and Louisiana, and a 50% interest in two Oklahoma banks. First Commercial also operates banking-related affiliates in the areas of mortgage banking, trust services, securities brokerage, asset management, and accounts receivable factoring. At March 31, 1998, First Commercial reported total consolidated assets of approximately $7.4 billion, total consolidated deposits of approximately $6.3 billion, and total consolidated stockholders equity of approximately $636 million. Based on March 31, 1998 information, First Commercial is the largest bank holding company headquartered in Arkansas and has the largest market share of deposits in Arkansas of depository institutions with offices in Arkansas.

     Additional information with respect to the First Commercial Acquisition is set forth in Regions' current report on Form 8-K filed with the SEC on February 9, 1998 (the "First Commercial 8-K"). The First Commercial 8-K includes or incorporates by reference certain forward looking statements, estimates, and projections concerning the First Commercial Acquisition, which are subject to various uncertainties and risks as explained above under the caption "Cautionary Statement Concerning Forward Looking Information." Estimates and projections concerning the future financial performance of Regions following the First Commercial Acquisition are predicated on certain assumptions and depend upon future events, the course of which cannot be ascertained with certainty, and therefore such estimates and projections, including but not limited to estimates concerning future levels of accretion and dilution of Regions' earnings per share, future cost savings achievable in consolidation, and levels of merger related charges, should be considered only as estimates and understood to be uncertain and subject to risks of inaccuracy. Future events may cause Regions' actual experience to differ materially from such estimates and projections. See "Cautionary Statement Concerning Forward Looking Information."

IMPACT OF THE FIRST COMMERCIAL ACQUISITION ON REGIONS' FINANCIAL PERFORMANCE

     Merger Charges. It is expected that Regions will incur charges arising from the First Commercial Acquisition and from the assimilation of First Commercial into the Regions organization. Anticipated charges would normally arise from matters such as, but not limited to, legal and accounting fees, financial advisory fees, consulting fees, payments of contractual benefits triggered by a change of control, early retirement and involuntary separation and related benefits, costs associated with elimination of duplicate facilities and branch consolidations, data processing charges, cancellation of vendor contracts, and similar costs which normally arise from the consolidation of operational activities.

     The First Commercial Acquisition is expected to be accounted for as a pooling of interests. Regions currently estimates incurring aggregate restructuring and merger-related charges of approximately $85 million (or $63 million after taxes) in connection with the consummation of the First Commercial Acquisition. Substantially all of these charges are expected to be recognized in the period in which the First Commercial Acquisition closes. The estimated restructuring and merger-related charges include approximately $19 million in noncash charges. The components of the anticipated merger-related charges are summarized as follows:

                                                          (In thousands)
Employee-related..........................................       $24,000
Occupancy and equipment...................................        10,000
Loss on divestiture of certain mortgage servicing assets           8,000
Conversion................................................         7,000
Investment banker, legal, accounting, and other merger
  related costs...........................................        28,500
                                                                 -------
                                                                  77,500
Charitable trust..........................................         7,500
                                                                 -------
Gross charges.............................................        85,000
Taxes.....................................................       (22,000)
                                                                 -------
                                                                 $63,000
                                                                 =======

     The estimate of anticipated charges to be incurred in connection with consummating the First Commercial Acquisition is a preliminary estimate of the significant charges which may, in the aggregate, be required and should be viewed accordingly. Moreover, this estimate has been based on the due diligence reviews that have been performed to date in connection with the First Commercial Acquisition and may be subject to change. The actual charges incurred may be higher or lower than what is currently contemplated, once First Commercial is assimilated from an operational perspective and various contingencies are either satisfied or eliminated.

     Cost Savings and Revenue Enhancements. Regions believes it has the ability to obtain substantial cost savings and to achieve substantial revenue enhancements in the operations of the combined companies following the First Commercial Acquisition. While no assurance can be given, based on present information Regions estimates that following the First Commercial Acquisition it can realize reductions in the noninterest expenses attributable to First Commercial's operations of approximately $60 million, or 25% of First Commercial's estimated 1998 noninterest expense. Regions anticipates realizing approximately $16 million in pre-tax benefits from cost savings in 1998 and approximately $60 million in pre-tax benefits from cost savings in 1999. These estimates are based on the assumptions that by the end of 1998 Regions can reduce operating costs in the areas of information technology (approximately $5.7 million or 50% of First Commercial's estimated 1998 expense), general and administrative expenses (approximately $6.0 million or 68% of First Commercial's estimated 1998 expense), operations (approximately $5.8 million or 45% of First Commercial's estimated 1998 expense), mortgage servicing (approximately $11.0 million or 38% of First Commercial's estimated 1998 expense), trust operations (approximately $1.3 million or 15% of First

Commercial's estimated 1998 expense), broker-dealer operations (approximately $.6 million or 16% of First Commercial's estimated 1998 expense), community banks operations (approximately $25.4 million or 16% of First Commercial's estimated 1998 expense), and in other noninterest expense categories amounting to approximately $4.2 million. The foregoing estimated possible reductions in noninterest expense are in the financial statement categories of (i) salaries and employee benefits (approximately $32 million), (ii) occupancy expenses (approximately $1 million), (iii) furniture and equipment (approximately $1 million), and other noninterest expenses (approximately $26 million for expense items such as data processing, advertising, professional fees, and printing and supplies). In developing such assumptions Regions evaluated First Commercial's noninterest expense structure, identified elements of First Commercial noninterest expenses that could be reduced or eliminated as duplicative or unnecessary, and quantified the anticipated cost savings in various categories. Regions also took into account its experience in assimilating previous acquisitions in assessing the feasibility of the projected cost savings in each category, and concluded the projections are feasible and realistic. In deriving the estimates of the amounts of anticipated cost savings, Regions considered any applicable increases in its expenditures necessary to operate the combined companies, and the above estimates are presented net of any such increases.

     Similarly with no assurance, Regions expects the combined company following the First Commercial Acquisition to benefit from enhanced revenues in specific areas. Regions anticipates that balance sheet restructuring can result in pre-tax benefits of approximately $16 million in 1998 and $6 million in 1999, primarily resulting from restructuring and reinvesting a portion of First Commercial's securities portfolio into higher yielding securities. Regions also anticipates generating pre-tax benefits of approximately $7.5 million in 1998 and $17 million in 1999 resulting from reinvesting excess capital, assuming a 6% reinvestment rate on Tier 1 capital in excess of 7%. In addition, Regions expects product enhancements and uniform application of Regions' policies to increase revenues from First Commercial's operations approximating $3 million pre-tax in 1998 and $6.6 million pre-tax in 1999, primarily resulting from broader mortgage loan product line offerings, expanded commercial cash management capabilities, and increased trust product offerings and standardization of trust fee structures. While Regions anticipates that the benefits derivable from the cost savings and revenue enhancements discussed above will continue in future years, Regions has not attempted to quantify identified benefits beyond 1999.

     Projected Impact on Per Share Earnings. Based on its evaluation of the possible cost savings, revenue enhancements, and other considerations, Regions anticipates that consummation of the First Commercial Acquisition would result in modest dilution of Regions' 1998 earnings per share and modest accretion to 1999 earnings per share. More specifically, assuming (i) the expense savings and the revenue enhancements discussed above are as estimated, (ii) approximately 222 million shares of Regions Common Stock on a diluted basis are outstanding in 1998 and in 1999, (iii) the First Commercial Acquisition is consummated in the third quarter of 1998, (iv) the conversion of First Commercial's operations systems to Regions' operations systems is completed by year end 1998, (v) 1998 diluted earnings per share of Regions Common Stock are $2.35, and 1998 diluted earnings per share of First Commercial Common Stock are $2.99, each of which represents the First Call consensus earnings estimates as of February 6, 1998 (before public announcement of the First Commercial Acquisition), and (vi) 1999 diluted earnings per share of Regions Common Stock are $2.59 and 1999 diluted earnings estimates per share of First Commercial Common Stock are $3.35, each of which represents the First Call consensus earnings estimates, the First Commercial Acquisition is estimated to dilute the 1998 per share earnings estimates for Regions Common Stock by $.06 (or 2.5%) before giving effect to anticipated merger-related charges, and add $.06 (or 2.5%) to the 1999 per share earnings estimate for Regions Common Stock. The per share earnings estimates are presented for illustrative purposes only and do not constitute projections of Regions. The estimated effects of the First Commercial Acquisition on Regions' future per share earnings necessarily depend on assumptions and uncertainties which may cause actual results to differ materially from the anticipated results. See "Cautionary Statement Concerning Forward-Looking Statements."

                               THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to the holders of Etowah Common Stock in connection with the solicitation by the Etowah Bank Board of Directors of proxies for use at the Special Meeting, at which Etowah Bank stockholders will be asked to vote upon a proposal to approve the Agreement. The Special Meeting will be held at 7:00 p.m., local time, on August 27, 1998, at the main offices of Etowah Bank, located at 140 W. Main Street, Canton, Georgia, 30114.

     Etowah Bank stockholders are requested promptly to sign, date, and return the accompanying proxy card to Etowah Bank in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the Agreement.

     Any Etowah Bank stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Etowah Bank a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Etowah Bank before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Special Meeting. Any notice of revocation should be sent to Etowah Bank, 140
W. Main Street, Canton, Georgia, 30114, Attention: Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of Etowah Common Stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT, FOR APPROVAL OF THE PROPOSED BYLAW AMENDMENT, AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. ANY PROXIES VOTED AGAINST THE AGREEMENT WILL NOT BE VOTED IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING. As of the date of this Proxy Statement/Prospectus, Etowah Bank is unaware of any other matter to be presented at the Special Meeting.

     Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of Etowah Bank, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

     Etowah Bank stockholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

     Etowah Bank's Board of Directors has established the close of business on July 21, 1998, as the Record Date for determining the Etowah Bank stockholders entitled to notice of and to vote at the Special Meeting. Only Etowah Bank stockholders of record as of the Record Date will be entitled to vote at the Special Meeting. As of the Record Date, there were approximately 470 holders of 911,000 shares of Etowah Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote. For information as to persons known by Etowah Bank to beneficially own more than 5.0% of the outstanding shares of Etowah Common Stock as of the Record Date, see "Voting Securities and Principal Stockholders of Etowah Bank."

     The presence, in person or by proxy, of a majority of the outstanding shares of Etowah Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Special Meeting. For these purposes, shares of Etowah Common Stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of Etowah Common Stock in "street" name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

     Once a quorum is established, approval of the Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Etowah Common Stock entitled to vote at the Special Meeting. Approval of the proposed Bylaw Amendment to remove the 10% limitation on ownership of Etowah capital stock by any one holder will require the affirmative vote of a majority of the outstanding shares of Etowah Common Stock entitled to vote at the Special Meeting, and not just a majority of the votes cast. A failure to vote, in person or by proxy, for any reason, including failure to return a properly executed proxy, an abstention, or a broker nonvote, has the same effect as a vote against the Agreement and the Bylaw Amendment. The Merger cannot be consummated unless the Bylaw Amendment is approved.

     The directors and executive officers of Etowah Bank and their affiliates beneficially owned, as of the Record Date, 168,868 shares (or approximately 18.5% of the outstanding shares) of Etowah Common Stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of Etowah Common Stock. As of that date, no subsidiary of either Etowah Bank or Regions held any shares of Etowah Common Stock in a fiduciary capacity for others.

                         DESCRIPTION OF THE TRANSACTION

     The following material describes the material aspects of the Merger and the Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

     The Agreement provides generally for the acquisition of Etowah Bank by Regions pursuant to the Merger of a newly-formed, interim bank subsidiary of Regions with and into Etowah Bank. At the Effective Time, each share of Etowah Common Stock (excluding shares held by Etowah Bank, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and excluding all shares held by stockholders who perfect their dissenters' rights) issued and outstanding at the Effective Time will be converted into 3.2 shares of Regions Common Stock. Each share of Regions Common Stock outstanding immediately prior to the Effective Time will remain outstanding and unchanged as a result of the Merger.

     No fractional shares of Regions Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Regions will make a cash payment equal to the fractional part of a share which a Etowah Bank stockholder would otherwise receive multiplied by the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last trading day prior to the Effective Time.

     Under certain circumstances relating to the price of Regions Common Stock over a specified period (which has now lapsed), the Exchange Ratio could have been subject to a possible upward adjustment. The adjustment mechanism included in the Agreement would have been invoked if the Average Closing Price (as defined in the Agreement) of Regions Common Stock had been less than $32.00 per share and had underperformed by more than 15% a weighted average price of 17 specified bank holding companies over the same period. Because neither of such circumstances occurred, the Exchange Ratio is fixed at 3.2 shares of Regions Common Stock for each share of Etowah Common Stock. Under the Agreement, the Exchange Ratio is proportionately adjusted to reflect any stock dividend, stock split, reclassification, or other similar transaction by either Regions or Etowah Bank.

BACKGROUND OF AND REASONS FOR THE MERGER

     Background of the Merger. During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions.

     Etowah Bank and its Board of Directors concluded that it could best serve its stockholders, employees, customers and community by combining with a regional banking organization, provided that Etowah Bank could obtain a fair price for its stockholders. Accordingly, Etowah Bank and Regions entered into negotiations which culminated in the Agreement.

     Etowah Bank management contacted T. Stephen Johnson and Associates on November 14, 1997 to discuss the wave of bank mergers and the high premiums that were being paid to the acquired banks. Management focused on which financial institution, if any, would best fit Etowah's culture and franchise, while being in a position to pay the highest premium for Etowah Bank stock. A consensus was reached that Regions in Birmingham, Alabama would be a good candidate.

     Mr. Johnson was then asked to confidentially contact senior management at Regions to obtain an indication of Regions' interest and Regions responded positively to the inquiry. A meeting was scheduled in Birmingham on December 5, 1997 with Pierce T. Neese, the Chairman of Etowah Bank, T. Stephen Johnson and two senior officers of Regions. At this meeting financial information was exchanged with Regions for each party to review.

     Approximately two weeks later, Regions notified the consultant of its interest in acquiring Etowah Bank through a tax free stock exchange. The consultant invited the senior management team at Regions to meet at his office with Mr. Neese to further discuss the terms and price of the proposed transaction. At a meeting held on January 8, 1998, an exchange ratio of 3.3127 shares of Regions Common Stock was proposed, subject to the approval of Etowah Bank's Board of Directors, a due diligence review by Regions and the negotiation and signing of a definitive agreement.

     On January 12, 1998, a special meeting of the Board of Directors was called to inform the Board of the proposed offer. T. Stephen Johnson was present and made the presentation to the Board. The value on January 12, 1998 of Regions Common Stock was $39.125 per share which equaled an aggregate transaction value of $117,375,000 or 409% of Etowah's book value and 23 times Etowah's trailing twelve month earnings. Following discussion regarding the proposed transaction, the Board voted to proceed with the offer subject to the shareholders' final approval. The transaction was publicly announced by the Board of Etowah Bank on January 13, 1998.

     Over the next two weeks, teams from Regions Bank performed a due diligence review of the records of Etowah Bank. During the due diligence review an issue of concern to Regions was Etowah's portfolio, which contained approximately $69.5 million of callable government agency bonds. These bonds are issued with a certain maturity, but may be called and paid off prior to maturity depending on the individual issue. Etowah Bank's strategy has been to purchase these bonds because they pay a high rate of interest. However, callable government agency bonds may involve a certain degree of risk as they may be called at a time when interest rates are low and consequently, the funds received would not be reinvested at a similar high rate of return. Regions believed that there was a strong likelihood that these bonds would be called and that this would have a negative effect on Etowah Bank's projected earnings for 1998. For this reason, Regions amended its offer by lowering the exchange ratio to 3.1880 shares of Regions Common Stock for each share of Etowah Common Stock.

     This new offer was not acceptable to Etowah's Board of Directors and further negotiations took place. On February 25, 1998, a compromise was reached at an exchange ratio of 3.2 shares of Regions Common Stock for each share of Etowah Common Stock. The definitive agreement was signed on February 26, 1998. Based on the price of Regions stock on February 25, 1998 the aggregate value of the transaction was approximately $112.6 million or 393% of Etowah Bank's book value and 22 times Etowah Bank's trailing twelve month earnings.

     Another critical factor of Regions' decision to consummate the proposed transaction with Etowah Bank was its ability to retain the current Chairman of Etowah Bank as a key employee of the new entity and to help with the retention of Etowah Bank's current business. Regions recognized that Mr. Neese had played a major and vital role in defining the strategy and direction of Etowah Bank over the last 23 years and contributed enormously to its success in many ways, including in particular, the expansion program which brought Etowah Bank from a bank with 2 offices in one county to 18 offices in 5 counties, and from $24 million in total assets to over $400 million in total assets. Regions has agreed to pay Mr. Neese a retention bonus of $500,000 for agreeing to continue to perform his services for the new entity for one year after the merger is completed. Further, if he provides consulting services for a five year period commencing on the first anniversary date of the merger, he will receive retirement benefits at a rate of $350,000 for life beginning one year after the date of the closing of the acquisition. Regions will also provide him with the appropriate office space during the term of his engagement with Regions.

     Etowah Bank's Reasons for the Merger. In approving the Merger, the directors of Etowah Bank considered a number of factors. Without assigning any relative or specific weights to the factors, the Etowah Bank Board of Directors considered the following material factors:

     (a) the information presented to the directors by the management of Etowah Bank concerning the business, operations, earnings, asset quality, and financial condition of Etowah Bank, including compliance with regulatory capital requirements on an historical and prospective basis;

     (b) the financial terms of the Merger, including the relationship of the merger price to the market value, tangible book value, and earnings per share of Etowah Common Stock and the partial protection against a decline in the market value of Regions Common Stock;

     (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of Etowah Common Stock for Regions Common Stock for federal and state income tax purposes;

     (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

     (e) the opinion rendered by Etowah Bank's financial advisor to the effect that, from a financial point of view, the exchange of Etowah Common Stock for Regions Common Stock on the terms and conditions set forth in the Agreement is fair to the holders of Etowah Common Stock;

     (f) stockholders of Etowah Bank will receive shares of Regions Common Stock, which is publicly traded on NASDAQ; there is no current public market for Etowah Common Stock;

     (g) affiliation with a larger holding company would provide the opportunity to realize economies of scale and increase efficiencies of operations to the benefit of stockholders and customers. Affiliation with Regions will also enhance the development of new products and services, the development and provision of which are becoming increasingly difficult to address by smaller banks;

     (h) potential benefits and opportunities for employees of Etowah Bank, as a result of both employment in a larger enterprise and Regions' benefit plans and policies; and

     (i) growth of Etowah Bank without affiliation with a larger bank holding company would likely be limited because of Etowah Bank's need for increasing capital resources to support that growth. Without such a combination, the Etowah Board of Directors believed it would be necessary to obtain additional capital resources beyond those which could be obtained from operations, in order to achieve a size which the Etowah Board of Directors believed would be necessary to maintain Etowah Bank as a viable independent entity.

     The terms of the Merger were the result of arms-length negotiations between representatives of Etowah Bank and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of Etowah Bank unanimously approved the Merger as being in the best interests of Etowah Bank and its stockholders. Each member of the Board of Directors of Etowah Bank has agreed to vote those shares of Etowah Common Stock over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger.

     Etowah Bank's Board of Directors unanimously recommends that Etowah Bank stockholders vote for approval of the Agreement.

     Regions' Reasons for the Merger. In approving the Agreement and the Merger, the Regions Board considered a number of factors concerning the benefits of the Merger, including the following:

     (a) Information Concerning Etowah Bank: The Regions Board considered information concerning the business, operations, earnings, asset quality, and financial condition of Etowah Bank, and aspects of the Etowah Bank franchise, including the market position of Etowah Bank in each of the markets in which it operates and the compatibility of the community bank orientation of the operations of Etowah Bank to that of Regions. The Regions Board concluded that Etowah Bank is a sound, well managed financial institution which is well positioned in its market areas and which presents an attractive opportunity for Regions to add to its franchise in the Georgia market.

     (b) Financial Terms of the Merger: The Regions Board considered various financial aspects of the Merger as reported by Regions' management including (i) the anticipated effect of the Merger on Regions' per share earnings (with the Merger anticipated to have no significant effect on Regions' earnings per share), (ii) the anticipated effect of the Merger on Regions' book value per share (with the Merger anticipated not to dilute significantly Regions' book value per share), (iii) a comparison of Etowah Bank to selected peer banks and comparing pricing aspects of the Merger to pricing characteristics of other merger transactions involving financial institutions, and (iv) the anticipated accounting treatment of the Merger as a pooling of interests.

     (c) Nonfinancial Terms of the Merger. The Regions Board considered various nonfinancial aspects of the Merger, including the treatment of the Merger as a tax-free exchange of Etowah Common Stock for Regions Common Stock for federal income tax purposes and the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay.

     The foregoing discussion of the information and factors considered by the Regions Board is not intended to be exhaustive but includes all material factors considered by the Regions Board. In reaching its determination to approve the Merger and the Agreement, the Regions Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated by the Agreement, and considering, among other things, the matters discussed above the Regions Board determined that the Merger is in the best interests of Regions and its stockholders and unanimously approved the Agreement.

OPINION OF ETOWAH BANK'S FINANCIAL ADVISOR

     T. Stephen Johnson & Associates, Inc. ("TSJ&A" or the "Advisor") is an investment banking and financial services firm located in Atlanta, Georgia. As part of its investment banking business, Advisor engages in the review of the fairness of bank acquisition transactions from a financial perspective and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions and other transactions. Neither Advisor nor any of its affiliates has a material financial interest in Etowah Bank or Regions. Advisor was selected to advise Etowah Bank's Board of Directors based upon its familiarity with Etowah Bank, the regional community banking industry and its knowledge of the banking industry as a whole. No instructions were given or limitations imposed by the Etowah Bank Board of Directors upon Advisor regarding the scope of its investigation or the procedures it followed in rendering its opinion.

     Advisor has rendered its opinion (the "Fairness Opinion") to the Board of Directors of Bank that the consideration to be received by the holders of Etowah Common Stock under the Agreement is fair to such stockholders from a financial point of view. A copy of the Fairness Opinion, which sets forth certain assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C to this Proxy Statement and should be read in its entirety. The summary of the Fairness Opinion set forth herein is qualified in its entirety by reference to the text of the Fairness Opinion.

     In addition to rendering the Fairness Opinion, the Advisor was engaged by Etowah Bank to act as advisor to the Board of Directors during the negotiations with Regions for which a fee of $400,000 will be paid upon closing. This fee includes rendering this Fairness Opinion.

     In arriving at its Fairness Opinion, Advisor performed merger analyses described below. Advisor also reviewed certain publicly available business and financial information relating to Etowah Bank and Regions. Advisor also considered certain financial and stock market data of Etowah Bank and Regions, compared that data with similar data for certain other publicly-held banks and bank holding companies and considered the financial terms of certain other recent comparable community bank acquisition transactions in the southeastern United States, as further discussed below. Advisor also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, Advisor did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by Etowah Bank management and submitted to Advisor were based on assumptions believed by Advisor to be reasonable and to reflect currently available information, but Advisor did not independently verify such information. Advisor did not make an independent evaluation or appraisal of the assets of Etowah Bank or Regions.



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


     In connection with rendering the Fairness Opinion, Advisor performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Advisor in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, Advisor believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Advisor made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Etowah Bank's or Regions' control. The analyses performed by Advisor are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. No company or transaction considered as a comparison in the analyses is identical to Etowah Bank, Regions or the Merger. Accordingly, an analysis of the results of such comparisons is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the public trading value of the companies involved in such comparisons. In addition, the analyses do not purport to be appraisals or reflect the process by which or the prices at which businesses actually may be sold or the prices at which any securities may trade at the present time or at any time in the future.

     Merger Analysis: The merger consideration to be received by Etowah Bank Stockholders is based on a set exchange ratio for Regions common shares. The value of the shares to be received is the current market value of Regions common shares that currently trade over the counter on the NASDAQ National Market System. Advisor calculated the merger consideration as of May 19, 1998. The May 19, 1998 closing price for Regions common shares was $42.50 per share. Based on this closing price, the transaction value would total $123.9 million or $136 per share based on 911,000 Etowah Bank common shares outstanding. This transaction value equals 4.1239 times March 31, 1998 book value, 4.3740 times March 31, 1998 tangible book value and 21.865 times trailing twelve months earnings per share.

     The Agreement provides Etowah Bank the right to terminate the transaction if the market value of Regions common shares fall more than 20 percent below a Starting Price and such change in market value is more than 15 percent when compared to the change of the market value of a predetermined group of comparable bank holding companies over the same period (the "Index Group"). The Starting Price has been determined to equal $40.00 per share. Should the market value of Regions common shares fall to below $32.00 per share and the change in market value is more than 15 percent when compared to the change of the market value of the Index Group, Etowah Bank could terminate the Agreement. Substantial changes in the market place would have to take place between the date this analysis was performed and closing for this to happen.

     Comparable Transactions Analysis: The Advisor reviewed the Merger as of May 20, 1998, for the purpose of determining purchase premiums that could be used in comparing the Merger with other announced transactions. The Advisor reviewed the purchase premiums paid in 108 transactions that were announced between July 1, 1997 and May 19, 1998 involving selling institutions headquartered in the southeastern United States. Of these transactions, five involved selling institutions that have been determined to be comparable transactions. They include institutions representing commercial bank institutions with total assets between $300 million and $1 billion with total equity less than 10.00 percent of total assets. A listing of these transactions is attached to the Fairness Opinion. On average, the comparable transactions reported an announced deal price to book value of 3.185 times, an announced deal to tangible book value of 3.3725 and an announced deal price to earnings of 23.43 times. The Merger compares favorably with these transactions.

EFFECTIVE TIME OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Georgia Certificate of Merger relating to the Merger is filed and becomes effective with the Georgia Secretary of State. Unless otherwise agreed upon by Regions and Etowah Bank, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the last of the following events occur: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of Etowah Bank stockholders; or such later date within 30 days thereof as may be specified by Regions.

     No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and Etowah Bank anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the third quarter of 1998. However, delays in the consummation of the Merger could occur.

     The Board of Directors of either Regions or Etowah Bank generally may terminate the Agreement if the Merger is not consummated by September 30, 1998, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

     Promptly after the Effective Time, Regions will cause an exchange agent selected by Regions to mail to the former stockholders of Etowah Bank a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Etowah Common Stock for certificates representing shares of Regions Common Stock.

     ETOWAH BANK STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for Etowah Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Etowah Common Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the Effective Time, to the extent permitted by law, Etowah Bank stockholders of record as of the Effective Time will be entitled to vote at any meeting of holders of Regions Common Stock the number of whole shares of Regions Common Stock into which their Etowah Common Stock has been converted, regardless of whether such stockholders have surrendered their Etowah Common Stock certificates. No dividend or other distribution payable after the Effective Time with respect to Regions Common Stock, however, will be paid to the holder of any unsurrendered Etowah Bank certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

     The stock transfer books of Etowah Bank will be closed at the effective time of the Merger, and after the Effective Time there will be no transfers of shares of Etowah Common Stock on Etowah Bank's stock transfer books. If certificates representing shares of Etowah Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of Regions Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to a number of conditions, including, but not limited to:

     (a) approval from the Federal Reserve (which has been granted), the Georgia Department (which has been granted) and the FDIC, and the expiration of all applicable waiting periods associated with these approvals, without any conditions or restrictions that would, in the reasonable judgment of Regions' Board of Directors, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger;

     (b) the approval by the holders of the requisite number of shares of Etowah Common Stock;

     (c) the absence of any action by any court or governmental authority of competent jurisdiction restricting, prohibiting, or making illegal the consummation of the Merger and the other transactions contemplated by the Agreement;

     (d) the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code, with the effects described under "-- Federal Income Tax Consequences of the Merger," including, among others, that the exchange of Etowah Common Stock for Regions Common Stock will not give rise to recognition of gain or loss to Etowah Bank stockholders, except to the extent of any cash received; and

     (e) filing with the NASD of notification for listing of additional shares on the Nasdaq NMS for the shares of Regions Common Stock to be issued in the Merger.

     Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement which are customary in transactions of this nature, including, among others: (i) the delivery by Regions and Etowah Bank of opinions of their respective counsel and certificates executed by their respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the Agreement; (ii) as of the Effective Time, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party; and (iii) the absence of any action on behalf of Etowah Bank that would preclude Regions from accounting for the Merger as a pooling of interests.

REGULATORY APPROVALS

     The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that pending regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies. Each of the Federal Reserve and the Georgia Department has issued its approval of the Merger, and the FDIC has yet to issue its approval.

     Regions and Etowah Bank are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

     The Merger requires the prior approval of the Federal Reserve, pursuant to
Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, which may be shortened by the Federal Reserve to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

     The Merger also is subject to the approval of the FDIC and the Georgia Department. In their evaluations, the FDIC and the Georgia Department may take into account considerations similar to those applied by the Federal Reserve.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

     Prior to the Effective Time, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefited by the provision or (ii) amended by a written agreement between Regions and Etowah Bank approved by their respective Boards of Directors; provided, however, that after approval by the Etowah Bank stockholders, no amendment that pursuant to the Georgia Act requires further approval of the Etowah Bank stockholders, including decreasing the consideration to be received by Etowah Bank stockholders, may be made without the further approval of such stockholders.

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, either before or after approval by Etowah Bank stockholders, under certain circumstances, including:

     (a) by the Board of Directors of either party upon final denial of any required consent of any regulatory authority, if such denial is nonappealable or was not appealed within the time limit for appeal;

     (b) by the Board of Directors of either party, if the holders of the requisite number of shares of Etowah Common Stock shall not have approved the Agreement;

     (c) by mutual consent of the Boards of Directors of Regions and Etowah
Bank;

     (d) by the Board of Directors of either party (provided the terminating party is not in material breach of any representation, warranty, covenant, or agreement), in the event of any inaccuracy in any representation or warranty by the other party which meets certain standards specified in the Agreement and cannot be or has not been cured within 30 days after the giving of written notice to the breaching party;

     (e) by the Board of Directors of either party (provided the terminating party is not in material breach of any representation, warranty, covenant, or agreement), in the event of a breach by the other party of any covenant or agreement included in the Agreement that cannot be cured within 30 days after giving notice to the breaching party; and

     (f) by the Board of Directors of either party if the Merger shall not have been consummated by September 30, 1998, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement.

     If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

     Each of Etowah Bank and Regions generally has agreed to operate its business only in the usual, regular, and ordinary course, to preserve intact its business organizations and assets and maintain its rights and franchises, and to take no action which would materially adversely affect the ability of either party to obtain any consents required for the Merger or to perform its covenants and agreements under the Agreement and to consummate the Merger. The foregoing shall not prevent Regions or any subsidiary of Regions from discontinuing or disposing of any of its assets or business, or from acquiring or agreeing to acquire any other entity or any assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its subsidiaries. In addition, the Agreement includes certain other restrictions applicable to the conduct of the business of either Etowah Bank or Regions prior to consummation of the Merger, as described below.

     Etowah Bank. Etowah Bank has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior written consent of Regions. Generally, Etowah Bank has agreed that, except as specifically contemplated by the Agreement or previously disclosed to Regions, it will not:

     (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of Etowah Bank or its subsidiaries;

     (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 (for Etowah Bank and its subsidiaries on a consolidated basis) except in the ordinary course of the business of Etowah Bank and its subsidiaries consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock held by Etowah Bank or its subsidiaries of any lien or permit any such lien to exist;

     (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Etowah Bank or its subsidiaries, or declare or pay any dividend or make any other distribution in respect of Etowah Common Stock; provided that Etowah Bank may (to the extent legally able to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the Etowah Common Stock at a rate not in excess of its most recent past practices as disclosed to Regions, provided that any dividend declared or payable on the shares of Etowah Common Stock for the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by Regions and Etowah Bank, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of Regions Common Stock is before the Effective Time;

     (d) issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Etowah Common Stock or any other capital stock of Etowah Bank or its subsidiaries, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock;

     (e) adjust, split, combine, or reclassify any capital stock of Etowah Bank or its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Etowah Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of Etowah Bank's subsidiaries or any assets having in the aggregate a book value in excess of $25,000, other than in the ordinary course of business for reasonable and adequate consideration;

     (f) acquire direct or indirect control over, or invest in equity securities of, any entity, other than in connection with foreclosures in the ordinary course of business, or acquisitions of control by Etowah Bank in its fiduciary capacity;

     (g) grant any increase in compensation or benefits to the employees or officers of Etowah Bank or its subsidiaries except as previously disclosed to Regions or as required by law; pay any bonus except pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement and previously disclosed to Regions; enter into or amend any severance agreements with officers of Etowah Bank or its subsidiaries except as previously disclosed to Regions; grant any increase in fees or other increases in compensation or other benefits to directors of Etowah Bank or its subsidiaries;

     (h) voluntarily accelerate the vesting of any stock-based compensation or employee benefits;

     (i) enter into or amend any employment contract between Etowah Bank or its subsidiaries and any person (unless such amendment is required by law) that Etowah Bank or its subsidiaries does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time;

     (j) except as previously disclosed to Regions, adopt any new employee benefit plan or program of Etowah Bank or its subsidiaries or make any material change in or to any existing employee benefit plans or programs of Etowah Bank or its subsidiaries other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

     (k) make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or generally accepted accounting principles ("GAAP");

     (l) with certain exceptions, commence or settle any litigation for money damages or imposing any material restrictions on the operations of Etowah Bank; or

     (m) except in the ordinary course of business, enter into or terminate any material contract or make any change in any material lease or contract.

     In addition, Etowah Bank has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. Etowah Bank also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors.

In addition, Etowah Bank has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

     Regions. Regions has generally agreed that Regions and each of its subsidiaries will continue to conduct its business in a manner designed in its reasonable judgment to enhance the long-term value of Regions Common Stock and the business prospect of Regions. The Agreement prohibits Regions from amending its certificate of incorporation or bylaws in any manner which is adverse to, and discriminates against, the holders of Etowah Common Stock.

MANAGEMENT FOLLOWING THE MERGER

     Upon consummation of the Merger, the present officers and directors of Regions will retain their respective positions with Regions. Information pertaining to the directors and executive officers of Regions, executive compensation, certain relationships and related transactions, and other related matters is included in Regions' Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference. See "Documents Incorporated by Reference."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The Agreement generally provides that Regions will indemnify each person entitled to indemnification from Etowah Bank or any of its subsidiaries to the full extent permitted by Georgia Law and by Etowah Bank's Articles of Incorporation or Bylaws six years from the Effective Time with respect to matters occurring at or prior to the Effective Time.

     The Agreement also provides that, after the Effective Time, Regions will provide generally to officers and employees of Etowah Bank and its subsidiaries who, at or after the Effective Time, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with Etowah Bank or its subsidiaries prior to the Effective Time will be treated as service with Regions or its subsidiaries. The Agreement further provides that Regions will cause Etowah Bank to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between Etowah Bank or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Time under Etowah Bank's benefit plans.

     Regions has agreed to pay Pierce T. Neese, Chairman and President of Etowah Bank, a retention bonus of $500,000 for agreeing to continue to perform his services for the new entity for one year after the Merger is completed. Further, if he provides consulting services for a five year period commencing on the first anniversary date of the merger, Regions will supplement his existing retirement program such that he will receive annual retirement benefits at a rate of $350,000 for life beginning one year after the date of the closing of the Merger. Regions will also provide him with the appropriate office space during the term of his engagement with Regions.

     As of the Record Date, directors and executive officers of Etowah Bank owned no shares of Regions Common Stock.

DISSENTING STOCKHOLDERS

     By virtue of the provisions of the Financial Institutions Code of Georgia applicable to Georgia state banks and trust companies, the rights of stockholders who desire to dissent from the Merger are governed by the provisions of Chapter 2, Article 13 of the Georgia Act. Pursuant to such provisions, if the Merger is consummated, any holder of record of Etowah Common Stock who (i) gives to Etowah Bank, prior to the vote at the Special Meeting with respect to the approval of the Agreement, written notice of such holder's intent to demand payment for such holder's shares, and (ii) does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the Effective Time. The term "fair value" means the value of shares of Etowah Common Stock immediately prior to the effectuation of the Merger, exclusive of any appreciation or depreciation in anticipation of the Merger, as defined in
Article 13 of the Georgia Act. The fair value of Etowah Common Stock may be more or less than the consideration that a holder of such stock would be entitled to receive in the Merger. The following is a summary of the procedures to be followed by record holders of Etowah Common Stock who wish to dissent from the Merger. A copy of the pertinent provisions of Chapter 2, Article 13 of the Georgia Act is reproduced as Appendix D to this Proxy Statement/Prospectus.

     A stockholder of record may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial stockholder and such holder notifies Etowah Bank in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different stockholders. Stockholders who hold their shares of Etowah Common Stock in brokerage accounts or other nominee forms and who wish to exercise dissenters' rights should consult with their brokers to determine the appropriate procedures for the making of demand for appraisal by such nominee.

     The written objection requirement referred to above will not be satisfied under the Georgia statutory provisions by merely voting against approval of the Agreement by proxy or in person at the Special Meeting. Any holder of Etowah Common Stock who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the transaction and will not be entitled to assert dissenters' rights of appraisal. In addition to not voting in favor of the Agreement, a stockholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the Merger is effected, as hereinabove provided.

     Any written objection to the Agreement satisfying the requirements discussed above should be addressed as follows: Etowah Bank, 140 W. Main Street, Canton, Georgia 30114, Attention: Corporate Secretary.

     If the Merger is authorized at the Special Meeting, Etowah Bank must deliver a written dissenters' notice (the "Dissenters' Notice") to all holders of Etowah Common Stock who have satisfied the foregoing requirements. The Dissenters' Notice must be sent within ten days after the Effective Time and must (i) state where the demand for payment must be sent and where and when certificates for shares of Etowah Common Stock must be deposited, (ii) inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received, (iii) set a date by which Etowah Bank must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered), and
(iv) be accompanied by a copy of Article 13 of the Georgia Act.

     A stockholder of record who receives the Dissenters' Notice must demand payment and deposit such holder's certificates in accordance with the Dissenters' Notice. Such stockholder will retain all other rights of a stockholder until those rights are canceled or modified by the consummation of the Merger. A record stockholder who does not demand payment or deposit such holder's shares certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for such holder's shares under Article 13.

     Except as described below, Etowah Bank must, within ten days of the later of the Effective Time or receipt of a payment demand, offer to pay to each dissenting stockholder who complied with the payment demand and deposit requirements described above the amount Etowah Bank estimates to be the fair value of such holder's shares, plus accrued interest from the Effective Time. Such offer of payment must be accompanied by (i) certain recent Etowah Bank financial statements, (ii) Etowah Bank's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand payment under Section 14-2-1327 of the Georgia Act, and (v) a copy of the Article 13 of the Georgia Act. If the stockholder accepts Etowah Bank's offer by written notice to Etowah Bank within 30 days after Etowah Bank's offer, payment must be made within 60 days after the later of the making of the offer or the Effective Time.

     If the Merger is not effected within 60 days after the date set for demanding payment and depositing share certificates, Etowah Bank must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after such return and release, the Merger is effected, Etowah Bank must send a new Dissenter's Notice and repeat the payment demand procedure described above.

     Section 14-2-1327 of the Georgia Act provides that a dissenting stockholder may notify Etowah Bank in writing of such holder's own estimate of the fair value or such holder's shares and the interest due, and may demand payment of such holder's estimate, if (i) such holder believes that the amount offered by Etowah Bank is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, or (ii) Etowah Bank, having failed to effect the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. A dissenting stockholder waives such holder's right to demand payment under Section 14-2-1327 unless such holder notifies Etowah Bank of such holder's demand in writing within 30 days after Etowah Bank makes or offers payment for such holder's shares. If Etowah Bank does not offer payment within ten days of the later of the Effective Time or receipt of a payment demand, then (i) the stockholder may demand the financial statements and other information required to accompany Etowah Bank's payment offer, and Etowah Bank must provide such information within ten days after receipt of the written demand, and (ii) the stockholder may notify Etowah Bank of such holder's own estimate of the fair value of such holder's shares and the amount of interest due, and may demand payment of that estimate.

     If a demand for payment under Section 14-2-1327 remains unsettled, Etowah Bank must commence a nonjury equity valuation proceeding in the Superior Court of Cherokee County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If Etowah Bank does not commence the proceeding within those 60 days, it is required to pay each dissenting stockholder whose demand remains unsettled, the amount demanded. Etowah Bank is required to make all dissenting stockholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting stockholder. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting stockholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

     The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Etowah Bank, except that the court may assess the costs against all or some of the dissenting stockholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Etowah Bank if the court finds Etowah Bank did not substantially comply with the requirements of specified provisions of Article 13 of the Georgia Act, or against either Etowah Bank or a dissenting stockholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the Georgia Act.

     If the court finds that the services of attorneys for any dissenting stockholder were of substantial benefit to other dissenting stockholders similarly situated, and that the fees for those services should not be assessed against Etowah Bank, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting stockholders who were benefited. No action by any dissenting stockholder to enforce dissenters' rights may be brought more than three years after the Effective Time, regardless of whether notice of the Merger and of the right to dissent was given by Etowah Bank or Etowah Bank in compliance with the Dissenters' Notice and payment offer requirements.

     The foregoing is a summary of the material rights of a dissenting stockholder of Etowah Bank, but is qualified in its entirety by reference to
Article 13 of the Georgia Act, included in Appendix D to this Prospectus/Proxy Statement. Any Etowah Bank stockholder who intends to dissent from approval of the Agreement should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to Etowah Bank stockholders, except as indicated above or otherwise required by law.

     Any dissenting Etowah Bank stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "--Federal Income Tax Consequences of the Merger."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THE FOLLOWING IS A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF ETOWAH COMMON STOCK. THIS DISCUSSION MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS ETOWAH BANK STOCKHOLDERS, IF ANY, WHO HOLD ETOWAH COMMON STOCK OTHER THAN AS A CAPITAL ASSET, WHO RECEIVED ETOWAH COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, WHO HOLD ETOWAH COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION," OR WHO ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS, AND DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION. THIS DISCUSSION IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT AND ON PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION, ADMINISTRATIVE ACTION, OR JUDICIAL DECISION. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ON ANY MATTER RELATING TO THE TAX CONSEQUENCES OF THE MERGER.

     Consummation of the Merger is conditioned upon receipt by Regions and Etowah Bank of an opinion from Alston & Bird LLP, special counsel to Regions, concerning the material federal income tax consequences of the Merger. Based upon the assumption that the Merger is consummated in accordance with the Agreement and upon factual statements and factual representations made by Regions and Etowah Bank, it is such firm's opinion that:

     (a) The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and Etowah Bank and Regions will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     (b) No gain or loss will be recognized by holders of Etowah Common Stock upon the exchange in the Merger of all of their Etowah Common Stock solely for shares of Regions Common Stock (except with respect to any cash received in lieu of fractional share interests in Regions Common Stock).

     (c) The aggregate tax basis of the Regions Common Stock received by the Etowah Bank stockholders in the Merger will, in each instance, be the same as the aggregate tax basis of the Etowah Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

     (d) The holding period of the Regions Common Stock received by the Etowah Bank stockholders in the Merger will, in each instance, include the holding period of the Etowah Common Stock surrendered in exchange therefor, provided that such Etowah Common Stock is held as a capital asset at the Effective Time.

     (e) The payment of cash to Etowah Bank stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Code.

     (f) Where solely cash is received by a Etowah Bank stockholder in exchange for Etowah Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's Etowah Common Stock, subject to the provisions and limitations of Section 302 of the Code.

     THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE MERGER. ETOWAH BANK STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX REPORTING REQUIREMENTS AND TAX CONSEQUENCES UNDER STATE, LOCAL, AND FOREIGN LAW.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a pooling of interests as that term is used pursuant to GAAP, for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, assets, liabilities, and equity of the acquired company are carried forward to the combined entity at their stated amounts.

     In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Etowah Common Stock must be exchanged for Regions Common Stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Time. See "Summary--Comparative Per Share Data" and "--Resales of Regions Common Stock."

EXPENSES AND FEES

     The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and printing costs in connection with this Proxy Statement/Prospectus.

RESALES OF REGIONS COMMON STOCK

     The Regions Common Stock to be issued to Etowah Bank stockholders in the Merger has been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, Etowah Bank (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or in accordance with a legal opinion satisfactory to Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

     Rule 145 promulgated under the Securities Act restricts the sale of Regions Common Stock received in the Merger by affiliates and certain of their family members and related interests. Under the rule, during the one-year period following the Effective Time, affiliates of Etowah Bank may resell publicly the Regions Common Stock received by them in the Merger subject to certain limitations as to the amount of Regions Common Stock sold in any three-month period and as to the manner of sale, and subject to the currency of Regions' periodic reporting obligations under the 1934 Act. After the one-year period and within two years following the Effective Time, affiliates of Etowah Bank who are not affiliates of Regions may effect such resales subject only to the currency of Regions' periodic reporting requirements. After two years, such affiliates of Etowah Bank who are not affiliates of Regions may resell their shares without restriction. Persons who are affiliates of Regions after the Effective Time may publicly resell the Regions Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in SEC Rule 144. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell Regions Common Stock received in the Merger. Affiliates also would be permitted to resell Regions Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement/Prospectus does not cover any resales of Regions Common Stock received by persons who may be deemed to be affiliates of Etowah Bank or Regions.

     Each person who Etowah Bank reasonably believes will be an affiliate of Etowah Bank has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     As a result of the Merger, holders of Etowah Common Stock will be exchanging their shares of a Georgia bank governed by the Georgia Financial Institutions Code and Etowah Bank's Articles of Incorporation, as amended (the "Articles"), and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware GCL and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Significant differences exist between the rights of Etowah Bank stockholders and those of Regions stockholders. The material differences are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that under certain circumstances may have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Georgia Financial Institutions Code and the Delaware GCL as well as to Regions' Certificate and Bylaws and Etowah Bank's Articles and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

     The provisions of Regions' Certificate and Bylaws described below under the headings, "--Authorized Capital Stock," "--Amendment of Certificate or Articles of Incorporation and Bylaws," "--Classified Board of Directors and Absence of Cumulative Voting," "--Removal of Directors," "--Limitations on Director Liability," "--Special Meetings of Stockholders," "--Actions by Stockholders Without a Meeting," "--Stockholder Nominations," and "--Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware GCL described under the heading "--Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

     Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

     The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

     Regions. The Certificate authorizes the issuance of up to 240,000,000 shares of Regions Common Stock, of which 149,797,609 shares were issued as of March 31, 1998, none of which were held as treasury shares, and 5,000,000 shares of preferred stock, none of which are outstanding. At Regions' annual meeting of stockholders scheduled for July 29, 1998, Regions' stockholders will vote on a proposal to approve an increase in the number of authorized shares of Regions Common Stock from 240,000,000 shares to 500,000,000 shares. Regions' Board of Directors may authorize the issuance of additional shares of Regions Common Stock or preferred stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. The Certificate does not provide preemptive rights to Regions stockholders.

     The authority to issue additional shares of Regions capital stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions. Regions has committed not to issue shares of preferred stock for any anti-takeover purpose, including any purpose to make a change in control of Regions more costly or difficult.

     Etowah Bank. Etowah Bank's authorized capital stock consists of 10,000,000 shares of Etowah Common Stock, which is the only class of capital stock authorized and of which 911,000 shares were issued and outstanding as of the Record Date.

     Pursuant to the Financial Institutions Code, stockholders of a bank are entitled to preemptive rights with respect to the purchase of shares issued by the bank in the same proportion of their holdings of shares in such bank, unless the Articles otherwise provide. Etowah Bank's Articles of Incorporation do not deny preemptive rights with respect to the issuance of shares of Etowah Common Stock.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

     Regions. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

     The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

     Etowah Bank. The Georgia Financial Institutions Code provides that a Georgia bank's articles of incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote thereon, except that an amendment changing the location of the bank or converting the bank into a trust company requires the affirmative vote of at least two-thirds of all shares entitled to vote thereon.

     The Georgia Financial Institutions Code provides that the board of directors of a bank has the power to adopt, amend, or repeal bylaws unless such power is reserved exclusively to the stockholders by the articles or the bylaws. The Bylaws provide that the stockholders have the power to adopt, amend, or repeal the Bylaws of Etowah Bank by a vote of a majority of all the stockholders at any regular or special meeting of stockholders.

 CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

     Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

     The effect of Regions' having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the Board.

     Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.

     Etowah Bank. Etowah Bank's Articles do not provide for a classified board of directors and do not provide for cumulative voting rights for voting stock.

REMOVAL OF DIRECTORS

     Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

     Etowah Bank. The Georgia Financial Institutions Code provides that any director or the entire Board of Directors may be removed without cause by the vote of stockholders entitled to cast at least a majority of the votes which all stockholders would be entitled to cast at an annual election of directors.

LIMITATIONS ON DIRECTOR LIABILITY

     Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefited Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

     Etowah Bank. The Georgia Financial Institutions Code generally permits a bank's articles of incorporation to relieve directors of liability for money damages for good faith conduct.

INDEMNIFICATION

     Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

     Etowah Bank. Etowah Bank's Bylaws and Articles makes no express provision for indemnification of directors, officers, employees, and agents.

SPECIAL MEETINGS OF STOCKHOLDERS

     Regions. Regions' Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

     Etowah Bank. Under Etowah's Bylaws, special meetings of Etowah Bank stockholders may be called at any time by a majority of the Board of Directors of Etowah Bank. The Georgia Financial Institutions Code provides that special meetings may be called upon the written request of not less than 25% of the outstanding shares of the bank entitled to vote at such meetings.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

     Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the Board of Directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

     Etowah Bank. Under the Georgia Financial Institutions Code, action requiring stockholder approval may be approved by the written consent of all stockholders entitled to vote with respect to such action.

STOCKHOLDER NOMINATIONS

     Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of

Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

     Etowah Bank. Etowah Bank's Bylaws provide that the stockholders of Etowah may make any recommendation to the Board of Directors as they deem proper.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

     Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the Board of Directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware GCL generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the Delaware GCL, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect Regions' Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions Common Stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions Common Stock outstanding immediately prior to the effective date of the merger.

     Etowah Bank. The Georgia Financial Institutions Code generally requires that any adoption of a plan of merger or consolidation by a Georgia banking corporation be approved by the affirmative vote of a majority of the directors and the holders of at least two-thirds of all outstanding shares entitled to vote thereon.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

     Regions. Section 203 of the Delaware GCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by
Section 203.

     Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or
(iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

     Etowah Bank. There are no provisions of the Georgia Financial Institutions Code which place restrictions on certain business combinations.

DISSENTERS' RIGHTS

     Regions. The rights of dissenting stockholders of Regions are governed by the Delaware GCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights.

     Etowah Bank. The rights of dissenting stockholders under Georgia law are summarized under the caption "Description of the Transaction--Dissenting Stockholders," and the pertinent provisions of the Georgia Act governing dissenters' rights are included as Appendix D to this Proxy
Statement/Prospectus.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

     Regions. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

     Etowah Bank. Under the regulations of the Georgia Department of Banking and Finance, bank stockholders are entitled to review (i) certain reports filed with the Department of Banking and Finance, (ii) each report of condition and report of income since the last stockholders' meeting, (iii) a listing of all stockholders and their addresses, and (iv) a listing of the compensation of each director and the chief executive officer. Such stockholder requests, however, must be made in a writing which sets forth the reasons for such request and must contain a certification from such stockholder that he will not further distribute any of the information so furnished.

DIVIDENDS

     Regions. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Certain Regulatory Considerations--Payment of Dividends."

     Etowah Bank. As a Georgia state bank, Etowah Bank is subject to various statutory and regulatory restrictions on the payment of dividends to its stockholders. In general, Etowah Bank may pay dividends only out of retained earnings, and only if the payment would not cause Etowah Bank to have less than adequate capital under state and federal bank regulatory capital requirements. See "Certain Regulatory Considerations--Payment of Dividends."

                     AMENDMENT TO THE BYLAWS OF ETOWAH BANK

     Article II, Section 5 of Etowah Bank's Bylaws currently provide that the number of shares of Etowah Bank capital stock issued to any one person may not exceed 10% of Etowah Bank's capital stock.

     The Merger cannot be consummated unless the Bylaws are amended to alter or remove this limitation, because as a result of the Merger, Regions would hold all of the capital stock of Etowah Bank. In order to permit consummation of the Merger, Etowah Bank's Board of Directors, subject to approval by the stockholders, has approved the amendment of Etowah Bank's Bylaws to delete
Article II, Section 5 in its entirety. In the event the Merger is not approved by the stockholders but the Bylaw amendment is approved, the amendment to the Bylaws would take effect.

     Approval of the proposed Amendment to the Bylaws will require the affirmative vote of a majority of the outstanding shares of Etowah Common Stock.

     THE BOARD OF DIRECTORS OF ETOWAH BANK RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT TO THE BYLAWS.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

     Regions Common Stock is quoted on the Nasdaq National Market under the symbol "RGBK." Etowah Common Stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions Common Stock as reported on the Nasdaq National Market, the high and low prices for Etowah Common Stock and the cash dividends declared per share of Regions Common Stock and Etowah Common Stock for the indicated periods. The prices indicated for Etowah Bank are based on actual transactions in Etowah Common Stock of which Etowah Bank management is aware; however, for the indicated period there has been only a very limited number of transactions and all such transactions have involved limited numbers of shares in Etowah Common Stock in the indicated periods, and no assurance can be given that the indicated prices represent the actual market value of the

Etowah Common Stock. The amounts indicated for Regions have been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997.

                                                                                            REGIONS
                                                                                PRICE RANGE
                                                                                -----------         CASH DIVIDENDS
                                                                                                      DECLARED
                                                                                HIGH     LOW          PER SHARE
                                                                                ----     ---          ---------
1996
First Quarter ............................................................      $24.00   $20.38         $.175
Second Quarter ...........................................................       24.19    21.13          .175
Third Quarter.............................................................       24.32    21.82          .175
Fourth Quarter............................................................       26.88    24.38          .175

1997
First Quarter.............................................................       30.94    25.69          .20
Second Quarter............................................................       33.25    27.38          .20
Third Quarter.............................................................       39.13    32.06          .20
Fourth Quarter............................................................       44.75    36.56          .20

1998
First Quarter ............................................................       43.50    37.94          .23
Second Quarter............................................................       45.25    38.66          .23
Third Quarter (through
    July 22, 1998) .......................................................       42.69    41.19           --

     On July 22, 1998, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the price of Etowah Common Stock in the last known transaction, were $ 41.38 and $ 48.50, respectively. On January 12, 1998, the last business day prior to public announcement of the proposed Merger, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the last known price of Etowah Common Stock, were $39.13 and $48.50, respectively.

     During 1996, there were trades of Etowah Bank stock known to management ranging in prices from $37.50 to $40.00 per share in blocks of shares ranging from 27 shares to 1,326 shares. During 1997, there were trades of Etowah Bank stock known to management of Etowah Bank ranging in price from $40.00 per share to $50.00 per share in blocks of shares ranging from 275 shares to 5,600 shares. In 1998, there has been one trade of Etowah Bank stock known to management at $53.50 per share in a block of 5,400 shares.

     In each of 1996 and 1997, Etowah Bank paid total dividends of $2.25 per share. In 1998, Etowah Bank began paying quarterly dividends and paid $.65 per share in the first and second quarters of 1998.

     The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

     Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions, particularly Regions Bank in Alabama. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations--Payment of Dividends."

     The holders of Etowah Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Although Etowah Bank currently intends to continue to pay quarterly cash dividends on the Etowah Common Stock, there can be no assurance that Etowah Bank's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

                 ETOWAH MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion provides certain information concerning the financial condition and results of operations of Etowah Bank (Etowah) for the three years ended December 31, 1997, and as of March 31, 1998 and 1997 and for the three month periods then ended. Management's discussion should be read in conjunction with the financial statements and accompanying notes presented elsewhere in this Proxy Statement.

   Year ended December 31, 1997 Compared to Year Ended December 31, 1996 and
     Year ended December 31, 1996 Compared to Year Ended December 31, 1995

OVERVIEW

     Net earnings for 1997 totaled $5,116,000 compared to $4,505,000 for 1996 and $4,500,000 for 1995. The increase in net earnings of $611,000 from 1996 to 1997 was caused primarily by an increase in all categories of interest earning assets and service charges on deposits partially offset by an increase of interest bearing liabilities, salaries and employee benefits expense of $1,460,000 and occupancy expense of $503,000. Net interest income increased by $2,475,000.

     Return on average assets was 1.34% and return on average equity was 18.91% for 1997, compared to 1.41% and 18.66%, respectively, for 1996 and 1.76% and 20.75%, respectively, for 1995.

     Average assets in 1997 increased by $62,900,000 or 19.6%, from 1996 as a result of an increase in customer deposits of $48,400,000 or 20.2% and an increase of $6,100,000 or 34% in other interest bearing liabilities. The increase in deposits was caused by increases in time deposits of $20,446,000, in non-interest bearing demand deposits of $17,773,000, and demand deposits of $5,500,000. The increase in deposits helped to fund the increase in loans of $29,393,000 and investments of $15,487,000 as well as the changes in other asset accounts.

     The net interest margin, the percentage of net interest income to average earning assets, decreased slightly in 1997, from 5.06% to 5.03%. The net interest margin of 5.03% in 1997 is favorable to Etowah but is reflective of the continued decline in interest rates as the spread between rates on deposits and yields on investments and loans continues to decline at Etowah as well as within the entire banking industry. Average earning assets comprised 90.7%, 92.2% and 91.6% of total average assets in 1997, 1996 and 1995, respectively.

RESULTS OF OPERATIONS

     Net Interest Income. Etowah's primary source of revenue is net interest income. Net interest income is the difference between interest earned on interest earning assets and interest paid on interest bearing sources of funds. The level of net interest income is determined primarily by the volume of interest earning assets and the various rate spreads between the interest earning assets and their funding sources.

     Net interest income for 1997 was $17,417,000, compared to $14,942,000 for 1996 and $13,627,000 for 1995. The increase of $2,475,000 from 1996 to 1997 was caused by the increase in average net interest-earning assets. The decrease in the net interest margin was due to the net interest income not increasing proportionately with the increase in average earning assets. Average non-interest bearing deposits as a percent of total deposits remained relatively stable from 1996 to 1997.

     Loans continued to be the largest component of earnings assets as well as the highest yielding asset of the Bank. Average loans for 1997 were $237,325,000 or 68.5% of average earning assets. Average investment securities totaled $90,938,000 and comprised 26.2% of average earning assets. Federal funds sold constitute the remainder of Etowah Bank's earning assets. The net yield on loans declined .5% from 1996 to 1997. The net yield on investment securities also declined 3.5% during that same time. The net yield on total earning assets increased .9% from 1996 to 1997 while there was a .2% decrease in the rate paid on interest bearing liabilities, for a net increase in the net interest spread of 2.3%.

     The following table presents the average balance sheets, net interest income, yields earned and rates paid for each category of assets for the periods indicated by setting forth, information regarding (i) the total dollar amount of interest income of Etowah from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rate; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Information is based on average daily balances during the indicated periods.

AVERAGE BALANCES, NET INTEREST INCOME YIELDS EARNED AND RATES PAID

                                                1997                                   1996                       1995
                                ------------------------------------   ------------------------------------   ------------
                                                             AVERAGE                                AVERAGE
                                  AVERAGE                    YIELD/      AVERAGE                    YIELD/      AVERAGE
                                  BALANCE       INTEREST      COST       BALANCE       INTEREST      COST       BALANCE
                                ------------   -----------   -------   ------------   -----------   -------   ------------
Interest-earning assets:
 Federal funds sold...........  $ 14,800,917   $   891,642     6.02%   $ 16,888,238   $   917,506     5.43%   $  9,851,706
 Loans........................   237,324,833    26,059,174    10.98     192,037,233    21,209,460    11.04     171,346,906
 Investment securities held to
   maturity...................    12,642,973       682,807     5.40      12,737,878       692,175     5.43      17,887,837
 Investment securities
   available for sale.........    78,295,423     5,322,037     6.80      70,947,156     5,005,100     7.05      32,878,287
Other earning assets..........     3,531,285       244,023     6.91       2,410,360       182,650     7.58       2,709,587
                                ------------   -----------             ------------   -----------             ------------
Total interest-earning
 assets.......................   346,595,431    33,199,683     9.58     295,020,865    28,006,891     9.49     234,674,323
Non-interest-earning assets...    36,624,761                             25,308,425                             21,521,340
                                ------------                           ------------                           ------------
       Total assets...........  $383,220,192                           $320,329,290                           $256,195,663
                                ============                           ============                           ============
Interest-bearing liabilities:
 Deposits.....................  $287,569,195    14,346,144     4.99    $239,170,445    12,011,100     5.02    $196,176,457
 Other interest-bearing
   liabilities................    24,032,932     1,436,814     5.98      17,910,757     1,053,652     5.88       5,878,289
                                ------------   -----------             ------------   -----------             ------------
Total interest-bearing
 liabilities..................   311,602,127    15,782,958     5.07     257,081,202    13,064,752     5.08     202,054,746
                                               -----------                            -----------
Noninterest-bearing
 liabilities:
 Deposits.....................    42,205,386                             37,413,576                             30,628,396
 Other noninterest-bearing
   liabilities................     2,359,671                              1,687,955                              1,826,239
                                ------------                           ------------                           ------------
Total liabilities.............   356,167,184                            296,182,733                            234,509,381
Equity........................    27,053,008                             24,146,557                             21,686,282
                                ------------                           ------------                           ------------
       Total liabilities and
         shareholders'
         equity...............  $383,220,192                           $320,329,290                           $256,195,663
                                ============                           ============                           ============
       Net interest-earning
         assets...............  $ 34,993,304                           $ 37,939,663                           $ 32,619,577
                                ============                           ============                           ============
       Net interest income/
         interest rate
         spread...............                 $17,416,725     4.51                   $14,942,139     4.41
                                               ===========                            ===========
       Net interest margin....                                 5.03                                   5.06
Ratio of average
 interest-earning assets to
 average interest-bearing
 liabilities..................                               111.23%                                114.76%

                                        1995
                                ---------------------
                                              AVERAGE
                                              YIELD/
                                 INTEREST      COST
                                -----------   -------
Interest-earning assets:
 Federal funds sold...........  $   621,312     6.31%
 Loans........................   19,358,738    11.30
 Investment securities held to
   maturity...................      754,055     4.22
 Investment securities
   available for sale.........    2,494,504     7.59
Other earning assets..........      207,271     7.65
                                -----------
Total interest-earning
 assets.......................   23,435,880     9.99
Non-interest-earning assets...
       Total assets...........
Interest-bearing liabilities:
 Deposits.....................    9,413,038     4.80
 Other interest-bearing
   liabilities................      396,195     6.74
                                -----------
Total interest-bearing
 liabilities..................    9,809,233     4.85
                                -----------
Noninterest-bearing
 liabilities:
 Deposits.....................
 Other noninterest-bearing
   liabilities................
Total liabilities.............
Equity........................
       Total liabilities and
         shareholders'
         equity...............
       Net interest-earning
         assets...............
       Net interest income/
         interest rate
         spread...............  $13,626,647     5.13
                                ===========
       Net interest margin....                  5.81
Ratio of average
 interest-earning assets to
 average interest-bearing
 liabilities..................                116.14%

---------------

(1) Nonaccrual loans and the interest income which was recorded on these loans (both prior and subsequent to the time the loans were placed on nonaccrual status, if any) are included in the yield calculation for loans in all periods reported.

     Rate/Volume Analysis. The following table provides the components of changes in net interest income in the format of a rate/volume analysis and analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to rate (changes in rate multiplied by the prior period's volume), (ii) changes attributable to volume (changes in volume multiplied by the prior period's rate), (iii) mixed change (changes in rate multiplied by changes in volume), and
(iv) total increase (decrease) (sum of the previous columns).

                                  ETOWAH BANK
                              RATE/VOLUME VARIANCE

                                                                YEARS ENDED DECEMBER 31,
                           ---------------------------------------------------------------------------------------------------
                                             1997/1996                                            1996/1995
                           ----------------------------------------------      -----------------------------------------------
                                       CHANGE ATTRIBUTABLE TO                              CHANGE ATTRIBUTABLE TO
                           ----------------------------------------------      -----------------------------------------------
                                                                 TOTAL                                                TOTAL
                                                     RATE/     INCREASE/                                  RATE/     INCREASE/
                             VOLUME       RATE       VOLUME     DECREASE         VOLUME       RATE       VOLUME      DECREASE
                           ----------   ---------   --------   ----------      ----------   ---------   ---------   ----------
  Interest-earning
    assets:
    Federal funds sold...  $ (113,400)  $  99,881   $(12,345)  $  (25,864)     $  443,769   $ (86,087)  $ (61,488)  $  296,194
    Loans................   5,001,767    (123,038)   (29,016)   4,849,713       2,337,589    (434,411)    (52,456)   1,850,722
    Investment securities
      held to maturity...      (5,157)     (4,242)        32       (9,367)       (217,095)    217,968     (62,754)     (61,881)
    Investment securities
      available for
      sale...............     518,397    (182,552)   (18,908)     316,937       2,888,318    (175,044)   (202,679)   2,510,595
  Other earning assets...      84,941     (16,087)    (7,481)      61,373         (22,889)     (1,946)        215      (24,620)
                           ----------   ---------   --------   ----------      ----------   ---------   ---------   ----------
          Total net
            change in
            income on
            interest-
            earning
            assets.......   5,486,548    (226,038)   (67,718)   5,192,792       5,429,692    (479,520)   (379,162)   4,571,010
                           ----------   ---------   --------   ----------      ----------   ---------   ---------   ----------
  Interest-bearing
    liabilities:
    Deposits.............   2,430,577     (79,455)   (16,079)   2,335,043       2,062,959     438,911      96,192    2,598,062
    Other
      interest-bearing
      liabilities........     360,155      17,146      5,861      383,162         810,985     (50,388)   (103,140)     657,457
                           ----------   ---------   --------   ----------      ----------   ---------   ---------   ----------
          Total net
            change in
            expense on
            interest-
            bearing
           liabilities...   2,790,732     (62,309)   (10,218)   2,718,205       2,873,944     388,523      (6,948)   3,255,519
                           ----------   ---------   --------   ----------      ----------   ---------   ---------   ----------
  Net change in net
    interest income......  $2,695,816   $(163,729)  $(57,500)  $2,474,587      $2,555,748   $(868,043)  $(372,214)  $1,315,491
                           ==========   =========   ========   ==========      ==========   =========   =========   ==========

     Interest Rate Sensitivity. The interest rate sensitivity gap is the difference between the amount of interest bearing assets and interest bearing liabilities maturing in any given time frame. A primary objective of asset/liability management is to maximize net interest margin while not subjecting Etowah to significant interest rate risk in periods of rising or falling interest rates. At December 31, 1997, Etowah's one year repricing gap, defined as repricing assets minus repricing liabilities as a percentage of total assets was (16.01)%, i.e. more of Etowah's liabilities than assets reprice within a one year time frame. Management regularly reviews interest rate exposure to analyze the impact of changes in market interest rates on net interest income.

     The following table sets forth Etowah's interest rate sensitivity at various time intervals as of December 31, 1997.

                                  ETOWAH BANK
                           INTEREST RATE SENSITIVITY

                             WITHIN         THREE TO      MORE THAN       MORE THAN         OVER
                              THREE          TWELVE      ONE YEAR TO    THREE YEARS TO      FIVE
                             MONTHS          MONTHS      THREE YEARS      FIVE YEARS        YEARS         TOTAL
                          -------------   ------------   ------------   --------------   -----------   ------------
Interest-earning assets:
  Federal funds sold....  $  21,600,000                                                                $ 21,600,000
  Loans.................    129,773,439   $ 18,636,662   $ 54,960,808    $ 29,398,497    $21,263,985    254,033,391
  Investment securities
    held to maturity....        584,953        258,341        699,882       1,104,511      9,989,083     12,636,770
  Investment securities
    available for
    sale................     14,835,000      3,129,579      9,517,450               0     63,772,989     91,255,018
Other earning assets....              0              0              0               0      4,123,350      4,123,350
                          -------------   ------------   ------------    ------------    -----------   ------------
         Total interest-
           earning
           assets.......    166,793,392     22,024,582     65,178,140      30,503,008     99,149,407    383,648,529
                          -------------   ------------   ------------    ------------    -----------   ------------
Interest-bearing
  liabilities:
  Deposits..............    159,334,246     94,912,438     38,839,817      29,813,367              0    322,899,868
  Other interest-bearing
    liabilities.........        940,554      2,821,662     10,786,649       5,324,432      8,439,819     28,313,116
                          -------------   ------------   ------------    ------------    -----------   ------------
         Total interest-
           bearing
          liabilities...    160,274,800     97,734,100     49,626,466      35,137,799      8,439,819    351,212,984
                          -------------   ------------   ------------    ------------    -----------   ------------
Excess (deficiency) of
  interest-earning
  assets over
  interest-bearing
  liabilities...........      6,518,592    (75,709,518)    15,551,674      (4,634,791)    90,709,588
                          -------------   ------------   ------------    ------------    -----------
Cumulative excess
  (deficiency) of
  interest-earning
  assets over
  interest-bearing
  liabilities...........      6,518,592    (69,190,926)   (53,639,252)    (58,274,043)    32,435,545
                          -------------   ------------   ------------    ------------    -----------
Cumulative excess
  (deficiency) of
  interest-earning
  assets over
  interest-bearing
  liabilities as a
  percent of total
  assets................           1.51%        (16.01)%       (12.41)%        (13.49)%         7.51%

     Provision for Loan Losses. The provision for loan losses charged to operating expense is the result of a continuing review and assessment of the loan portfolio, taking into consideration the history of chargeoffs in the loan portfolio by category, the current economic conditions in the lending area, the payment history, the ability to repay and strength of collateral of specific borrowers, and other relevant factors. The 1997 provision is $797,000, compared to $865,000 in 1996 and $470,000 in 1995. Actual chargeoffs, net of recoveries, were $178,000 in 1997, $875,000 in 1996 and $98,000 in 1995. The provision exceeded net chargeoffs in 1997 and 1995, resulting in an increase in the allowance for loan losses. For 1996, the allowance remained relatively stable.

     Non-Interest Income. Non-interest income in 1997 totaled $4,015,000 compared to $3,359,000 in 1996 and $3,004,000 in 1995. The increase from 1996 was caused mostly by increases in service charges of $151,000, increases in miscellaneous income of $137,000 and reduction in securities losses of $302,000. The largest component of non-interest income in 1997 was service charge income, which accounted for 88.2% of total non-interest income.

     Non-Interest Expenses. Non-interest expenses were $13,110,000 in 1997, compared to $10,802,000 in 1996 and $9,535,000 in 1995. Salaries and related benefits increased $1,460,000 from 1996 to 1997 while occupancy expense increased by $503,000 from 1996 to 1997 and other operating expenses increased by $346,000. Salaries increased $824,000 from 1995 to 1996.

     Income Taxes. Etowah's effective tax rate was 32.0% in 1997, 32.1% in 1996 and 32.1% in 1995. The effective rate is less than the highest statutory rate primarily because of tax-free income from municipal investments.

ANALYSIS OF FINANCIAL CONDITION

     Investment Securities. In 1997, average investment securities increased $7,253,000 from 1996. The increase was funded by a larger increase in deposits. At December 31, 1997, Etowah had securities classified as available for sale as well as held to maturity. Held to maturity securities were comprised of state, county, and municipal bonds with a total market value of $13,150,000, representing $516,000 in gross unrealized gains and $3,000 in gross unrealized losses. Available for sale securities were comprised mainly of U.S. government agencies, with a market value of $91,255,000. These securities had gross unrealized gains of $83,000 and gross unrealized losses of $205,000. The investment securities portfolio is used as a source of liquidity and a means of managing interest rates and interest rate sensitivity. In addition, the portfolio serves as a source of collateral on certain deposits.

     Securities Portfolio. The carrying amount of securities at the dates indicated is set forth in the table below:

     Carrying Amount of Securities

                                                             DECEMBER 31,
                                      ----------------------------------------------------------
                                             1997                1996                1995
                                      ------------------   -----------------   -----------------
                                       AMOUNT    PERCENT   AMOUNT    PERCENT   AMOUNT    PERCENT
                                      --------   -------   -------   -------   -------   -------
                                                        (DOLLARS IN THOUSANDS)
HELD TO MATURITY
  State, county and municipals......  $ 12,637     12.2%   $12,649     14.3%   $12,542     17.8%
                                      --------    -----    -------    -----    -------    -----
AVAILABLE FOR SALE
  U S Government agencies...........    91,128     87.7     70,168     79.4     51,207     72.4
  Mortgage-backed securities........         0      0.0      5,474      6.2      6,568      9.3
  State, county and municipals......       127      0.1        127      0.1        452      0.5
                                      --------    -----    -------    -----    -------    -----
                                        91,255     87.8     75,769     85.7     58,227     82.2
                                      --------    -----    -------    -----    -------    -----
          Total.....................  $103,892    100.0%   $88,418    100.0%   $70,769    100.0%
                                      ========    =====    =======    =====    =======    =====

     Investment Securities Maturity Distribution. The amortized cost of securities held to maturity and estimated market value of securities available for sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     Maturity Distribution at December 31, 1997

                                        ONE YEAR     ONE TO      FIVE TO      OVER
                                        OR LESS    FIVE YEARS   TEN YEARS   TEN YEARS    TOTAL
                                        --------   ----------   ---------   ---------   --------
                                                         (DOLLARS IN THOUSANDS)
U S Government agencies
  Amount..............................  $14,835     $12,520      $39,019     $24,754    $ 91,128
                                        -------     -------      -------     -------    --------
  Yield...............................     5.53%       6.51%        7.08%       7.14%
State, county and municipals
  Amount..............................      843       1,931        7,875       2,115      12,764
                                        -------     -------      -------     -------    --------
  Yield...............................     6.39%       5.20%        5.42%       5.44%
          Total.......................  $15,678     $14,451      $46,894     $26,869    $103,892
                                        =======     =======      =======     =======    ========

     Loans. Net loans outstanding at December 31, 1997 totaled $238,149,000 compared to $207,572,000 in 1996, an increase of $30,577,000 or 14.7%. Total average loans in 1997 were $237,325,000, an increase of $45,300,000 from the average for 1996.

     The following table sets forth the composition of Etowah's loan portfolio by type of loan at the dates indicated:

       Loan Portfolio Composition

                                                       DECEMBER 31,
                           ---------------------------------------------------------------------
                                   1997                    1996                    1995
                           ---------------------   ---------------------   ---------------------
                                           % OF                    % OF                    % OF
                             BALANCE      TOTAL      BALANCE      TOTAL      BALANCE      TOTAL
                           ------------   ------   ------------   ------   ------------   ------
Types of loans:
  Commercial and
     industrial.........   $125,718,763    52.79%  $ 91,351,065    44.01%  $ 58,479,615    35.30%
  Real estate --
     construction.......     53,402,329    22.42     54,055,358    26.04     50,027,294    30.20
  Real
    estate -- mortgage..     38,707,986    16.25     31,102,541    14.98     38,940,892    23.51
  Consumer and other....     23,125,772     9.71     33,375,115    16.08     20,814,893    12.56
                           ------------   ------   ------------   ------   ------------   ------
          Total loans...    240,954,850   101.18    209,884,079   101.11    168,262,694   101.57
Less
  Unearned interest.....        (60,866)   (0.03)      (186,455)   (0.09)      (459,949)   (0.28)
  Allowance for loan
     losses.............     (2,744,868)   (1.15)    (2,125,962)   (1.02)    (2,135,506)   (1.29)
                           ------------   ------   ------------   ------   ------------   ------
          Total loans,
            net.........   $238,149,116   100.00%  $207,571,662   100.00%  $165,667,239   100.00%
                           ============   ======   ============   ======   ============   ======

                                                    DECEMBER 31, 1994       DECEMBER 31, 1993
                                                  ---------------------   ---------------------
                                                                  % OF                    % OF
                                                    BALANCE      TOTAL      BALANCE      TOTAL
                                                  ------------   ------   ------------   ------
Types of loans:
  Commercial and industrial....................   $ 49,833,426    31.81%  $ 47,615,489    34.14%
  Real estate -- construction..................     46,719,521    29.82     29,573,221    21.20
  Real estate -- mortgage......................     41,105,808    26.24     44,753,822    32.09
  Consumer and other...........................     21,245,698    13.56     19,438,801    13.94
                                                  ------------   ------   ------------   ------
          Total loans..........................    158,904,453   101.44    141,381,333   101.37
                                                  ------------   ------   ------------   ------
Less
  Unearned interest............................       (490,557)   (0.31)      (492,791)   (0.35)
  Allowance for loan losses....................     (1,763,647)   (1.13)    (1,413,000)   (1.01)
                                                  ------------   ------   ------------   ------
          Total loans, net.....................   $156,650,249   100.00%  $139,475,542   100.00%
                                                  ============   ======   ============   ======

     Commercial loans is the largest category of loans, comprising 52.8% and 44.0% of net loans at December 31, 1997 and 1996, respectively.

     At December 31, 1997 and 1996, fixed rate loans totaled $141,910,000 and $99,669,000, respectively, and variable rate loans totaled $98,984,000 and $110,194,000, respectively.

     Non-Performing Assets. Nonaccrual loans, foreclosed assets and troubled debt restructurings are included in non-performing assets. Non-performing assets decreased $1,995,000 during 1997 to $2,813,000 at December 31, 1997.

     Nonaccrual loans are loans on which the accrual of interest income has been discontinued and previously accrued interest has been reversed because the borrower's financial condition has deteriorated to the extent that the collection of principal and interest is doubtful. Until the loan is returned to performing status, generally as the result of the full payment of all past due principal and interest, interest income is recorded on the cash basis.

     The following table sets forth information with respect to non-performing assets identified by Etowah, including nonaccrual loans, other real estate owned and troubled debt restructurings at the dates indicated:

  Nonperforming Assets:

                                                        DECEMBER 31,
                                ------------------------------------------------------------
                                   1997         1996        1995        1994         1993
                                ----------   ----------   --------   ----------   ----------
Nonaccrual loans..............  $  339,000   $1,999,000   $      0   $        0   $  680,000
Accruing loans past due 90
  days or more................   1,919,000    2,485,000    536,000      267,000      883,000
Other real estate owned.......     555,000      324,000    396,000      871,000      464,000
                                ----------   ----------   --------   ----------   ----------
          Total nonperforming
            assets............  $2,813,000   $4,808,000   $932,000   $1,138,000   $2,027,000
                                ==========   ==========   ========   ==========   ==========
Nonperforming assets to net
  loans.......................        1.18%        2.32%       .56%         .73%        1.45%
Allowance for loan losses to
  total loans at end of
  period......................        1.14         1.01       1.26         1.10          .99
Allowance for loan losses to
  nonperforming assets........       97.58        44.20     229.08       154.97        69.71

     Allowance for Loan Losses. Inherent in Etowah's lending activities is the risk that loan losses will be experienced and that the risk of loss will vary with the type of loan being made and the creditworthiness of the borrower over the term of the loan. To reflect the currently perceived risk of loss associated with Etowah's loan portfolio, provisions are made to the allowance for loan losses. The allowance is created by direct charges against income and is available for loan losses. The amount of the allowance for loan losses and the provisions for loan losses are evaluated quarterly, based on management's estimate of risk in the overall loan portfolio and the estimated exposure on individual loans. In evaluating the adequacy of the allowance and the amount of the provision, consideration is given to such factors as: management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations by regulatory agencies and an internal asset review process; expectations of future national and local economic conditions and their impact on particular industries and the individual borrowers; the market value of collateral and strength of available guaranties; concentrations of credit; and other judgmental factors. Etowah maintains an allowance for loan losses which it believes is adequate to absorb reasonably foreseeable losses in the loan portfolio.

     The allowance for loan losses increased $619,000 from December 31, 1996 to 1997, to $2,745,000 and was 1.14% of total loans. The 1996 balance in the allowance for loan losses was $2,126,000 or 1.01% of total loans.

     The following table summarizes the loan loss experience for each of the periods indicated:

     Allowance for Loan Losses

                                                        DECEMBER 31,
                               --------------------------------------------------------------
                                  1997         1996         1995         1994         1993
                               ----------   ----------   ----------   ----------   ----------
Balance at beginning of
  year.......................  $2,125,962   $2,135,506   $1,763,647   $1,413,000   $1,053,489
Provisions charged to
  expense....................     797,000      865,000      470,000      657,000      360,000
Chargeoffs:
  Real estate................           0            0            0      211,000       36,000
  Commercial.................      77,000      813,000       16,000       91,000        5,000
  Consumer and other.........     134,000       96,000       92,000       95,000       24,000
                               ----------   ----------   ----------   ----------   ----------
          Total charge
            offs.............     211,000      909,000      108,000      397,000       65,000
                               ----------   ----------   ----------   ----------   ----------
Recoveries:
  Real estate................           0            0            0            0       41,000
  Commercial.................       9,000        7,000        3,000       66,000       19,000
  Consumer and other.........      23,906       27,456        6,859       24,647        4,511
                               ----------   ----------   ----------   ----------   ----------
          Total recoveries...      32,906       34,456        9,859       90,647       64,511
                               ----------   ----------   ----------   ----------   ----------
Net loan charge offs.........     178,094      874,544       98,141      306,353          489
                               ----------   ----------   ----------   ----------   ----------
          Balance at end of
            period...........  $2,744,868   $2,125,962   $2,135,506   $1,763,647   $1,413,000
                               ==========   ==========   ==========   ==========   ==========
Allowance for loan losses to
  total loans at end of
  period.....................        1.15%        1.01%        1.23%        1.10%        0.99%
Allowance for loan losses to
  total nonperforming
  assets.....................       97.58        44.20       229.08       154.97        69.71
Net charge offs to average
  loans......................         .08          .46          .06          .21          .00
Recoveries as a percentage of
  charge offs................       15.60         3.79         9.13        22.83        99.25

     Deposits. Total deposits at December 31, 1997 were $370,502,000, an increase of $43,980,000 from the December 31, 1996 total of $326,522,000. Average deposits in 1997 increased $48,399,000 from 1996. As noted earlier, an increase occurred in the average balance of time deposits, non-interest bearing demand deposits and interest bearing demand deposits.

     Time deposits of $100,000 or more were $29,176,000 at December 31, 1997, which comprised 7.88% of total deposits. These deposits consist primarily of deposits from local customers with which Etowah has other banking relationships. Etowah had no brokered deposits at December 31, 1997.

     Deposit Average Balances and Rates. The following table indicates the average daily amount of deposits and rates paid on such deposits for the periods indicated:

                                                        DECEMBER 31,
                            ---------------------------------------------------------------------
                                    1997                    1996                    1995
                            ---------------------   ---------------------   ---------------------
                              AMOUNT      PERCENT     AMOUNT      PERCENT     AMOUNT      PERCENT
                            -----------   -------   -----------   -------   -----------   -------
Non-interest bearing
  demand..................  $42,205,386    0.00%    $37,413,576    0.00%    $30,628,396    0.00%
Interest bearing demand...   68,699,915    3.07      57,979,633    3.14      53,902,973    3.14
Savings...................   18,114,550    2.96      16,494,608    3.07      16,494,608    2.95
Time deposits.............  200,754,730    5.83     164,696,204    5.88     125,778,876    5.75

     Maturities of Time Deposits of $100,000 or More. The maturities of time deposits of $100,000 or more are summarized in the table below:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Three months or less........................................   $14,769      $10,795
Over three months through twelve months.....................    25,988       23,119
Over one year through three years...........................     6,525       10,621
Over three years............................................     7,029            0
                                                               -------      -------
          Total.............................................   $54,311      $44,535
                                                               =======      =======

     Liquidity. Liquidity involves Etowah's ability to raise funds to support asset growth or to reduce assets, meet deposit withdrawals and other borrowing needs, maintain reserve requirements and otherwise operate the Bank on an ongoing basis.

     As shown in the accompanying 1997 statement of cash flows, cash and cash equivalents increased by $1,916,000 from December 31, 1996 to December 31, 1997. Cash and cash equivalents were generated primarily by sales and maturities of investment securities of $29,942,000, increases in customers' deposits of $43,980,000, and advances from the Federal Home Loan Bank of $6,616,000. Cash and cash equivalents were used for purchases of investment securities of $44,788,000, increases in loans outstanding of $32,882,000, purchases of premises and equipment of $4,580,000, purchase of cash surrender life insurance policies of $5,100,000 and payment of dividends of $2,038,000. Overall, operating activities provided net cash of $9,207,000.

     Capital Resources. Etowah maintains adequate capital for regulatory purposes and has sufficient capital to absorb the risks inherent in the business. Risk-based capital requirements have been established that weight different assets according to the level of risk associated with those types of assets. The table below summarizes Etowah's capital levels at the dates indicated:

                                                               DECEMBER 31,
                                                              ---------------
                                                              1997      1996
                                                              -----     -----
Tier 1 Capital to Average Assets............................   7.10%     7.30%
Tier 1 Capital to Risk Weighted Assets......................   9.20      9.40
Total Capital to Risk Weighted Assets.......................  10.10     10.20

                   Three Months Ended March 31, 1998 Compared
                      to Three Months Ended March 31, 1997

     The following discussion provides certain information concerning the financial condition and results of operations of Etowah as of March 31, 1998 and for the three month period then ended. In the opinion of management, all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of results of operations for such three month period have been made. Management's discussion should be read in conjunction with the financial statements and accompanying notes presented elsewhere in this Proxy Statement.

OVERVIEW

     Net earnings for the three months ended March 31, 1998 totaled $1,598,000 compared to $1,048,000 for the same period in 1997.

     Return on average assets was 1.52% and return on average equity was 21.77% for the three months ended March 31, 1998 compared to 1.12% and 16.47%, respectively, for the comparable period in 1997.

RESULTS OF OPERATIONS

     Net Interest Income. Etowah's primary source of revenue is net interest income. Net interest income is the difference between interest earned on interest earning assets and interest paid on interest bearing sources of funds. The level of net interest income is determined primarily by the volume of interest earning assets and the various rate spreads between the interest earning assets and their funding sources.

     Net interest income for the three month period ended March 31, 1998 totaled $4,929,000, an increase of $697,000 or 16.4% from the $4,237,000 total for the comparable period in 1997. The increase in net interest income was attributable to an increase in total interest income of $1,118,000, which was partially offset by an increase in total interest expense of $426,000.

     Average interest earning assets for the three months ended March 31, 1998 were $363,133,000 and represented 88% of average total assets. An increase in average loans outstanding of $34,639,000, partially offset by decreases in average investment securities of $11,669,000 and federal funds sold of $7,195,000, resulted in a increase in average interest earning assets of $16,538,000 from December 31, 1997.

     As of March 31, 1998, non-interest bearing demand deposits averaged $45,868,000 or 12.96% of deposits compared to $38,522,000 or 12.01% of deposits as of March 31, 1997. The large percentage of non-interest bearing deposits has a positive impact on Etowah's net interest margin.

     Net interest margin, the ratio of net interest income to average earning assets, for the three months ended March 31, 1998 increased to 5.43%, an increase of 47 basis points from December 31, 1997. The increase in net interest margin in 1998 is a result of the higher percentage of assets invested in loans, which is the highest yielding asset held by Etowah.

     Net interest spread, the difference between the yield on earning assets and the rate paid on interest bearing liabilities was 5.02% for the three months ended March 31, 1998, an increase from December 31, 1997 of 51 basis points.

     Interest Rate Sensitivity. The interest rate sensitivity gap is the difference between the amount of interest bearing assets and interest bearing liabilities maturing in any given time frame. A primary objective of asset/liability management is to maximize net interest margin while not subjecting Etowah to significant interest rate risk in periods of rising or falling interest rates. At March 31, 1998 Etowah's one year repricing gap, defined as repricing assets minus repricing liabilities, as a percentage of total assets was (13.17)%, i.e. more of Etowah's liabilities than assets reprice within a one year time frame. Management regularly reviews interest rate exposure to analyze the impact of changes in market interest rates on net interest income.

     Provision for Possible Loan Losses. The provision for possible loan losses charged to operating expense is the result of a continuing review and assessment of the loan portfolio, taking into consideration the impact of economic conditions on the borrower's ability to repay, past collection experience, the risk characteristics of the loan portfolio and such other factors which deserve current recognition. As of March 31, 1998, the provision for possible loan losses totaled $150,000 compared to $225,000 for the same three month period in 1997.

     Non-Interest Income. Non-interest income for the three month period ended March 31, 1998 totaled $679,000 compared to $692,000 for the same period in 1997. The decrease resulted from a decrease in securities gains of $40,000.

     Non-Interest Expenses. For the three month period ended March 31, 1998, total non-interest expenses decreased $73,000 or 2.3% from the same period in 1997. Salaries and employee benefits decreased $11,000, other operating expenses decreased by $85,000 and occupancy increased by $24,000.

     Income Taxes. Etowah's effective tax rate was 33.1% for the three month period ended March 31, 1998 compared to 32.9% for the same period in 1997. The effective tax rate is less than the highest statutory rate primarily because of tax-free income from municipal investments.

ANALYSIS OF FINANCIAL CONDITION

     Investment Securities. Average investment securities for the three months ended March 31, 1998 were $79,269,000 or 21.83% of average earning assets. Total investment securities at March 31, 1998 were $80,000,000 including gross unrealized gains of $68,000 and gross unrealized losses of $140,000. The investment securities portfolio is used to make investments of various maturities in order to improve the overall earning asset yield. It also serves as a source of liquidity and as collateral to secure certain types of deposits. Investment securities are classified as available for sale or held to maturity. The composition of the portfolio, effectively managed, limits Etowah's exposure to changes in interest rates and economic conditions as they occur.

     Loans and Non-Performing Assets. The loan portfolio is the largest component of Etowah's earning assets. For the three months ended March 31, 1998, average loans outstanding were $271,964,000 compared to $223,947,000 for the same period in 1997.

     Total non-performing assets at March 31, 1998 were 1.49% of total loans, which is comparable to non-performing assets at December 31, 1997.

     Nonaccrual loans are loans on which the accrual of interest income has been discontinued and previously accrued interest has been reversed, because the borrower's financial condition has deteriorated to the extent that the collection of principal and interest is doubtful. Until the loan is returned to performing status, generally as the result of the full payment of all past due principal and interest, interest income is recorded on the cash basis.

     Allowance for Loan Losses. At March 31, 1998 the allowance for possible loan losses was $2,851,000 compared to $2,335,000 at March 31, 1997. The allowance as a percent of loans outstanding was 1.12% and 1.10% as of March 31, 1998 and 1997, respectively. For the three month period ending March 31, 1998, charge-offs exceeded recoveries by $44,000.

     Deposits. Total deposits at March 31, 1998 were $347,693,000 which is $22,651,000 or 6.97% higher than at March 31, 1997.

     Time deposits of $100,000 or more were $43,396,000 at March 31, 1998. These deposits consist primarily of deposits from local customers with which Etowah has other banking relationships. Etowah had no brokered deposits at March 31, 1998.

     Liquidity. Liquidity is the ability of Etowah to fund the needs of its borrowers, depositors and creditors. Etowah's management maintains a strategy that provides adequate liquidity and manages interest rate risk. Etowah's liquidity sources, including cash flows from sales, maturities and paydowns of loans and investment securities, federal funds purchased, securities sold under agreements to repurchase and a base of core deposits, are considered adequate to meet liquidity needs for normal operations.

     Capital Resources. Etowah is required to comply with the risk-based capital guidelines adopted by the FDIC. Those guidelines apply weighing factors which vary according to the level of risk associated with each asset category. As of March 31, 1998, Etowah exceeds all minimum capital ratios, with the following ratios:

Tier 1 risk-based capital...................................   9.47%
Total risk-based capital....................................  10.42
Tier 1 leverage.............................................   6.87

                             BUSINESS OF ETOWAH BANK

     Etowah Bank is a commercial bank organized under the laws of the state of Georgia with its principal executive office located in Canton, Georgia. Etowah Bank is a state-chartered commercial bank which provides a range of consumer and commercial banking services through 18 offices in North, Georgia. At March 31, 1998, Etowah Bank had total consolidated assets of approximately $407 million, total consolidated deposits of approximately $348 million, and total consolidated stockholders' equity of approximately $30 million. Etowah Bank's principal executive office is located at 140 W. Main Street, Canton, Georgia, 30114 and its telephone number at such address is (770) 479-8761.

COMPETITION

     Etowah Bank encounters vigorous competition in its market areas for the provision of depository institution financial services from a number of sources, including bank holding companies and commercial banks, savings and loan associations and other thrift institutions, other financial institutions, and financial intermediaries that are domiciled in or operate in Cherokee County and North Georgia, where most of Etowah Bank's customers reside. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. The Bank also competes for interest bearing funds with a number of other financial intermediaries and nontraditional consumer investment alternatives, including brokerage firms, consumer finance companies, commercial finance companies, credit unions, money market funds, and federal, state, and municipal issuers of short term obligations. Many of these competitors have greater financial resources than Etowah Bank. At March 31, 1998, in Cherokee County there were approximately seven commercial banks, three savings banks, and two credit unions competing with Etowah Bank.

LEGAL PROCEEDINGS

     Etowah Bank is not party to any material legal proceedings other than ordinary routine litigation incidental to their business.

MANAGEMENT

     The following table presents information about the directors and executive officers of Etowah Bank. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. Information relating to beneficial ownership of the Etowah Bank is based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the record date. The footnotes to the table indicate how many shares each person has the right to acquire within 60 days of the record date.

                                                         POSITION AND          DIRECTOR OR      NUMBER OF SHARES
                                                         OFFICES HELD           EXECUTIVE      BENEFICIALLY OWNED
                                                       WITH ETOWAH BANK          OFFICER       AT THE RECORD DATE
        NAME                                               AND BANK               SINCE       AND PERCENT OF CLASS

Pierce T. Neese                                     Chairman, President and       1975           68,684   7.5%(1)
                                                    Chief Executive Officer

Harold L. Swindell                                 Executive Vice President,      1987            4,633    *
                                                  Chief Operating Officer and
                                                           Director

Spencer Hoard                                    Senior Vice President, Credit    1986            2,086    *
                                                            Officer

Charles C. Pilcher, Jr                               Senior Vice President        1992              589    *

James S. Smith                                       Senior Vice President        1992            1,050    *

R. Michael Lewis                                     Senior Vice President        1997              494    *

Alex Weatherby                                    Vice Chairman of the Board      1979            4,917    *(2)

Rudolph J. Childre, Sr.                                    Director               1974           22,914   2.5%

Roy A. Doss                                                Director               1989           34,861   3.8%(3)

Donald T. Keeter                                           Director               1994           19,852   2.2%

James L. Spears                                            Director               1993            8,788    *(4)

*      Represents less than one percent.

(1)    Does not include shares held in the company pension plan.
(2)    Includes 861 shares held in his wife's name.
(3)    Includes 14, 409 shares held in his wife's name.
(4)    Includes 2,582 shares held in his wife's name.


TRANSACTIONS WITH MANAGEMENT

     In the ordinary course of business, Etowah Bank has loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The aggregate amount of loans to the aforementioned persons and company(s) in which they have a 10% or more ownership interest as of March 31, 1998, were approximately $4,520,500.

           VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF ETOWAH BANK

     The following table sets forth certain information concerning the beneficial owners of more than 5.0% of Etowah Common Stock, as of the Record Date.


                          NAME AND ADDRESS                AMOUNT AND NATURE        PERCENT OF
TITLE OF CLASS            OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP        CLASS (1)
--------------            -------------------           --------------------       ----------

Common Stock           Pierce T. Neese                           68,684                7.5%
                       P.O. Box 679
                       Canton, Georgia 30114

Common Stock           J. Mack Robinson                          53,118(2)             5.83
                       4370 Peachtree Rd., N.E.
                       Atlanta, Georgia 30321


(1) The information shown above is based upon information furnished by the named persons. Information relating to beneficial ownership is based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Securities Act. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial interest.
(2) Includes 22,068 shares held in the name of Delta Life insurance and 22,068 shares held in the name of Delta First Casualty. Does not include trustee accounts for Mr. Robinson's daughters of 15,972 shares for which he disclaims beneficial ownership.

                               BUSINESS OF REGIONS


GENERAL

     Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 500 banking offices located in Alabama, Florida, Georgia, Louisiana, South Carolina, and Tennessee as of March 31, 1998. At that date, Regions had total consolidated assets of approximately $25.6 billion, total consolidated deposits of approximately $20.3 billion and total consolidated stockholders' equity of approximately $2.1 billion. Regions has banking operations in Alabama, Florida, Georgia, Louisiana, South Carolina, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is
(205) 326-7100.

     Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

     Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents Incorporated by Reference."


ACQUISITION ACTIVITY

     Since December 31, 1997, and as of the date of this Proxy
Statement/Prospectus, Regions has completed the acquisitions of six financial institutions (the "Recently Completed Acquisitions" and has entered into definitive agreements to acquire eight financial institutions in addition to the Merger (the "Other Pending Acquisitions"). Certain aspects of the completed and other pending acquisitions are presented in the following table:

                                                                               CONSIDERATION
                                                                             ------------------
                                                                   APPROXIMATE
                                                            -------------------------
                                                                                                      ACCOUNTING
                      INSTITUTION                           ASSET SIZE(1)    VALUE(1)      TYPE        TREATMENT
                      -----------                           -------------    --------      ----        ---------
                                                                  (In millions)
Recently Completed Acquisitions:
--------------------------------

Greenville Financial Corporation, located in                $     134       $   34        Regions       Pooling
Greenville, South Carolina                                                                Common          of
                                                                                           Stock       Interests

PALFED, Inc., located in Aiken,                                   665          145        Regions       Pooling
South Carolina                                                                            Common          of
                                                                                           Stock       Interests

First United Bancorporation, located in Anderson, South           292           80        Regions       Pooling
Carolina                                                                                  Common          of
                                                                                           Stock       Interests

St. Mary Holding Corporation, located in Franklin,                113           31        Regions       Pooling
Louisiana                                                                                 Common          of
                                                                                           Stock       Interests

Key Florida Bancorp, Inc., located in Bradenton, Florida          212           39        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

First State Corporation, located in Albany, Georgia               540          161        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

Other Pending Acquisitions:

Village Bankshares, inc. located in Tampa, Florida                199           55        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

First Commercial Corporation, located in Little Rock,           6,887        2,587        Regions       Pooling
Arkansas                                                                                  Common          of
                                                                                           Stock       Interests

First Community Banking Services, Inc., located in Peachtree      131           33        Regions       Pooling
City, Georgia                                                                             Common          of
                                                                                           Stock       Interests

Jacobs Bank, located in Scottsboro, Alabama                       190           53        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

VB&T Bancshares Corporation, located in Valdosta, Georgia          75           18        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

Meigs County Bancshares, Inc., located in Decatur, Tennessee      103           19        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

                                                                               CONSIDERATION
                                                                             ------------------
                                                                   APPROXIMATE
                                                            -------------------------
                                                                                                      ACCOUNTING
                      INSTITUTION                           ASSET SIZE(1)    VALUE(1)      TYPE        TREATMENT
                      -----------                           -------------    --------      ----        ---------
                                                                  (In millions)
Other Pending Acquisitions:-- Continued
---------------------------------------

Bullsboro BancShares, Inc., located in Newman, Georgia      $     108       $   35        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

St. James Bancorporation, Inc., located in Lutcher,               152           43        Regions       Pooling
Louisiana                                                                                 Common          of
                                                                                           Stock       Interests

-------
(1) Calculated as of the date of consummation in the case of the completed acquisitions and as of the date of announcement of the transaction in the case of pending acquisitions.

     Consummation of the Other Pending Acquisitions is subject to the approval of certain regulatory agencies, approval of the stockholders of the institutions to be acquired, and, in the case of the First Commercial Acquisition, approval of the stockholders of Regions. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.

     If the Other Pending Acquisitions and the Merger had been consummated on March 31, 1998, as of that date Regions' total consolidated assets would have been increased by approximately $8.5 billion to approximately $34.1 billion; its total consolidated deposits would have increased by approximately $7.3 billion to approximately $27.6 billion; and its total consolidated stockholders' equity would have increased by approximately $666 million to approximately $2.8 billion.

     For additional information concerning the First Commercial Acquisition, see "Recent Developments--First Commercial Corporation Acquisition."


                        CERTAIN REGULATORY CONSIDERATIONS

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and Etowah Bank. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1997. See "Documents Incorporated by Reference."

GENERAL

     Regions is a bank holding company registered with the Federal Reserve under the BHC Act. As such, Regions and its non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

     The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

     The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served.

     The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), permits any bank holding company located in Alabama to acquire a bank located in any other state, and any bank holding company located outside Alabama to acquire any Alabama-based bank, regardless of state law to the contrary, subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states, unless a state "opted out" and prohibited interstate branching altogether. None of the states in which the banking subsidiaries of Regions are located has "opted out." Accordingly, Regions has the ability to and intends to consolidate all of its bank subsidiaries into a single bank with interstate branches, and is engaged in a consolidation program to that end.

     The BHC Act generally prohibits Regions from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

     Each of Etowah Bank and the subsidiary depository institutions of Regions is a member of the FDIC, and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

     The regulatory agencies having supervisory jurisdiction over Etowah Bank and the subsidiary institutions of Regions (the FDIC and the applicable state authority in the case of state-chartered nonmember banks and the OTS in the case of federally chartered thrift institutions) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

     Regions is a legal entity separate and distinct from its banking, thrift, and other subsidiaries. The principal sources of cash flow of Regions, including cash flow to pay dividends to its stockholders, are dividends from its subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Regions, as well as by Regions and Etowah Bank to their stockholders.

     As to the payment of dividends, Etowah Bank and all of Regions' state-chartered banking subsidiaries are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator. Regions' thrift subsidiary is subject to the OTS' capital distributions regulation.

     If, in the opinion of the federal banking regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under current federal law, an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

     At March 31, 1998, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of Regions, without obtaining governmental approvals, could declare aggregate dividends to Regions of approximately $172 million.

     The payment of dividends by Regions and its subsidiary depository institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

     Regions and its subsidiary depository institutions and Etowah Bank are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions and the appropriate federal banking regulator in the case of Etowah Bank and Regions' subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The minimum guideline for the ratio (the "Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 1998, Regions' consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 12.98% and 10.63%, respectively, and Etowah Bank's Total Capital Ratio and its Tier 1 Capital Ratios were 10.62% and 9.47%, respectively.

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimums. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities. Regions' and Etowah Banks Leverage Ratios at March 31, 1998 were 7.62% and 6.87%, respectively.

     Each of Etowah Bank and Regions' subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of March 31, 1998. None of Regions, Etowah Bank, nor any of Regions' subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank or thrift institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

     The Federal Reserve, the OCC, and the FDIC also have recently adopted final regulations requiring regulators to consider interest rate risk (the risk created when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies' methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS also includes an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

PROMPT CORRECTIVE ACTION

     Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators have established five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and must take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, current federal law requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized.

     Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the law.

     At March 31, 1998, Etowah Bank and all of the subsidiary depository institutions of Regions had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

     The FDIC currently uses risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

     In 1996, the FDIC imposed a special one-time assessment of approximately
65.7 basis points (0.657%) on a depository institution's assessable deposits insured by the Savings Association Insurance Fund ("SAIF") held as of March 31, 1995 (or approximately 52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions), and adopted revisions to the assessment rate schedules that would generally eliminate the disparity between assessment rates applicable to the deposits insured by the Bank Insurance Fund ("BIF") and the SAIF. Regions anticipates that the net effect of the decrease in the premium assessment rate on SAIF deposits will result in a reduction in its total deposit insurance premium assessments through 1999 as compared to years prior to 1997, assuming no further changes in announced premium assessment rates. Regions recorded a charge against earnings for the special assessment in 1996 in the pre-tax amounts of approximately $21.0 million.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.


                       DESCRIPTION OF REGIONS COMMON STOCK

     Regions is authorized to issue 240,000,000 shares of Regions Common Stock, of which 149,797,609 shares were issued at March 31, 1998, none of which were held as treasury shares, and 5,000,000 shares of preferred stock, none of which are outstanding. No other class of stock is authorized. At Regions' annual meeting of stockholders scheduled for July 29, 1998, Regions' stockholders will vote on a proposal to approve an increase in the number of authorized shares of Regions Common Stock from 240,000,000 shares to 500,000,000 shares.

     Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At March 31, 1998, under such requirements and guidelines, Regions' subsidiary institutions had $172 million of undivided profits legally available for the payment of dividends. See "Certain Regulatory Considerations--Payment of Dividends."

     For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."


                              STOCKHOLDER PROPOSALS

     Regions expects to hold its next annual meeting of stockholders after the Merger during May 1999. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices within a reasonable time prior to the mailing of Regions' 1999 annual meeting proxy statement, for consideration by Regions for possible inclusion in such proxy statement.


                                     EXPERTS

     The consolidated financial statements of Regions at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which is included in the Annual Report to Stockholders which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1997. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

     The consolidated financial statements of Etowah Bank, included in this Registration Statement, have been audited by Porter Keadle Moore, LLP, independent auditors, for the periods indicated in their report thereon which is included herein. The financial statements audited by Porter Keadle Moore, LLP have been included herein in reliance on their report given on their authority as experts in accounting and auditing.

                                    OPINIONS

     The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville LLP, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville LLP, is a member of the Board of Directors of Regions. As of July 22, 1998, attorneys in the law firm of Lange, Simpson, Robinson & Somerville LLP owned an aggregate of 238,836 shares of Regions Common Stock.

     Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Atlanta, Georgia.

                   INDEX TO ETOWAH BANK FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants..........   F-2
Balance Sheets as of December 31, 1997 and 1996.............   F-3
Statements of Earnings for the Years Ended December 31,
  1997, 1996, and 1995......................................   F-4
Statements of Changes in Stockholders' Equity for the Years
  Ended December 31, 1997, 1996, and 1995...................   F-5
Statements of Cash Flows for the Years Ended December 31,
  1997, 1996, and 1995......................................   F-6
Notes to Financial Statements...............................   F-7
Balance Sheets as of March 31, 1998 and 1997 (Unaudited)....  F-20
Statements of Earnings for the Three Months Ended March 31,
  1998 and 1997 (Unaudited).................................  F-21
Statements of Comprehensive Income for the Three Months
  Ended March 31, 1998 and 1997 (Unaudited).................  F-22
Statements of Cash Flows for the Three Months Ended March
  31, 1998 and 1997 (Unaudited).............................  F-23
Statement of Changes in Stockholders' Equity for the Three
  Months Ended March 31, 1998 and 1997 (Unaudited)..........  F-24
Notes to Unaudited Interim Financial Statements.............  F-25

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Etowah Bank
Canton, Georgia

     We have audited the accompanying balance sheets of Etowah Bank as of December 31, 1997 and 1996, and the related statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Etowah Bank as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Porter Keadle Moore, LLP

Atlanta, Georgia
January 16, 1998, except for note 15 as to which the date is February 26, 1998.

                                  ETOWAH BANK

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                  1997            1996
                                                              ------------    ------------
                                          ASSETS
Cash and due from banks, including reserve requirements of
  $6,122,000 and $4,009,000.................................  $ 24,550,030    $ 21,494,196
Federal funds sold..........................................    21,600,000      22,740,000
                                                              ------------    ------------
          Cash and cash equivalents.........................    46,150,030      44,234,196
Investment securities held to maturity (market value of
  $13,149,809 and $12,978,575)..............................    12,636,770      12,648,645
Investment securities available for sale....................    91,255,018      75,768,383
Mortgage loans held for sale, at lower of aggregate cost or
  market....................................................    13,139,407      14,323,119
Loans, net..................................................   238,149,116     207,571,662
Bank premises and equipment, net............................    14,498,704      11,011,118
Intangible assets, net......................................     1,773,245       1,993,181
Accrued interest receivable.................................     4,206,077       3,576,521
Other assets................................................    10,312,970       3,300,275
                                                              ------------    ------------
                                                              $432,121,337    $374,427,100
                                                              ============    ============

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand....................................................  $ 47,602,395    $ 42,133,650
  Interest-bearing demand...................................    93,222,312      75,448,676
  Savings...................................................    18,207,869      17,915,619
  Time......................................................   182,293,906     157,632,644
  Time, over $100,000.......................................    29,175,781      33,391,766
                                                              ------------    ------------
          Total deposits....................................   370,502,263     326,522,355
Notes payable...............................................    28,313,117      21,697,182
Accrued interest payable....................................       902,440         739,049
Other liabilities...........................................     3,715,673         405,610
                                                              ------------    ------------
          Total liabilities.................................   403,433,493     349,364,196
                                                              ------------    ------------
Commitments
Stockholders' equity:
  Common stock, $10 par value; 10,000,000 shares authorized;
     905,600 and 900,000 shares issued and outstanding,
     respectively...........................................     9,056,000       9,000,000
  Additional paid in capital................................    14,190,400      11,000,000
  Retained earnings.........................................     5,514,573       5,436,192
  Unrealized loss on investment securities available for
     sale, net of tax.......................................       (73,129)       (373,288)
                                                              ------------    ------------
          Total stockholders' equity........................    28,687,844      25,062,904
                                                              ------------    ------------
                                                              $432,121,337    $374,427,100
                                                              ============    ============

                See accompanying notes to financial statements.

                                  ETOWAH BANK

                             STATEMENTS OF EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                             1997          1996          1995
                                                          -----------   -----------   -----------
Interest income:
  Interest and fees on loans............................  $26,059,174   $21,209,460   $19,358,738
  Interest on deposits with other banks.................        9,790         3,853        21,768
  Interest on federal funds sold........................      881,852       913,653       599,544
  Interest on investment securities:
     U.S. Treasury......................................           --           433       606,466
     U.S. Government agency.............................    5,523,197     4,743,566     1,333,330
     Mortgage-backed securities.........................       42,863       414,908       622,531
     State, county and municipal........................      682,807       692,175       754,055
     Marketable equity securities.......................           --        28,843       139,448
                                                          -----------   -----------   -----------
          Total interest income.........................   33,199,683    28,006,891    23,435,880
                                                          -----------   -----------   -----------
Interest expense:
  Demand................................................    2,107,247     1,821,384     1,693,987
  Savings...............................................      535,794       507,182       487,397
  Time..................................................    8,993,497     7,575,374     5,722,741
  Time, over $100,000...................................    2,709,606     2,107,160     1,508,913
  Other.................................................    1,436,814     1,053,652       396,195
                                                          -----------   -----------   -----------
          Total interest expense........................   15,782,958    13,064,752     9,809,233
                                                          -----------   -----------   -----------
          Net interest income...........................   17,416,725    14,942,139    13,626,647
Provision for loan losses...............................      797,000       865,000       470,000
                                                          -----------   -----------   -----------
       Net interest income after provision for loan
          losses........................................   16,619,725    14,077,139    13,156,647
                                                          -----------   -----------   -----------
Other income:
  Service charges -- deposits...........................    2,046,085     1,895,348     1,778,537
  Other service charges and fees........................    1,493,933     1,428,830     1,060,080
  Securities gains (losses).............................       39,818      (262,400)       27,710
  Miscellaneous.........................................      434,732       297,506       138,086
                                                          -----------   -----------   -----------
          Total other income............................    4,014,568     3,359,284     3,004,413
                                                          -----------   -----------   -----------
Other expenses:
  Salaries and employee benefits........................    7,214,153     5,754,122     4,929,738
  Occupancy.............................................    2,536,082     2,033,296     1,829,952
  Other operating.......................................    3,360,077     3,014,359     2,775,133
                                                          -----------   -----------   -----------
          Total other expenses..........................   13,110,312    10,801,777     9,534,823
                                                          -----------   -----------   -----------
       Earnings before income taxes.....................    7,523,981     6,634,646     6,626,237
Income taxes............................................    2,408,000     2,129,300     2,126,000
                                                          -----------   -----------   -----------
          Net earnings..................................  $ 5,115,981     4,505,346     4,500,237
                                                          ===========   ===========   ===========
Net earnings per share..................................  $      5.65   $      5.01   $      5.00
                                                          ===========   ===========   ===========
Weighted average number of shares outstanding...........      904,666       900,000       900,000
                                                          ===========   ===========   ===========

                See accompanying notes to financial statements.

                                  ETOWAH BANK

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                             UNREALIZED
                                                                             GAIN (LOSS)
                                                                            ON INVESTMENT
                                                                             SECURITIES
                                                ADDITIONAL                    AVAILABLE
                                     COMMON       PAID-IN      RETAINED       FOR SALE,
                                     STOCK        CAPITAL      EARNINGS      NET OF TAX        TOTAL
                                   ----------   -----------   -----------   -------------   -----------
Balance, December 31, 1994.......  $6,000,000   $ 6,000,000   $ 8,120,609     $(774,438)    $19,346,171
Net earnings.....................          --            --     4,500,237            --       4,500,237
Change in net unrealized gain
  (loss) on investment securities
  available for sale.............          --            --            --       805,243         805,243
Transfers........................          --     3,000,000    (3,000,000)           --              --
Stock dividend declared..........   3,000,000            --    (3,000,000)           --              --
Cash dividends declared ($1.85
  per share).....................          --            --    (1,665,000)           --      (1,665,000)
                                   ----------   -----------   -----------     ---------     -----------
Balance, December 31, 1995.......   9,000,000     9,000,000     4,955,846        30,805      22,986,651
Net earnings.....................          --            --     4,505,346            --       4,505,346
Change in net unrealized gain
  (loss) on investment securities
  available for sale.............          --            --            --      (404,093)       (404,093)
Transfers........................          --     2,000,000    (2,000,000)           --              --
Cash dividends declared ($2.25
  per share).....................          --            --    (2,025,000)           --      (2,025,000)
                                   ----------   -----------   -----------     ---------     -----------
Balance, December 31, 1996.......   9,000,000    11,000,000     5,436,192      (373,288)     25,062,904
Net earnings.....................          --            --     5,115,981            --       5,115,981
Issuance of 5,600 shares.........      56,000       190,400            --            --         246,400
Change in net unrealized gain
  (loss) on investment securities
  available for sale.............          --            --            --       300,159         300,159
Transfers........................          --     3,000,000    (3,000,000)           --              --
Cash dividends declared ($2.25
  per share).....................          --            --    (2,037,600)           --      (2,037,600)
                                   ----------   -----------   -----------     ---------     -----------
Balance, December 31, 1997.......  $9,056,000   $14,190,400   $ 5,514,573     $ (73,129)    $28,687,844
                                   ==========   ===========   ===========     =========     ===========

                See accompanying notes to financial statements.

                                  ETOWAH BANK

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                  1997           1996           1995
                                                              ------------   ------------   ------------
Cash flows from operating activities:
  Net earnings..............................................  $  5,115,981   $  4,505,346   $  4,500,237
  Adjustments to reconcile net earnings to net cash provided
    (used) by operating activities:
    Depreciation, amortization and accretion................     1,216,621      1,049,854      1,178,938
    Provision for loan losses...............................       797,000        865,000        470,000
    Provision for deferred taxes............................      (208,377)        87,791       (166,000)
    Loss (gain) on sales of investment securities...........       (39,818)       262,400        (27,710)
    Loss (gain) on sales of other real estate...............       (68,468)        (2,074)        15,626
    Writedown of other real estate..........................        46,078         48,985         11,199
    Gain on disposal of bank premises and equipment.........        (6,290)          (706)        (1,657)
    Change in:
      Interest receivable...................................      (633,806)      (744,717)      (394,966)
      Interest payable......................................       163,390         25,541        200,354
      Cash surrender value of life insurance................       (19,638)            --             --
      Other assets..........................................    (1,657,972)    (1,519,951)      (473,607)
      Accrued expenses and other liabilities................     3,318,333         56,833        137,527
      Mortgage loans held for sale..........................     1,183,712     (6,620,904)    (3,899,974)
                                                              ------------   ------------   ------------
        Net cash provided (used) by operating activities....     9,206,746     (1,986,602)     1,549,967
                                                              ------------   ------------   ------------
Cash flows from investing activities:
  Net change in interest-bearing deposits with other
    banks...................................................            --             --        195,000
  Purchases of investment securities held to maturity.......            --       (298,692)      (882,792)
  Purchases of investment securities available for sale.....   (44,787,908)   (29,989,073)   (41,876,313)
  Proceeds from maturities of investment securities held to
    maturity................................................            --        180,000      1,846,991
  Proceeds from maturities of investment securities
    available for sale......................................    24,631,927     10,403,458     24,306,117
  Proceeds from sales of investment securities available for
    sale....................................................     5,309,624      2,741,527      4,196,958
  Net change in loans.......................................   (32,881,575)   (42,744,850)    (9,391,468)
  Proceeds from sales of bank premises and equipment........        13,590         51,664         46,240
  Purchases of bank premises and equipment..................    (4,579,890)    (5,552,239)      (804,796)
  Purchase of cash value life insurance policies............    (5,100,000)            --             --
  Proceeds from sales of other real estate..................     1,388,681             --        352,957
  Improvements to other real estate.........................       (90,004)            --             --
                                                              ------------   ------------   ------------
        Net cash used by investing activities...............   (56,095,555)   (65,208,205)   (22,011,106)
                                                              ------------   ------------   ------------
Cash flows from financing activities:
  Net change in demand and savings deposits.................    23,534,631      3,938,711     12,243,241
  Net change in time deposits...............................    20,445,277     55,118,276     20,045,783
  Net change in notes payable...............................     6,615,935     19,707,818        773,897
  Dividends paid............................................    (2,037,600)    (2,025,000)    (1,665,000)
  Proceeds from issuance of common stock....................       246,400             --             --
                                                              ------------   ------------   ------------
        Net cash provided by financing activities...........    48,804,643     76,739,805     29,850,127
                                                              ------------   ------------   ------------
Net change in cash and cash equivalents.....................     1,915,834      9,544,998      9,388,988
Cash and cash equivalents at beginning of year..............    44,234,196     34,689,198     25,300,210
                                                              ------------   ------------   ------------
Cash and cash equivalents at end of year....................  $ 46,150,030   $ 44,234,196   $ 34,689,198
                                                              ============   ============   ============
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest................................................  $ 15,619,566     13,039,211      9,608,879
    Income taxes............................................     2,371,000      2,363,000      2,264,000
Noncash investing and financing activities:
  Securities transferred, at amortized cost, from held to
    maturity to available for sale..........................            --             --      4,872,417
  Change in unrealized loss on investment securities
    available for sale, net of tax..........................       300,159       (404,093)       805,243
  Transfer of loans to other real estate....................     2,039,326             --        644,273
  Financed sales of other real estate.......................       532,205         24,573        739,795

                See accompanying notes to financial statements.

                                  ETOWAH BANK

                         NOTES TO FINANCIAL STATEMENTS

                                  ETOWAH BANK

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements are presented in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The following is a summary of the more significant policies.

     The Bank commenced business in 1927 upon receipt of its banking charter from the Georgia Department of Banking and Finance (the DBF). The Bank is primarily regulated by the DBF and the Federal Deposit Insurance Corporation and undergoes periodic examinations by these regulatory agencies. The Bank provides a full range of commercial and consumer banking services throughout Cherokee, Cobb, Douglas, Fulton and Paulding Counties in Georgia.

     The accounting principles followed by the Bank, and the methods of applying these principles, conform with generally accepted accounting principles (GAAP) and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets which are based on future taxable income.

  Investment Securities

     The Bank classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those securities for which the Bank has the ability and intent to hold the securities until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 1997 and 1996, the Bank has no trading securities.

     Available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity. The unrealized holding gains or losses included in the separate component of stockholders' equity for securities transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

     A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

  Mortgage Loans Held for Sale

     Mortgage loans held for sale are carried at the lower of aggregate cost or market value. At December 31, 1997 and 1996, the cost of mortgage loans held for sale approximates the market value.

                                  ETOWAH BANK

  Loans and Allowance for Loan Losses

     Loans are stated at the principal amount outstanding, net of unearned interest and the allowance for loan losses. Interest income on loans is primarily calculated by using the simple interest method on daily balances of the principal amount outstanding.

     Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in management's judgement, will be adequate to absorb probable losses on existing loans that may become uncollectible.

     Management's judgement in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgements of information available to them at the time of their examination.

     A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent.

  Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred, whereas significant renewals and improvements are capitalized.

  Intangible Assets

     Intangible assets include deposit assumption premiums from the purchase of certain assets and liabilities of several financial institutions prior to 1993. The deposit assumption premiums are being amortized over fourteen (14) years, the estimated average life of the deposit base acquired, using the straight line method.

  Other Real Estate

     Properties acquired through foreclosure are carried at the lower of cost (defined as fair value at foreclosure) or fair value less estimated costs to dispose. Accounting standards define fair value as the amount that is expected to be received in a current sale between a willing buyer and seller other than in a forced or liquidation sale. Fair values at foreclosure are based on appraisals. Losses arising from the acquisition of

                                  ETOWAH BANK
foreclosed properties are charged against the allowance for loan losses. Subsequent writedowns are provided by a charge to income through the allowance for losses on other real estate in the period in which the need arises.

  Income Taxes

     Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Bank's assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such an asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

  Net Earnings Per Share

     Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share" became effective for the Bank for the year ended December 31, 1997. This new standard specifies the computation, presentation and disclosure requirements for earnings per share and is designed to simplify previous earnings per share standards and to make domestic and international practices more compatible. Earnings per common share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. All earnings per common share amounts have been restated to conform to the provisions of SFAS No. 128. Net earnings per share is calculated as net earnings divided by average number of shares outstanding.

(2) INVESTMENT SECURITIES

     Investment securities at December 31, 1997 and 1996 are as follows:

                                                            DECEMBER 31, 1997
                                           ---------------------------------------------------
                                                           GROSS        GROSS       ESTIMATED
                                            AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                              COST         GAINS        LOSSES        VALUE
                                           -----------   ----------   ----------   -----------
SECURITIES HELD TO MATURITY:
State, county and municipals.............  $12,636,770    $515,916     $ (2,877)   $13,149,809
                                           ===========    ========     ========    ===========

                                                            DECEMBER 31, 1996
                                           ---------------------------------------------------
                                                           GROSS        GROSS       ESTIMATED
                                            AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                              COST         GAINS        LOSSES        VALUE
                                           -----------   ----------   ----------   -----------
State, county and municipals.............  $12,648,645    $372,671     $(42,741)   $12,978,575
                                           ===========    ========     ========    ===========

                                  ETOWAH BANK

                                                           DECEMBER 31, 1997
                                          ---------------------------------------------------
                                                          GROSS        GROSS       ESTIMATED
                                           AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                             COST         GAINS        LOSSES        VALUE
                                          -----------   ----------   ----------   -----------
SECURITIES AVAILABLE FOR SALE
U.S. Government agencies................  $91,256,755    $ 76,504    $(205,008)   $91,128,251
State, county and municipals............      120,144       6,623           --        126,767
                                          -----------    --------    ---------    -----------
                                          $91,376,899    $ 83,127    $(205,008)   $91,255,018
                                          ===========    ========    =========    ===========

                                                           DECEMBER 31, 1996
                                          ---------------------------------------------------
                                                          GROSS        GROSS       ESTIMATED
                                           AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                             COST         GAINS        LOSSES        VALUE
                                          -----------   ----------   ----------   -----------
U.S. Government agencies................  $70,868,325    $ 32,781    $(732,808)   $70,168,298
Mortgage-backed securities..............    5,402,012      80,052       (8,370)     5,473,694
State, county and municipals............      120,193       6,198           --        126,391
                                          -----------    --------    ---------    -----------
                                          $76,390,530    $119,031    $(741,178)   $75,768,383
                                          ===========    ========    =========    ===========

     The amortized cost and fair value of investment securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   SECURITIES HELD          SECURITIES AVAILABLE
                                                     TO MATURITY                  FOR SALE
                                                  DECEMBER 31, 1997           DECEMBER 31, 1997
                                              -------------------------   -------------------------
                                               AMORTIZED     ESTIMATED     AMORTIZED     ESTIMATED
                                                 COST       FAIR VALUE       COST       FAIR VALUE
                                              -----------   -----------   -----------   -----------
U.S. Government agencies:
  Within 1 year.............................  $        --   $        --   $14,886,043   $14,835,000
  1 to 5 years..............................           --            --    12,499,200    12,520,262
  5 to 10 years.............................           --            --    38,979,736    39,018,739
  More than 10 years........................           --            --    24,891,776    24,754,250
                                              -----------   -----------   -----------   -----------
                                              $        --   $        --   $91,256,755   $91,128,251
                                              ===========   ===========   ===========   ===========
State, county and municipals:
  Within 1 year.............................  $   843,294   $   843,897   $        --   $        --
  1 to 5 years..............................    1,804,393     1,837,891       120,144       126,767
  5 to 10 years.............................    7,874,870     8,268,265            --            --
  More than 10 years........................    2,114,213     2,199,756            --            --
                                              -----------   -----------   -----------   -----------
                                              $12,636,770   $13,149,809   $   120,144   $   126,767
                                              ===========   ===========   ===========   ===========
Total securities
  Within 1 year.............................  $   843,294   $   843,897   $14,886,043   $14,835,000
  1 to 5 years..............................    1,804,393     1,837,891    12,619,344    12,647,029
  5 to 10 years.............................    7,874,870     8,268,265    38,979,736    39,018,739
  More than 10 years........................    2,114,213     2,199,756    24,891,776    24,754,250
                                              -----------   -----------   -----------   -----------
                                              $12,636,770   $13,149,809   $91,376,899   $91,255,018
                                              ===========   ===========   ===========   ===========

     Proceeds from sales of securities available for sale during 1997, 1996 and 1995 were $5,309,624, $2,741,527 and $4,196,958, respectively. Gross gains of
$39,818, $3,588 and $27,710, respectively, were realized on those sales. Gross losses of $265,988 were realized on the 1996 sales.

                                  ETOWAH BANK

     Securities with a carrying value of approximately $62,033,000 and $53,317,000 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits or for other purposes.

(3) LOANS

     Major classifications of loans are summarized as follows:

                                                              1997            1996
                                                          ------------    ------------
Commercial and industrial...............................  $125,718,763    $ 91,351,065
Real estate -- construction.............................    53,402,329      54,055,358
Real estate -- mortgage.................................    38,707,986      31,102,541
Consumer and other......................................    23,125,772      33,375,115
                                                          ------------    ------------
          Total loans...................................   240,954,850     209,884,079
Less: Unearned interest.................................        60,866         186,455
      Allowance for loan losses.........................     2,744,868       2,125,962
                                                          ------------    ------------
          Total net loans...............................  $238,149,116    $207,571,662
                                                          ============    ============

     The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located primarily in Cherokee, Cobb, Douglas, Fulton and Paulding Counties in northern Georgia. Although the Bank has a diversified loan portfolio, a substantial portion is collateralized by real estate and is dependent upon the real estate market.

     Changes in the allowance for loan losses are summarized as follows:

                                                    1997          1996          1995
                                                 ----------    ----------    ----------
Balance at beginning of year...................  $2,125,962    $2,135,506    $1,763,647
Provisions charged to operating expenses.......     797,000       865,000       470,000
Loan charge-offs...............................    (211,268)     (909,968)     (108,300)
Recoveries.....................................      33,174        35,424        10,159
                                                 ----------    ----------    ----------
Balance at end of year.........................  $2,744,868    $2,125,962    $2,135,506
                                                 ==========    ==========    ==========

(4) BANK PREMISES AND EQUIPMENT

     Bank premises and equipment at December 31, 1997 and 1996 are summarized as follows:

                                                               1997           1996
                                                            -----------    -----------
Land......................................................  $ 5,792,747    $ 3,765,247
Buildings and improvements................................    7,250,673      6,213,691
Construction in progress..................................      691,325        351,301
Furniture and equipment...................................    6,451,692      5,365,907
                                                            -----------    -----------
                                                             20,186,437     15,696,146
Less accumulated depreciation.............................    5,687,733      4,685,028
                                                            -----------    -----------
                                                            $14,498,704    $11,011,118
                                                            ===========    ===========

     Depreciation expense was approximately $1,085,000, $812,000 and $750,000 in 1997, 1996 and 1995, respectively.

                                  ETOWAH BANK

(5) DEPOSITS

     At December 31, 1997, the scheduled maturities of time deposits are as follows:

1998.......................................................  $142,816,506
1999.......................................................    23,014,921
2000.......................................................    15,824,894
2001.......................................................    12,128,674
2002 and thereafter........................................    17,684,692
                                                             ------------
                                                             $211,469,687
                                                             ============

(6) FEDERAL HOME LOAN BANK TRANSACTIONS

     The Bank entered into agreements with the Federal Home Loan Bank of Atlanta
(FHLB) whereby the FHLB agreed to provide the Bank credit facilities under varying terms. Any amounts advanced by the FHLB are secured under a Blanket Security Lien covered by all of the Bank's 1-4 family first mortgage loans.

     The agreement allows the Bank to borrow up to $35,000,000 at interest rates that vary depending on the borrowing period. This agreement renews annually, expires on December 31, 1998, and is used to fund mortgage loans to the Bank's customers over payment terms longer than those normally extended by the Bank. The Bank has notes payable to the FHLB amounting to $28,313,117 and $21,697,182 at December 31, 1997 and 1996, respectively, most with quarterly level principal payments, plus interest at rates that vary from 5.42% to 7.71% through 2007.

     Maturities of the notes payable for future years are as follows:

1998........................................................  $ 3,762,216
1999........................................................    3,762,216
2000........................................................    3,762,216
2001........................................................    3,848,050
2002........................................................    6,698,884
Thereafter..................................................    6,479,535
                                                              -----------
                                                              $28,313,117
                                                              ===========

(7) COMMITMENTS

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amount of these instruments reflects the extent of involvement the Bank has in particular classes of financial instruments.

     The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of these instruments. The same credit policies are used in making commitments and conditional obligations as for on-balance-sheet instruments.

     In most cases collateral or other security is required to support financial instruments with credit risk.

                                  ETOWAH BANK

                                                                      DECEMBER 31,
                                                                      APPROXIMATE
                                                                    CONTRACT AMOUNT
                                                              ----------------------------
                                                                 1997             1996
                                                              -----------      -----------
Financial instruments whose contract amounts represent
  credit risk:
  Commitments to extend credit..............................  $56,012,000      $38,290,000
  Standby letters of credit and financial guarantees
     written................................................  $    73,000      $   134,500

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation. The type of collateral held varies, but may include unimproved and improved real estate, certificates of deposit, or personal property.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate, equipment and certificates of deposit as collateral supporting those commitments for which collateral is deemed necessary. The amount collateralized was 100% at December 31, 1997 and 1996.

(8) CAPITAL TRANSACTIONS

     During 1997 and 1996 the Bank's Board of Directors authorized transfers of $3,000,000 and $2,000,000, respectively, from retained earnings to additional paid-in capital. This transfer was approved to increase the statutory capital base as defined in the Georgia banking statutes.

     On March 16, 1995, the Board of Directors authorized a 1 1/2-for-1 stock split of the Bank's $10 par value common stock effected in the form of a 50% stock dividend. As a result, 300,000 additional shares were issued and retained earnings was reduced by $3,000,000.

(9) EMPLOYEE AND DIRECTOR BENEFIT PLANS

     The Bank has a defined benefit pension plan covering substantially all its employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. The plan is subject to the Employee Retirement Income Security Act of 1974 (ERISA), and the Bank's 1997 and 1996 contribution exceeded the minimum funding requirements of ERISA.

                                  ETOWAH BANK

     The following table sets forth the pension plan's funded status and amounts recognized in the Bank's financial statements at December 31, 1997 and 1996. Plan assets are stated at fair value and consist of cash, certificates of deposit and common equity trust funds.

                                                                 1997         1996
                                                              ----------   ----------
Accumulated benefit obligation including vested benefits of
  $1,954,533 and $1,673,392.................................  $2,059,873   $1,809,183
                                                              ==========   ==========
Projected benefit obligation for services rendered to
  date......................................................   2,849,113    2,513,532
Plan assets at fair value...................................   3,114,098    2,653,170
                                                              ----------   ----------
Projected benefit obligation less than plan assets..........     264,985      139,638
Unrecognized transition obligation..........................     (55,363)     (61,876)
Prior service cost not yet recognized in net periodic
  pension cost..............................................      (8,580)      (9,264)
Unamortized net gain from past experience different from
  that assumed and effects of changes in assumptions........      98,257      135,359
                                                              ----------   ----------
Prepaid pension cost included in other assets...............  $  299,299   $  203,857
                                                              ==========   ==========

     Net pension cost for the years ended December 31, 1997, 1996 and 1995 is comprised of the following:

                                                         1997       1996        1995
                                                       --------   ---------   ---------
Service cost -- benefits earned......................  $183,438   $ 155,321   $ 134,274
Interest cost on projected benefit obligation........   199,763     176,627     146,123
Actual return on plan assets.........................  (247,003)   (217,120)   (183,542)
Net amortization and deferral of actuarial gains and
  losses.............................................    (7,197)     (7,197)     (7,197)
                                                       --------   ---------   ---------
                                                       $129,001   $ 107,631   $  89,658
                                                       ========   =========   =========

     The following assumptions were used in determining the actuarial present value of the projected benefit obligations at December 31, 1997 and 1996.

Discount rate...............................................  8.00%
Rate of increase in future compensation levels..............  5.50%
Expected long-term rate of return on assets.................  9.00%

     The Bank has a non-qualified executive retirement plan for employees whose contribution by the Bank to the defined benefit plan was limited due to certain ERISA rules. Contributions during 1997, 1996 and 1995 amounted to $68,067, $58,532 and $38,293, respectively.

     The Bank has a 401(k) profit sharing plan covering substantially all employees subject to certain minimum age and service requirements. Contributions to the plan are determined annually by the Board of Directors. The Bank contributed $91,306, $79,489, and $73,286 in 1997, 1996 and 1995, respectively, to the profit sharing plan.

     In March 1997, the Bank initiated a postretirement benefit plan to provide retirement benefits to certain executive officers and the Board of Directors and to provide death benefits for their designated beneficiaries. Under the plan, the Bank purchased split-dollar whole life insurance contracts on the lives of those officers and each Director. Upon the death of the participants, the Bank will be reimbursed for the costs associated with its liability to provide these benefits. At December 31, 1997, the cash surrender value of the insurance contracts was approximately $5,119,000. No net expenses were incurred during 1997.

                                  ETOWAH BANK

(10) INCOME TAXES

     The components of income tax expense for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                                      1997         1996         1995
                                                   ----------   ----------   ----------
Current..........................................  $2,616,377   $2,041,509   $2,292,000
Deferred (reduction).............................    (208,377)      87,791     (166,000)
                                                   ----------   ----------   ----------
                                                   $2,408,000   $2,129,300   $2,126,000
                                                   ==========   ==========   ==========

     The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before taxes are as follows:

                                                      1997         1996         1995
                                                   ----------   ----------   ----------
Pretax income at statutory rates.................  $2,558,120   $2,255,780   $2,252,921
  Add (deduct):
     Tax-exempt interest income..................    (232,120)    (238,851)    (228,024)
     State income taxes, net of federal tax
       effect....................................      71,940       34,394      171,600
     Other.......................................      10,060       77,977      (70,497)
                                                   ----------   ----------   ----------
                                                   $2,408,000   $2,129,300   $2,126,000
                                                   ==========   ==========   ==========

     The following summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred tax asset. The deferred tax asset is included as a component of other liabilities at December 31, 1997 and 1996.

                                                                1997        1996
                                                              ---------   ---------
Deferred income tax assets:
  Allowance for loan losses.................................  $ 919,124   $ 620,205
  Unrealized loss on investment securities available for
     sale...................................................     48,752     248,859
  Other.....................................................     65,168      57,926
                                                              ---------   ---------
          Total gross deferred income tax assets............  1,033,044     926,990
                                                              ---------   ---------
Deferred income tax liabilities:
  Accumulated depreciation..................................    (88,172)    (36,530)
  Accreted discount on acquired loans.......................   (799,430)   (749,257)
  Other.....................................................    (14,563)    (18,594)
                                                              ---------   ---------
          Total gross deferred income tax liabilities.......   (902,165)   (804,381)
                                                              ---------   ---------
          Net deferred income tax asset.....................  $ 130,879   $ 122,609
                                                              ---------   ---------

(11) RELATED PARTY TRANSACTIONS

     In the normal course of business, executive officers and directors of the Bank, including certain business organizations and individuals associated with them, maintain a variety of banking relationships with the Bank. Loans to executive officers and directors are made on terms comparable to those available to other Bank customers. The following table summarizes related party loan activity during 1997:

Beginning balance...........................................  $3,106,000
New loans...................................................     930,000
Repayments..................................................    (506,000)
                                                              ----------
Ending balance..............................................  $3,530,000
                                                              ==========

                                  ETOWAH BANK

(12) OTHER OPERATING EXPENSES

     Components of other operating expenses which are greater than 1% of interest income and other income are as follows:

                                                       1997        1996        1995
                                                     --------    --------    --------
Legal and professional fees........................  $278,019    $400,474    $107,184
Stationery and printing............................   557,043     481,373     372,700
FDIC assessment....................................    39,062      34,016     263,019
Telephone..........................................   307,784     263,043     239,098
Amortization expense -- core deposits..............  $219,936    $219,936    $219,936

(13) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Bank's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Bank, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination, or issuance.

  Cash and Short-term Investments

     For cash, due from banks, federal funds sold and interest-bearing deposits with other banks, the carrying amount is a reasonable estimate of fair value.

  Investment Securities

     Fair values for investment securities are based on quoted market prices.

  Loans and Mortgage Loans Held For Sale

     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value. Mortgage loans held for sale are carried at cost which is a reasonable estimate of fair value.

  Deposit Liabilities

     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

  Cash Surrender Value of Life Insurance

     Cash values of life insurance policies are carried at the value for which such policies may be redeemed for cash.

                                  ETOWAH BANK

  Commitments to Extend Credit and Standby Letters of Credit

     Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

  Commitments to Originate First Mortgage Loans

     For commitments to originate fixed-rate first mortgage loans, fair value considers the terms of the agreements, the creditworthiness of the counterparties and the difference between current levels of interest rates and the committed rates. As the Bank's terms are for a short duration, the contract value is a reasonable estimate of fair value.

  Federal Home Loan Bank Advances

     The fair value of advances from the Federal Home Loan Bank is estimated by discounting the future cash flows using the current rates at which similar advances would be obtained.

  Limitations

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on many judgements. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Accordingly, such information, which pertains to the Bank's financial instruments, is based on the requirements set forth in SFAS No. 107 and does not purport to represent the aggregate net fair value of the Bank.

     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include premises and equipment, other real estate, deferred income taxes, the mortgage banking operation and intangible assets. In addition, the tax ramifications related to the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in the estimates.

                                  ETOWAH BANK

     The carrying amount and estimated fair values of the Bank's financial instruments at December 31, 1997 and 1996 are as follows:

                                             1997                          1996
                                  ---------------------------   ---------------------------
                                    CARRYING      ESTIMATED       CARRYING      ESTIMATED
                                     AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                  ------------   ------------   ------------   ------------
Assets:
  Cash and short-term
     investments................  $ 46,150,030   $ 46,150,030   $ 44,234,196   $ 44,234,196
  Investment securities.........   104,013,669    104,404,827     88,417,028     88,746,958
  Loans.........................   238,149,116    238,353,451    207,571,662    208,275,317
  Mortgage loans held for
     sale.......................    13,139,407     13,139,407     14,323,119     14,323,119
  Cash surrender value of life
     insurance..................     5,119,638      5,119,638             --             --
Liabilities:
  Deposits......................   370,502,263    371,126,657    326,522,355    327,649,027
  Advances from Federal Home
     Loan Bank..................    28,313,117     28,463,230     21,697,182     20,305,459
Unrecognized financial
  instruments:
  Commitments to extend
     credit.....................    56,012,000     56,012,000     38,290,000     38,290,000
  Standby letters to credit.....        20,000         20,000        134,500        134,500

(14) REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                  ETOWAH BANK

     The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                     TO BE WELL
                                                                                  CAPITALIZED UNDER
                                                              FOR CAPITAL         PROMPT CORRECTIVE
                                         ACTUAL            ADEQUACY PURPOSES      ACTION PROVISIONS
                                   -------------------    -------------------    -------------------
                                     AMOUNT      RATIO      AMOUNT      RATIO      AMOUNT      RATIO
                                   -----------   -----    -----------   -----    -----------   -----
As of December 31, 1997:
  Total Capital (to Risk Weighted
     Assets).....................  $29,733,000   10.10%   $23,551,000   8.00%    $29,438,000   10.00%
  Tier I Capital (to Risk
     Weighted Assets)............   26,988,000    9.20%    11,734,000   4.00%     17,601,000    6.00%
  Tier I Capital (to Average
     Assets).....................  $26,988,000    7.10%   $15,205,000   4.00%    $19,006,000    5.00%
As of December 31, 1996:
  Total Capital (to Risk Weighted
     Assets).....................  $25,569,000   10.20%   $20,054,000   8.00%    $25,068,000   10.00%
  Tier I Capital (to Risk
     Weighted Assets)............   23,443,000    9.40%     9,976,000   4.00%     14,964,000    6.00%
  Tier I Capital (to Average
     Assets).....................  $23,443,000    7.30%   $12,845,000   4.00%    $16,057,000    5.00%

(15) BUSINESS COMBINATION

     On February 26, 1998, Etowah Bank entered into an Agreement and Plan of Reorganization (Agreement) with Regions Financial Corporation (Regions) to be effective upon the consent of various regulatory authorities and shareholder approval. Among other items, the Agreement provides for the conversion of each of the 911,000 common shares of Etowah Bank as of February 26, 1998 into 3.2 shares of Regions common stock. The transaction is expected to be consummated during the second quarter of 1998.

                                  ETOWAH BANK

                                 BALANCE SHEETS

                                                                       MARCH 31,
                                                              ---------------------------
                                                                  1998           1997
                                                              ------------   ------------
                                                                      (UNAUDITED)
                                         ASSETS
Cash and due from banks.....................................  $ 13,351,033   $ 14,390,845
Federal funds sold..........................................    12,920,000     22,040,000
                                                              ------------   ------------
          Cash and cash equivalents.........................    26,271,033     36,430,845
Investment securities held to maturity......................    12,049,007     12,641,548
Investment securities available for sale....................    67,951,290     74,494,765
Mortgage loans held for sale, at lower of aggregate cost or
  market....................................................    19,342,227     13,200,688
Loans (net of allowance for loan losses of $2,851,048 and
  $2,334,748, respectively).................................   250,663,471    209,129,812
Bank premises and equipment, net............................    13,828,610     10,740,425
Intangible assets, net......................................     1,718,261      1,938,197
Other assets................................................    14,994,182     13,724,571
                                                              ------------   ------------
                                                              $406,818,081   $372,300,851
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand....................................................  $ 45,702,140   $ 43,386,393
  Interest-bearing demand...................................    71,467,132     66,794,169
  Savings...................................................    18,709,037     18,035,058
  Time......................................................   168,419,334    162,951,123
  Time, over $100,000.......................................    43,395,835     33,874,948
                                                              ------------   ------------
          Total deposits....................................   347,693,478    325,041,691
Notes payable...............................................    26,623,613     20,132,679
Other liabilities...........................................     2,457,470      1,295,136
                                                              ------------   ------------
          Total liabilities.................................   376,774,561    346,469,506
                                                              ------------   ------------
Commitments
Stockholders' equity:
  Common stock, $10 par value; 10,000,000 shares authorized;
     911,000 and 905,600 shares issued and outstanding,
     respectively...........................................     9,110,000      9,056,000
  Additional paid in capital................................    17,425,300     11,190,400
  Retained earnings.........................................     3,524,255      6,484,192
  Unrealized loss on investment securities available for
     sale, net of tax.......................................       (16,035)      (899,247)
                                                              ------------   ------------
          Total stockholders' equity........................    30,043,520     25,831,345
                                                              ------------   ------------
                                                              $406,818,081   $372,300,851
                                                              ============   ============

           See accompanying notes to unaudited financial statements.

                                  ETOWAH BANK

                             STATEMENTS OF EARNINGS

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
                                                                    (UNAUDITED)
Interest income:
  Interest and fees on loans................................  $7,391,994   $6,102,739
  Interest on federal funds sold............................      88,240      368,257
  Interest on investment securities:
     Taxable................................................   1,418,744    1,309,190
     Non-taxable............................................     164,425      170,701
  Other.....................................................      43,443       38,120
                                                              ----------   ----------
          Total interest income.............................   9,106,846    7,989,007
                                                              ----------   ----------
Interest expense:
  Demand....................................................     576,951      526,669
  Savings...................................................     131,741      130,406
  Time......................................................   2,331,369    2,095,284
  Time, over $100,000.......................................     716,762      695,476
  Other.....................................................     420,806      304,140
                                                              ----------   ----------
          Total interest expense............................   4,177,629    3,751,975
                                                              ----------   ----------
          Net interest income...............................   4,929,217    4,237,032
Provision for loan losses...................................     150,000      225,000
                                                              ----------   ----------
          Net interest income after provision for loan
            losses..........................................   4,779,217    4,012,032
                                                              ----------   ----------
Other income:
  Service charges -- deposits...............................     453,806      448,525
  Securities gains..........................................         234       39,818
  Miscellaneous.............................................     224,646      203,754
                                                              ----------   ----------
          Total other income................................     678,686      692,097
                                                              ----------   ----------
Other expenses:
  Salaries and employee benefits............................   1,685,355    1,696,502
  Occupancy.................................................     634,866      607,037
  Other operating...........................................     747,360      836,590
                                                              ----------   ----------
          Total other expenses..............................   3,067,581    3,140,129
                                                              ----------   ----------
          Earnings before income taxes......................   2,390,322    1,564,000
Income taxes................................................     792,000      516,000
                                                              ----------   ----------
          Net earnings......................................  $1,598,322   $1,048,000
                                                              ==========   ==========
Net earnings per share......................................  $     1.76   $     1.16
                                                              ==========   ==========

           See accompanying notes to unaudited financial statements.

                                  ETOWAH BANK

                       STATEMENTS OF COMPREHENSIVE INCOME

                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
                                                                    (UNAUDITED)
Net earnings................................................  $1,598,322    $1,048,000
Other comprehensive income, net of tax:
  Unrealized gains (losses) on securities available for
     sale:
     Holding gains (losses) arising during period, net of
      tax of $34,993 and $322,361...........................      57,094      (525,959)
     Reclassification adjustments for gains included in net
      earnings, net of tax of $89 and $15,131...............        (145)      (24,687)
                                                              ----------    ----------
          Total other comprehensive income (loss)...........      56,949      (550,646)
                                                              ----------    ----------
          Comprehensive income..............................  $1,655,271    $  497,354
                                                              ==========    ==========

           See accompanying notes to unaudited financial statements.

                                  ETOWAH BANK

                            STATEMENTS OF CASH FLOWS

                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                  1998             1997
                                                              -------------    ------------
                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net earnings..............................................  $  1,598,322     $ 1,048,000
  Adjustments to reconcile net earnings to net cash provided
     (used) by operating activities:
     Depreciation, amortization and accretion...............       207,092         277,102
     Provision for loan losses..............................       150,000         225,000
     Loss (gain) on sales of investment securities..........          (234)        (39,818)
     Change in other........................................    (1,875,725)       (902,850)
     Mortgage loans held for sale...........................    (6,202,820)      1,122,431
                                                              ------------     -----------
          Net cash provided (used) by operating
            activities......................................    (6,123,365)      1,729,865
                                                              ------------     -----------
Cash flows from investing activities:
  Purchases of investment securities available for sale.....   (28,980,625)     (5,000,000)
  Proceeds from maturities of investment securities held to
     maturity...............................................       584,900              --
  Proceeds from sales, calls and maturities of investment
     securities available for sale..........................    52,500,000       5,500,000
  Net change in loans.......................................   (12,664,355)     (1,783,150)
  Purchases of bank premises and equipment..................      (397,523)       (351,301)
  Purchase of cash value life insurance policies............            --      (5,100,000)
                                                              ------------     -----------
          Net cash provided (used) by investing
            activities......................................    11,042,397      (6,734,451)
                                                              ------------     -----------
Cash flows from financing activities:
  Net change in deposits....................................   (22,808,785)     (1,480,662)
  Net change in notes payable...............................    (1,689,504)     (1,564,503)
  Dividends paid............................................      (588,640)             --
  Proceeds from issuance of common stock....................       288,900         246,400
                                                              ------------     -----------
          Net cash provided (used) by financing
            activities......................................   (24,798,029)     (2,798,765)
                                                              ------------     -----------
Net change in cash and cash equivalents.....................   (19,878,997)     (7,803,351)
Cash and cash equivalents at beginning of year..............    46,150,030      44,234,196
                                                              ------------     -----------
Cash and cash equivalents at end of year....................  $ 26,271,033     $36,430,845
                                                              ============     ===========

           See accompanying notes to unaudited financial statements.

                                  ETOWAH BANK

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                  (UNAUDITED)

                                                                             UNREALIZED
                                                                             GAIN (LOSS)
                                                                            ON INVESTMENT
                                                                             SECURITIES
                                                 ADDITIONAL                   AVAILABLE
                                      COMMON       PAID-IN      RETAINED      FOR SALE,
                                      STOCK        CAPITAL      EARNINGS     NET OF TAX        TOTAL
                                    ----------   -----------   ----------   -------------   -----------
Balance, January 1, 1997..........  $9,000,000   $11,000,000   $5,436,192     $(373,288)    $25,062,904
Net earnings......................          --            --    1,048,000            --       1,048,000
Issuance of 5,600 shares..........      56,000       190,400           --            --         246,000
Change in net unrealized gain
  (loss) on investment securities
  available for sale..............          --            --           --      (525,959)       (525,959)
                                    ----------   -----------   ----------     ---------     -----------
Balance, March 31, 1997...........  $9,056,000   $11,190,400   $6,484,192     $(899,247)    $25,831,345
                                    ==========   ===========   ==========     =========     ===========
Balance, January 1, 1998..........  $9,056,000   $14,190,400   $5,514,573     $ (73,129)    $28,687,844
Net earnings......................          --            --    1,598,322            --       1,598,322
Issuance of 5,400 shares..........      54,000       234,900           --            --         288,900
Change in net unrealized gain
  (loss) on investment securities
  available for sale..............          --            --           --        57,094          57,094
Transfers.........................          --     3,000,000   (3,000,000)           --              --
Cash dividends declared ($.65 per
  share)..........................          --            --     (588,640)           --        (588,640)
                                    ----------   -----------   ----------     ---------     -----------
Balance, March 31, 1998...........  $9,110,000   $17,425,300   $3,524,255     $ (16,035)    $30,043,520
                                    ==========   ===========   ==========     =========     ===========

           See accompanying notes to unaudited financial statements.

                                  ETOWAH BANK

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The financial statements included the accounts of Etowah Bank (the Bank).

     The financial information furnished herein reflects all adjustments which are, in the opinion of management, necessary to present a fair statement of the results of operations and financial position for the periods covered herein. All such adjustments are of a normal recurring nature.

(2) CASH AND CASH EQUIVALENTS

     For presentation in the financial statements, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.

(3) COMPREHENSIVE INCOME

     In 1997, the Financial Accounting and Standards Board issued Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 established standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Bank has elected to present comprehensive income in a separate statement of comprehensive income. Accumulated other comprehensive income is solely related to the net of tax effect of unrealized gains on securities available for sale.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                                  ETOWAH BANK

                                      AND

                         REGIONS FINANCIAL CORPORATION

                         DATED AS OF FEBRUARY 26, 1998

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
    Parties................................................................   A-6
    Preamble...............................................................   A-6
    ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER..........................   A-6
               Merger......................................................
      1.1                                                                     A-6
               Time and Place of Closing...................................
      1.2                                                                     A-6
               Effective Time..............................................
      1.3                                                                     A-6
               Execution of Support Agreements.............................
      1.4                                                                     A-7
    ARTICLE 2 -- TERMS OF MERGER...........................................   A-7
               Articles of Incorporation...................................
      2.1                                                                     A-7
               Bylaws......................................................
      2.2                                                                     A-7
               Directors and Officers......................................
      2.3                                                                     A-7
    ARTICLE 3 -- MANNER OF CONVERTING SHARES...............................   A-7
               Conversion of Shares........................................
      3.1                                                                     A-7
               Anti-Dilution Provisions....................................
      3.2                                                                     A-7
               Shares Held by Etowah or Regions............................
      3.3                                                                     A-8
               Fractional Shares...........................................
      3.4                                                                     A-8
               Dissenting Stockholders.....................................
      3.5                                                                     A-8
    ARTICLE 4 -- EXCHANGE OF SHARES........................................   A-8
               Exchange Procedures.........................................
      4.1                                                                     A-8
               Rights of Former Etowah Stockholders........................
      4.2                                                                     A-9
    ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF ETOWAH..................   A-9
               Organization, Standing, and Power...........................
      5.1                                                                     A-9
               Authority; No Breach by Agreement...........................
      5.2                                                                     A-9
               Capital Stock...............................................
      5.3                                                                    A-10
               Etowah Subsidiaries.........................................
      5.4                                                                    A-10
               Financial Statements........................................
      5.5                                                                    A-11
               Absence of Undisclosed Liabilities..........................
      5.6                                                                    A-11
               Absence of Certain Changes or Events........................
      5.7                                                                    A-11
               Tax Matters.................................................
      5.8                                                                    A-11
               Assets......................................................
      5.9                                                                    A-12
               Environmental...............................................
     5.10                                                                    A-12
               Compliance with Laws........................................
     5.11                                                                    A-13
               Labor Relations.............................................
     5.12                                                                    A-13
               Employee Benefit Plans......................................
     5.13                                                                    A-14
               Material Contracts..........................................
     5.14                                                                    A-15
               Legal Proceedings...........................................
     5.15                                                                    A-15
               Statements True and Correct.................................
     5.16                                                                    A-16
               Tax, Accounting, and Regulatory Matters.....................
     5.17                                                                    A-16
               Articles of Incorporation Provisions........................
     5.18                                                                    A-16
               Support Agreements..........................................
     5.19                                                                    A-16
               Derivatives Contracts.......................................
     5.20                                                                    A-17
               Year 2000...................................................
     5.21                                                                    A-17
    ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS.................  A-17
               Organization, Standing, and Power...........................
      6.1                                                                    A-17
               Authority; No Breach by Agreement...........................
      6.2                                                                    A-17
               Capital Stock...............................................
      6.3                                                                    A-18

                                                                             PAGE
                                                                             ----
               SEC Filings; Financial Statements...........................
      6.4                                                                    A-18
               Absence of Undisclosed Liabilities..........................
      6.5                                                                    A-18
               Absence of Certain Changes or Events........................
      6.6                                                                    A-18
               Compliance with Laws........................................
      6.7                                                                    A-18
               Legal Proceedings...........................................
      6.8                                                                    A-19
               Statements True and Correct.................................
      6.9                                                                    A-19
               Tax, Accounting, and Regulatory Matters.....................
     6.10                                                                    A-19
               Year 2000...................................................
     6.11                                                                    A-20
               Matters Relating to Regions Merger Subsidiary...............
     6.12                                                                    A-20
    ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION..................  A-20
               Covenants of Both Parties...................................
      7.1                                                                    A-20
               Covenants of Etowah.........................................
      7.2                                                                    A-20
               Covenants of Regions........................................
      7.3                                                                    A-22
               Adverse Changes in Condition................................
      7.4                                                                    A-22
               Reports.....................................................
      7.5                                                                    A-22
    ARTICLE 8 -- ADDITIONAL AGREEMENTS.....................................  A-22
               Registration Statement; Proxy Statement; Stockholder
      8.1      Approval....................................................  A-22
               Nasdaq NMS Listing..........................................
      8.2                                                                    A-23
               Applications................................................
      8.3                                                                    A-23
               Agreement as to Efforts to Consummate.......................
      8.4                                                                    A-23
               Investigation and Confidentiality...........................
      8.5                                                                    A-23
               Press Releases..............................................
      8.6                                                                    A-23
               Certain Actions.............................................
      8.7                                                                    A-23
               Tax Matters.................................................
      8.8                                                                    A-24
               Agreements of Affiliates....................................
      8.9                                                                    A-24
               Employee Benefits and Contracts.............................
     8.10                                                                    A-24
               Indemnification.............................................
     8.11                                                                    A-25
               Articles of Incorporation Provisions........................
     8.12                                                                    A-25
               Regions Merger Subsidiary Organization......................
     8.13                                                                    A-25
    ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.........  A-26
               Conditions to Obligations of Each Party.....................
      9.1                                                                    A-26
               Conditions to Obligations of Regions........................
      9.2                                                                    A-27
               Conditions to Obligations of Etowah.........................
      9.3                                                                    A-27
    ARTICLE 10 -- TERMINATION..............................................  A-28
               Termination.................................................
     10.1                                                                    A-28
               Effect of Termination.......................................
     10.2                                                                    A-30
               Non-Survival of Representations and Covenants...............
     10.3                                                                    A-31
    ARTICLE 11 -- MISCELLANEOUS............................................  A-31
               Definitions.................................................
     11.1                                                                    A-31
               Expenses....................................................
     11.2                                                                    A-35
               Brokers and Finders.........................................
     11.3                                                                    A-35
               Entire Agreement............................................
     11.4                                                                    A-36
               Amendments..................................................
     11.5                                                                    A-36
               Waivers.....................................................
     11.6                                                                    A-36
               Assignment..................................................
     11.7                                                                    A-36
               Notices.....................................................
     11.8                                                                    A-36
               Governing Law...............................................
     11.9                                                                    A-37

                                                                             PAGE
                                                                             ----
               Counterparts................................................
    11.10                                                                    A-37
               Captions....................................................
    11.11                                                                    A-37
               Severability................................................
    11.12                                                                    A-37
    SIGNATURES.............................................................  A-37

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   1      --   Form of Support Agreement. (sec. 1.4).
   2      --   Form of Plan of Merger. (sec. 1.1).
   3      --   Form of agreement of affiliates of Etowah. (sec. 8.9).
   4      --   Form of Claims Letter. (sec. 9.2).
   5      --   Form of Opinion Letter of Etowah's Counsel. (sec. 9.2).
   6      --   Form of Opinion Letter of Regions' Counsel. (sec. 9.3).

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of February 26, 1998, by and between ETOWAH BANK ("Etowah"), a bank organized and existing under the laws of the State of Georgia, with its principal office located in Canton, Georgia, and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of Etowah and Regions are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of Etowah by Regions pursuant to the merger ("Merger") of a newly formed, wholly-owned interim state bank subsidiary of Regions to be organized under the Laws of the State of Georgia ("Regions Merger Subsidiary") with and into Etowah. Etowah shall be the surviving bank of the merger. At the effective time of such merger, the outstanding shares of the capital stock of Etowah shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of Etowah shall become stockholders of Regions and Etowah shall continue to conduct its business and operations as a wholly-owned subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of Etowah, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia, and other applicable federal and state regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall be accounted for as a "pooling of interests."

     As a condition and inducement to Regions' willingness to consummate the transactions contemplated by this Agreement, prior to the execution of this Agreement, each of Etowah's directors will execute and deliver to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 1.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time, Regions Merger Subsidiary shall be merged into and with Etowah in accordance with the provisions of Sections 7-1-531 through 7-1-537 of the FICG and with the effect provided in Section 7-1-536 of the FICG. Etowah shall be the Surviving Bank of the Merger and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of Etowah and Regions, and the Plan of Merger, in substantially the form of Exhibit 2, which will be approved and adopted by the Boards of Directors of Etowah and Regions Merger Subsidiary upon the organization of Regions Merger Subsidiary.

     1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at the offices of Regions, or such other place as may be mutually agreed upon by the Parties.

     1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Georgia Certificate of Merger reflecting the Merger shall become

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

effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over approving or exempting the Merger, and (ii) the date on which the stockholders of Etowah approve this Agreement and the Plan of Merger to the extent such approval is required by applicable Law; or such later date within 30 days thereof as may be specified by Regions.

     1.4 EXECUTION OF SUPPORT AGREEMENTS. Immediately prior to the execution of this Agreement by the Parties and as a condition hereto, each of the directors of Etowah is executing and delivering to Regions a Support Agreement in substantially the form of Exhibit 1 to this Agreement.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of Etowah in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank after the Effective Time until otherwise amended or repealed.

     2.2 BYLAWS. The Bylaws of Etowah in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank after the Effective Time until otherwise amended or repealed.

     2.3 DIRECTORS AND OFFICERS. The directors of Etowah in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank. The officers of Etowah in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Regions Merger Subsidiary Common Stock issued and outstanding at the Effective Time shall be converted into and exchanged for one share of Etowah Common Stock.

          (c) Each share of Etowah Common Stock (excluding shares held by Etowah or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 3.2 shares of Regions Common Stock, subject to adjustment as provided in Section 10.1(g) of this Agreement (the "Exchange Ratio").

     3.2 ANTI-DILUTION PROVISIONS. In the event Etowah changes the number of shares of Etowah Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a

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

stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 SHARES HELD BY ETOWAH OR REGIONS. Each of the shares of Etowah Common Stock held by any Etowah Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement or the Plan of Merger, each holder of shares of Etowah Common Stock exchanged pursuant to the Merger, or of options to purchase shares of Etowah Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.5 DISSENTING STOCKHOLDERS. Any holder of shares of Etowah Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 7-1-537 of the FICG and Sections 14-2-1301 et seq. of the GBCC or other applicable Law shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of Section 7-1-537 of the FICG and Sections 14-2-1301 et seq. of the GBCC or other applicable Law and surrendered to Etowah the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Etowah fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holders' shares of Etowah Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Etowah Common Stock held by such holder.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of Etowah appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Etowah Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Etowah Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of Etowah Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of Etowah Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates
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

representing the shares of Etowah Common Stock for exchange as provided in this
Section 4.1. The certificate or certificates of Etowah Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Regions, Etowah, nor the Exchange Agent shall be liable to a holder of Etowah Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 RIGHTS OF FORMER ETOWAH STOCKHOLDERS. At the Effective Time, the stock transfer books of Etowah shall be closed as to holders of Etowah Common Stock immediately prior to the Effective Time, and no transfer of Etowah Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Etowah Common Stock (other than shares to be canceled pursuant to Section 3.3 or 3.5 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of Etowah shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of Etowah Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Etowah Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Etowah Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Etowah Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF ETOWAH

     Etowah hereby represents and warrants to Regions as follows:

     5.1 ORGANIZATION, STANDING, AND POWER. Etowah is a state bank duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Etowah is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah. Etowah is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund.

     5.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) Etowah has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby, subject to the approval of this Agreement and the Plan of Merger by the required vote of the outstanding shares of Etowah Common Stock. The execution, delivery, and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated herein, including the Merger, have been or will be duly and validly authorized by all necessary corporate action in respect thereof on the part of Etowah, subject to the approval of this Agreement by the required vote of the issued and outstanding shares of Etowah Common Stock. Subject to such requisite stockholder approval, this Agreement and the Plan of Merger represent legal, valid, and binding obligations of Etowah, enforceable against Etowah in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement and the Plan of Merger by Etowah, nor the consummation by Etowah of the transactions contemplated hereby or thereby, nor compliance by Etowah with any of the provisions hereof or thereof, will (i) subject to the amendment of the Bylaws, conflict with or result in a breach of any provision of Etowah's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Etowah Company under, any Contract or Permit of any Etowah Company, where such Default or Lien is reasonably likely to have individually or in the Aggregate a Material Adverse Effect on Etowah, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Etowah Company or any of their Material Assets where such violation would have, individually or in the Aggregate, a Material Adverse Effect on Etowah.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Etowah of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

     5.3 CAPITAL STOCK. (a) The authorized capital stock of Etowah consists of 10,000,000 shares of Etowah Common Stock, of which 911,000 shares are issued and outstanding as of the date of this Agreement and not more than 911,000 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of Etowah Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Etowah Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Etowah.

     (b) Except as set forth in Section 5.3(a) of this Agreement and the Plan of Merger, there are no shares of capital stock or other equity securities of Etowah outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Etowah or contracts, commitments, understandings, or arrangements by which Etowah is or may be bound to issue additional shares of Etowah capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

     5.4 ETOWAH SUBSIDIARIES. Etowah has disclosed in Section 5.4 of the Etowah Disclosure Memorandum all of the Etowah Subsidiaries as of the date of this Agreement. Etowah or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Etowah Subsidiary. No equity securities of any Etowah Subsidiary are or may become required to be issued (other than to a Etowah Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any Etowah Subsidiary is bound to issue (other than to an Etowah Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any Etowah Company is or may be bound to transfer any shares of the capital stock of any Etowah Subsidiary (other than to an Etowah Company). There are no Contracts relating to the rights of any Etowah Company to vote or to dispose of any shares of the capital stock of any Etowah Subsidiary. All of the shares of capital stock of each Etowah Subsidiary held by an Etowah Company are duly authorized, validly issued, and fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Etowah Company free and clear of any Lien. Each Etowah Subsidiary is either a bank, a savings association or a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is chartered or incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Etowah Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah.

     5.5 FINANCIAL STATEMENTS. Etowah has disclosed in Section 5.5 of the Etowah Disclosure Memorandum, and has delivered to Regions copies of, all Etowah Financial Statements prepared for periods ended prior to the date hereof and will deliver to Regions copies of all Etowah Financial Statements prepared subsequent to the date hereof. The Etowah Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Etowah Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Etowah Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the Etowah Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments which were not or are not expected to be Material in amount or effect).

     5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Etowah Company has any Material Liabilities that are reasonably likely to have, individually or in the aggregate a Material Adverse Effect on Etowah, except Liabilities which are accrued or reserved against in the consolidated balance sheet of Etowah as of September 30, 1997 included in the Etowah Financial Statements or reflected in the notes thereto. No Etowah Company has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate a Material Adverse Effect on Etowah.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1997, except as disclosed in the Etowah Financial Statements delivered prior to the date of this Agreement, to the Knowledge of Etowah, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah, and (ii) the Etowah Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Etowah provided in Article Seven of this Agreement.

     5.8 TAX MATTERS. (a) All Tax returns required to be filed by or on behalf of any of the Etowah Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file or untimely filings, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Etowah, and all returns filed are complete and accurate in all Material respects to the Knowledge of Etowah. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or penalties due or owed with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Etowah, except to the extent reserved against in the Etowah Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the Etowah Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable Taxing authorities) that is currently in effect.

     (c) To the Knowledge of Etowah, adequate provision for any Taxes due or to become due for any of the Etowah Companies for the period or periods through and including the date of the respective Etowah Financial Statements has been made and is reflected on such Etowah Financial Statements.

     (d) Each of the Etowah Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah.

     (e) None of the Etowah Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (f) There are no Liens with respect to Taxes due and payable upon any of the assets of the Etowah Companies.

     (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Etowah Companies that occurred during or after any taxable period in which the Etowah Companies incurred a net operating loss that carries over to any taxable period ending after December 31, 1996.

     (h) No Etowah Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (i) All Material elections with respect to Taxes affecting the Etowah Companies as of the date of this Agreement have been or will be timely made as set forth in Section 5.8 of the Etowah Disclosure Memorandum. After the date hereof, no election with respect to Taxes will be made without the prior written consent of Regions, which consent will not be unreasonably withheld.

     (j) No Etowah Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 ASSETS. Except as disclosed or reserved against in the Etowah Financial Statements made available prior to the date of this Agreement, the Etowah Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets that are material to the business of the Etowah Companies. All Material tangible properties used in the businesses of the Etowah Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Etowah's past practices. All Assets which are material to the business of the Etowah Companies, which are held under leases or subleases by any of the Etowah Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     5.10 ENVIRONMENTAL. (a) To the Knowledge of Etowah, each Etowah Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for instances of non-compliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah.

     (b) There is no Litigation pending or, to the Knowledge of Etowah, threatened before any court, governmental agency, or authority, or other forum in which any Etowah Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Etowah Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah.

     (c) There is no Litigation pending or, to the Knowledge of Etowah, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or Etowah in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah.

     (d) To the Knowledge of Etowah, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah.

     (e) To the Knowledge of Etowah, during the period of (i) any Etowah Company's ownership or operation of any of their respective current properties,
(ii) any Etowah Company's participation in the management of any Participation Facility, or, (iii) any Etowah Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah. Prior to the period of (i) any Etowah Company's ownership or operation of any of their respective current properties, (ii) any Etowah Company's participation in the management of any Participation Facility, or (iii) any Etowah Company's holding of a security interest in a Loan Property, there were no releases of Hazardous Material or oil in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah.

     5.11 COMPLIANCE WITH LAWS. Each Etowah Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah, and there has occurred no Default under any such Permit other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah. Except as disclosed in
Section 5.11 of the Etowah Disclosure Memorandum, none of the Etowah Companies:

          (a) is in violation of any Material Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah; and

          (b) has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Etowah Company is not in compliance with any of the Material Laws or Material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah; (ii) threatening to revoke any Material Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah; or (iii) requiring any Etowah Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any Material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.12 LABOR RELATIONS. No Etowah Company is the subject of any Litigation asserting that it or any other Etowah Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Etowah Company to bargain with any labor organization as to wages or conditions of employment, nor is any Etowah Company a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Etowah Company, pending or threatened, or to its Knowledge, is there any activity involving any Etowah Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.13 EMPLOYEE BENEFIT PLANS. (a) Etowah has disclosed in Section 5.13 of the Etowah Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement copies in each case of, all written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other written health plans, all life insurance plans, and all other written employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Etowah Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Etowah Benefit Plans"). Any of the Etowah Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Etowah ERISA Plan." Any Etowah ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "Etowah Pension Plan." On or after September 26, 1980, neither Etowah nor any Etowah Company has had an "obligation to contribute" (as defined in ERISA
Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). The only "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any Etowah Company that was intended to qualify under Section 401(a) of the Internal Revenue Code, are the Etowah, Inc. Employee Savings and Stock Ownership Plan and the Etowah, Inc. Pension Plan.

     (b) Etowah has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Etowah Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Etowah Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1991, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Etowah Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

     (c) All Etowah Benefit Plans are in compliance in all Material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah. Each Etowah ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Etowah is not aware of any circumstances which will or could result in revocation of any such favorable determination letter. Each trust created under any Etowah ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and Etowah is not aware of any circumstance which will or could result in revocation of such exemption. With respect to each Etowah Benefit Plan to the Knowledge of Etowah, no event has occurred which will or could give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There is no Material pending or, to the Knowledge of Etowah, threatened Litigation relating to any Etowah ERISA Plan. No Etowah Company has engaged in a transaction with respect to any Etowah Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Etowah Company to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA, that individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Etowah.

     (d) No Etowah Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's

"benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of any Etowah Pension Plan, (ii) no change in the actuarial assumptions with respect to any Etowah Pension Plan, and (iii) no increase in benefits under any Etowah Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah or materially adversely affect the funding status of any such plan. Neither any Etowah Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Etowah Company, or the single-employer plan of any entity which is considered one employer with Etowah under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA. No Etowah Company has provided, or is required to provide, security to a Etowah Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (e) No liability under Title IV of ERISA has been or is expected to be incurred by any Etowah Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any ERISA Affiliate.

     (f) Except as required pursuant to the continuation coverage provisions of
Section 4980B of the Code and the parallel provisions of ERISA, no Etowah Company has any obligations for retiree health and retiree life benefits under any of the Etowah Benefit Plans and, to the Knowledge of Etowah, there are no restrictions on the rights of such Etowah Company to amend or terminate any such plan without incurring any Liability thereunder.

     (g) Except as set forth in Section 5.13(g) of the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Etowah Company from any Etowah Company under any Etowah Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Etowah Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (h) No oral or written representation or communication with respect to any aspect of the Etowah Benefit Plans has been made to employees of any of the Etowah Companies prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. All Etowah Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Etowah Benefit Plans are correct and complete and there have been no changes in the information set forth therein.

     5.14 MATERIAL CONTRACTS. Except as disclosed in Section 5.14 of the Etowah Disclosure Memorandum, none of the Etowah Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any Etowah Company or the guarantee by any Etowah Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among Etowah Companies; and (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Etowah with the Securities and Exchange Commission (the "SEC") as of the date of this Agreement if Etowah were required to file a Form 10-K with the SEC (together with all Contracts referred to in Section 5.9 of this Agreement, the "Etowah Contracts"). None of the Etowah Companies is in Default under any Etowah Contract which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Etowah.

     5.15 LEGAL PROCEEDINGS. Except to the extent specifically reserved against in the Etowah Financial Statements dated prior to the date of this Agreement or as disclosed in the Etowah Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Etowah, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Etowah Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, if adversely determined, individually or in the aggregate, a Material Adverse Effect on Etowah, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Etowah Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Etowah.
Section 5.15 of the Etowah Disclosure Memorandum provides a list of all Litigation in which a Etowah company is a named defendant.

     5.16 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any Etowah Company or any Affiliate thereof to Regions pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Etowah Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Etowah Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Etowah's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by a Etowah Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Etowah, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Etowah Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     5.17 TAX, ACCOUNTING, AND REGULATORY MATTERS. Except as specifically contemplated by this Agreement, no Etowah Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement. To the Knowledge of Etowah, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such
Section 9.1(b).

     5.18 ARTICLES OF INCORPORATION PROVISIONS. Each Etowah Company has taken all action so that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger do not and will not result in the grant of any rights to any Person (other than a Regions Company) under the Articles of Incorporation, Bylaws, or other governing instruments of any Etowah Company or restrict or impair the ability of Regions to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Etowah Company that may be acquired or controlled by it.

     5.19 SUPPORT AGREEMENTS. Each of the directors of Etowah has executed and delivered to Regions an agreement in substantially the form of Exhibit 1 to this Agreement.

     5.20 DERIVATIVES CONTRACTS. Neither Etowah nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) and which might reasonably be expected to have a Material Adverse Effect on Etowah.

     5.21 YEAR 2000. Except as disclosed in Section 5.22 of the Etowah Disclosure Memorandum, to the Knowledge of Etowah, all computer software necessary for the conduct of its business (the "Software") is designed to be used prior to, during, and after the calendar year 2000 A.D., and that the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. Except as disclosed in Section 5.22 of the Etowah Disclosure Memorandum, Etowah further represents and warrants that the Software accepts, calculates, sorts, extracts and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to Etowah as follows:

     6.1 ORGANIZATION, STANDING, AND POWER. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 CAPITAL STOCK. The authorized capital stock of Regions consists as of the date of this Agreement, of 240,000,000 shares of Regions Common Stock, of which 136,696,150 shares were issued and outstanding and 322,221 shares were held as treasury shares as of September 30, 1997. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of Etowah Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of Etowah Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 SEC FILINGS; FINANCIAL STATEMENTS. (a) Regions has filed all forms, reports, and documents required to be filed by Regions with the SEC since December 31, 1994, (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     6.5 ABSENCE OF UNDISCLOSED LIABILITIES. To the Knowledge of Regions, no Regions Company has any Material Liabilities that are reasonably likely to have individually or in the aggregate a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of September 30, 1997 included in the Regions Financial Statements or reflected in the notes thereto. No Regions Company has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1997, except as disclosed in the Regions Financial Statements filed with the SEC after such date and prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 COMPLIANCE WITH LAWS. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

          (a) is in violation of any Material Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Material Laws or Material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; or
     (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any Material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.8 LEGAL PROCEEDINGS. Except to the extent specifically reserved against in the Regions Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Regions Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.9 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any Regions Company or any Affiliate thereof to Etowah pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Etowah's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any Regions Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Etowah, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     6.10 TAX, ACCOUNTING, AND REGULATORY MATTERS. Except as specifically contemplated by this Agreement, no Regions Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions

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contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement. To the Knowledge of Regions, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such
Section 9.1(b).

     6.11 YEAR 2000. Regions has disclosed to Etowah a complete and accurate copy of Regions' plan, including an estimate of the anticipated associated costs, for implementing modifications to Regions' hardware, software, and computer systems, chips, and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, Regions shall endeavor to continue its efforts to implement such plan.

     6.12 MATTERS RELATING TO REGIONS MERGER SUBSIDIARY. At the Effective Time, Regions Merger Subsidiary will be a state bank duly organized under the Laws of the State of Georgia, and will have the corporate power and authority to carry on its business as contemplated by this Agreement and the Plan of Merger and to own, lease, and operate its Material Assets. Regions Merger Subsidiary will have the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of the Plan of Merger and the consummation of the transactions contemplated therein, including the Merger, will be duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions Merger Subsidiary, subject to the approval of the Plan of Merger by Regions as the sole stockholder of Regions Merger Subsidiary, which is the only stockholder vote required for approval of the Plan of Merger, and the consummation of the Merger by Regions Merger Subsidiary.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 COVENANTS OF BOTH PARTIES. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to from the date of this Agreement until the Effective Time or termination of this Agreement (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organizations and Assets and maintain its rights and franchises, and (iii) take no action which would materially adversely affect the ability of any Party to (a) obtain any Consents required for the transactions contemplated hereby, or (b) perform its covenants and agreements under this Agreement and the Plan of Merger in all Material respects and to consummate the Merger; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

     7.2 COVENANTS OF ETOWAH. Except as specifically contemplated or permitted by this Agreement or as disclosed in the Etowah Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Etowah covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of a duly authorized officer of Regions:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any Etowah Company; or

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Etowah Company to another Etowah Company) in excess of an aggregate of $50,000 (for the Etowah Companies on a consolidated basis) except in the ordinary course of the business of Etowah Companies consistent with past practices (which shall include, for Etowah, creation of deposit liabilities, purchases of federal funds, advances from the
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     Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock held by any Etowah Company of any Lien or permit any such Lien to exist; or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Etowah Company, or declare or pay any dividend or make any other distribution in respect of any Etowah Common Stock; provided that Etowah may (to the extent legally able to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the Etowah Common Stock at a rate not in excess of, and in accordance with Etowah's most recent past practices for cash dividends as disclosed in
     Section 7.2(c) of the Etowah Disclosure Memorandum, provided that any dividend declared or payable on the shares of Etowah Common Stock for the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by Regions and Etowah, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of Regions Common Stock is before the Effective Time; or

          (d) except pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Etowah Common Stock or any other capital stock of any Etowah Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any Etowah Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Etowah Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any Etowah Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Etowah Company) or any Assets having in the aggregate a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) acquire direct or indirect control over, or invest in equity securities of, any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Etowah in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any Etowah Company except as disclosed in Section 7.2(g) of the Etowah Disclosure Memorandum or as required by Law; pay any bonus except pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement and disclosed in
     Section 7.2(g) of the Etowah Disclosure Memorandum; enter into or amend any severance agreements with officers of any Etowah Company except as disclosed in Section 7.2(g) of the Etowah Disclosure Memorandum; grant any increase in fees or other increases in compensation or other benefits to directors of any Etowah Company; or

          (h) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (i) enter into or amend any employment Contract between any Etowah Company and any Person (unless such amendment is required by Law) that the Etowah Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (j) except as disclosed in Section 7.2 of the Etowah Disclosure Memorandum, adopt any new employee benefit plan or program of any Etowah Company or make any Material change in or to any existing employee benefit plans or programs of any Etowah Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or
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

          (k) make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or GAAP; or

          (l) commence or settle any Material Litigation other than in accordance with past practice; provided that, except to the extent specifically reserved against in the Etowah Financial Statements dated prior to the date of this Agreement, no Etowah Company shall settle any Litigation involving any Liability of any Etowah Company for Material money damages or imposing Material restrictions upon the operations of any Etowah Company; or

          (m) except in the ordinary course of business, enter into or terminate any Material Contract or make any change in any Material lease or Contract.

     7.3 COVENANTS OF REGIONS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that: (i) it will not, without the prior written consent of a duly authorized officer of Etowah amend the Certificate of Incorporation or Bylaws of Regions, in each case, in any manner which is adverse to, and discriminates against, the holders of Etowah Common Stock; and (ii) it will continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Regions Common Stock and the business prospects to Regions.

     7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which is reasonably likely to cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and each Party shall deliver to the other Party copies of all such reports filed by such Party promptly after the same are filed. If financial statements are contained in any such reports filed with such Regulatory Authority, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP or regulatory accounting principles, as applicable (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC, will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER APPROVAL. As soon as reasonably practicable after the execution of this Agreement, Regions shall file the Registration Statement with the SEC, provided Etowah has provided, on a reasonably timely basis, all information concerning Etowah necessary for inclusion in the Registration Statement, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under other applicable securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. Etowah shall promptly furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. Etowah shall call a Stockholders' Meeting, to be held within forty-five
(45) days after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of (i) this Agreement, (ii) the Plan of Merger, and (iii) such other related matters as it deems appropriate. In
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

connection with the Stockholders' Meeting, (i) Etowah shall mail the Proxy Statement to all of its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Etowah shall recommend (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board) to its stockholders the approval of this Agreement and the Plan of Merger, and (iv) the Board of Directors and officers of Etowah shall use their reasonable efforts to obtain such stockholders' approval (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board).

     8.2 NASDAQ NMS LISTING. Regions shall file with the NASD a notification for the listing on the Nasdaq NMS relating to the proposed issuance of the shares of Regions Common Stock to be issued to the holders of Etowah Common Stock pursuant to the Merger.

     8.3 APPLICATIONS. As soon as reasonably practicable after execution of this Agreement, Regions shall prepare and file, and Etowah shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement and the Plan of Merger seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement and the Plan of Merger. Regions shall use all reasonable efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practicable after the filing of the appropriate applications.

     8.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation: (i) amending the Bylaws of Etowah to permit the consummation of the transactions contemplated by this Agreement and (ii) using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions applicable to such Party referred to in Article Nine of this Agreement and the Plan of Merger, provided that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.5 INVESTIGATION AND CONFIDENTIALITY. (a) Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unreasonably with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     8.6 PRESS RELEASES. Prior to the Effective Time, Etowah and Regions shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel advises as necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no Etowah Company nor any Affiliate thereof nor any investment banker, attorney, accountant, or other

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

representative (collectively, "Representatives") retained by any Etowah Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Etowah's Board of Directors as advised in writing by counsel to such Board of Directors, no Etowah Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, any Acquisition Proposal, and shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Etowah may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations. Etowah shall promptly notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Etowah shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing.

     8.8 TAX MATTERS. The Parties agree to use their reasonable efforts to obtain written opinions of Alston & Bird LLP to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Etowah Common Stock for Regions Common Stock will not give rise to gain or loss to the stockholders of Etowah with respect to such exchange (except to the extent of any cash received), and (iii) each of Etowah and Regions will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code ("Tax Opinions"). In rendering such Tax Opinions, counsel shall be entitled to rely upon representations of officers of Etowah and Regions reasonably satisfactory in form and substance to such counsel. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for Federal income tax purposes.

     8.9 AGREEMENT OF AFFILIATES. Etowah has disclosed in Section 8.9 of the Etowah Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of Etowah for purposes of Rule 145 under the 1933 Act. Etowah shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge (except for pledges that are made with recourse), transfer, or otherwise dispose of the shares of Etowah Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge (except for pledges that are in place as of the date of this Agreement or that are made with recourse), transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Regions and Etowah have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of Regions Common Stock issued to such affiliates of Etowah in exchange for shares of Etowah Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Regions and Etowah have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.9 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of Etowah pursuant to this Agreement to enforce the provisions of this Section 8.9). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.10 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, Regions shall provide generally to officers and employees of the Etowah Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.10), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of Etowah shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of Etowah shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of Etowah shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause Etowah and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.10 of the Etowah Disclosure Memorandum to Regions between any Etowah Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Etowah Benefit Plans.

     8.11 INDEMNIFICATION.  (a) Subject to the conditions set forth in paragraph
(b) below, for a period of six (6) years after the Effective Time, Regions shall indemnify, defend, and hold harmless each person entitled to indemnification from a Etowah Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted by Georgia Law and Etowah's Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by Etowah is required to effectuate any indemnification, Regions shall cause Etowah to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) above, upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or Etowah shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions or Etowah elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are Material substantive issues which raise conflicts of interest between Regions or Etowah and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or Etowah shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that (i) Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that Regions shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     8.12 ARTICLES OF INCORPORATION PROVISIONS. Each Etowah Company shall take all necessary action to ensure that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Etowah Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Etowah Company that may be directly or indirectly acquired or controlled by it.

     8.13 REGIONS MERGER SUBSIDIARY ORGANIZATION. Regions shall organize Regions Merger Subsidiary as a state bank under the Laws of the State of Georgia. Prior to the Effective Time, the outstanding capital stock of Regions Merger Subsidiary shall consist of 1,000 shares of Regions Merger Subsidiary Common Stock, all of which shares shall be owned by Regions. Prior to the Effective Time, Regions Merger Subsidiary shall not (i) conduct any business operations whatsoever or (ii) enter into any Contract or agreement of any kind, acquire any assets or incur any Liability, except as may be specifically contemplated by this Agreement or the Plan of Merger or as the Parties may otherwise agree. Regions, as the sole stockholder of Regions Merger Subsidiary, shall vote prior to the Effective Time the shares of Regions Merger Subsidiary Common Stock in favor of the Plan of Merger.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Stockholder Approval. The stockholders of Etowah shall have approved this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement and the Plan of Merger so as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals. Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement and the Plan of Merger so as to render inadvisable the consummation of the Merger.

          (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement and the Plan of Merger.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

          (f) Nasdaq NMS Listing. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq NMS.

          (g) Tax Matters. Each Party shall have received a copy of the Tax Opinions referred to in Section 8.8 of this Agreement. Each Party shall have delivered to the other a Certificate, dated as of the date of the Tax Opinion, signed by its duly authorized officers, to the effect that, to the best Knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such Party, presented to the legal counsel delivering the Tax Opinions were at the date of such presentation, true, correct, and complete, and are on the date of such Certificate, to the extent contemplated by the presentation, true, correct, and complete, as though such presentation had been made on the date of such Certificate.

     9.2 CONDITIONS TO OBLIGATIONS OF REGIONS. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Etowah set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Etowah set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Etowah set forth in Sections 5.17 and
     5.18 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Etowah set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.17 and 5.18) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Etowah; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" or to the "Knowledge" of Etowah shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Etowah to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied including, without limitation, amending the Bylaws of Etowah to permit the consummation of the transactions contemplated by this Agreement.

          (c) Certificates. Etowah shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Etowah's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as Regions and its counsel shall request.

          (d) Claims Letters. Each of the directors and executive officers of Etowah shall have executed and delivered to Regions letters in substantially the form of Exhibit 4 to this Agreement.

          (e) Legal Opinion. Regions shall have received a written opinion, dated as of the Effective Time, of counsel to Etowah, in substantially the form of Exhibit 5 to this Agreement.

          (f) Affiliate Agreements. Regions shall have received from each affiliate of Etowah the affiliates agreement referred to in Section 8.9 of this Agreement.

          (g) Pooling Treatment. Etowah shall not have taken any action that would prevent the Merger from qualifying for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

     9.3 CONDITIONS TO OBLIGATIONS OF ETOWAH. The obligations of Etowah to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Etowah pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Regions set forth in

     Section 6.10 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.10) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. Regions shall have delivered to Etowah (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as Etowah and its counsel shall request.

          (d) Legal Opinion. Etowah shall have received a written opinion, dated as of the Effective Time, of counsel to Regions, in substantially the form of Exhibit 6 to this Agreement.

                                   ARTICLE 10

                                  TERMINATION

     10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Etowah, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of Etowah; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Etowah and Section 9.3(a) in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Etowah and Section 9.3(a) of this Agreement in the case of Regions; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Etowah and Section 9.3(a) in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of Etowah fail to vote their approval of this Agreement and the Plan of Merger and the transactions contemplated hereby as required by applicable law at the Etowah Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of Etowah or by the Board of Directors of Regions in the event that the Merger shall not have been consummated by September 30, 1998, in each case only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Etowah and Section 9.3(a) in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement as the date after which such Party may terminate this Agreement; or

          (g) By the Board of Directors of Etowah, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

             (1) the Average Closing Price shall be less than the product of (i)
        0.80 and (ii) the Starting Price; and

             (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Regions Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause
        (2)(ii) (such number being referred to herein as the "Index Ratio");

        subject, however, to the following three sentences. If Etowah refuses to consummate the Merger pursuant to this Section 10.1(g), it shall give prompt written notice thereof to Regions; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Regions shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of 0.80, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Regions Ratio. If Regions makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Etowah of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this
        Section 10.1(g).

             For purposes of this Section 10.1(g), the following terms shall have the meanings indicated:

                "Average Closing Price" shall mean the average of the daily last sales prices of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) for the 10 consecutive full trading days in which such shares are traded on the Nasdaq NMS ending at the close of trading on the Determination Date.

                "Determination Date" shall mean the date on which the Consent of the Board of Governors of the Federal Reserve System to the Merger shall be received.

                "Index Group" shall mean the 17 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

BANK HOLDING COMPANIES                                  WEIGHTING
----------------------                                  ---------
AmSouth Bancorporation................................     4.07%
BB&T Corporation......................................     6.78
Compass Bancshares, Inc...............................     3.34
Fifth Third Bancorp...................................     7.84
First American Corporation............................     2.96
First Security Corporation............................     5.86
First Tennessee National Corporation..................     3.25
First Virginia Banks, Inc.............................     2.62
Hibernia Corporation..................................     6.62
Huntington Bancshares, Inc............................     9.68
Mercantile Bancorporation, Inc........................     6.60
SouthTrust Corporation................................     5.05
Star Banc Corporation.................................     4.32
Summit Bancorp........................................     8.91
SunTrust Banks, Inc...................................    10.67
Union Planters Corporation............................     3.45
Wachovia Corporation..................................     7.99
                                                         ------
          Total.......................................   100.00%
                                                         ======

                "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the last sale prices of the companies composing the Index Group.

                "Starting Date" shall mean the fourth full trading day after the announcement by press release of the Merger.

                "Starting Price" shall mean the last sale price per share of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) on the Starting Date.

                If any company belonging to the Index Group or Regions declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or Regions shall be appropriately adjusted for the purposes of applying this Section 10.1(g).

     10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article Eleven and Section 8.5(b) of this Agreement shall survive any such termination, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. Each of the Support Agreements shall be governed by its own terms as to its termination.

     10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles Two, Three, Four, and Eleven and Sections 8.9 and 8.11 of this Agreement.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "AFFILIATE" of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person, (ii) any executive officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person, or
     (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "AGREEMENT" shall mean this Agreement and Plan of Reorganization, including each of the Support Agreements and the other Exhibits delivered pursuant hereto and incorporated herein by reference.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "BUSINESS COMBINATION" shall mean an acquisition of, merger or combination with, share exchange involving any class of voting stock of, sale of more than fifty percent (50%) of the consolidated assets by, or other business combination involving, or tender offer for or sale or issuance of any equity securities involving an acquisition by a third party of more than fifty percent (50%) of the voting stock of, Etowah, other than the formation of a newly organized holding company for Etowah in which the shares of Etowah Common Stock are exchanged for shares of the holding company on a basis that does not cause the respective beneficial interests of each stockholder to change or transactions with a Regions Company.

          "CERTIFICATE OF MERGER" shall mean the Certificate of Merger issued by the Secretary of State of the State of Georgia in connection with the Merger.

          "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

          "DGCL" shall mean the Delaware General Corporation Law.

          "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "ENVIRONMENTAL LAWS" shall mean all Laws which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA PLAN" shall have the meaning provided in Section 5.13 of this Agreement.

          "ETOWAH BENEFIT PLANS" shall have the meaning set forth in Section
     5.13 of this Agreement.

          "ETOWAH COMMON STOCK" shall mean the $10.00 par value common stock of Etowah.

          "ETOWAH COMPANIES" shall mean, collectively, Etowah and all Etowah Subsidiaries.

          "ETOWAH DISCLOSURE MEMORANDUM" shall mean the written information entitled "Etowah Disclosure Memorandum" delivered prior to the date of this Agreement, to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

          "ETOWAH FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Etowah as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997, and for each of the fiscal years ended December 31, 1996, 1995, and 1994, included in the Etowah Disclosure Memorandum, and
     (ii) the consolidated balance sheets of Etowah (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to September 30, 1997.

          "ETOWAH SUBSIDIARIES" shall mean the Subsidiaries of Etowah, which shall include the Etowah Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Etowah in the future and owned by Etowah at the Effective Time.

          "EXCHANGE AGENT" shall have the meaning provided in Section 4.1 of this Agreement.

          "EXCHANGE RATIO" shall have the meaning provided in Section 3.1(b) of this Agreement.

          "EXHIBITS" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "FICG" shall mean the Financial Institutions Code of Georgia.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "GBCC" shall mean the Georgia Business Corporation Code, as amended.

          "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., or any similar federal, state, or local Law.

          "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "KNOWLEDGE" as used with respect to a Person shall mean the knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel (not including outside counsel), any assistant or deputy general counsel, or any senior or executive vice president of such Person.

          "LAW" shall mean any code, law, ordinance, regulation, reporting, or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including, without limitation, those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including, without limitation, costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institutions, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, is likely to have a Material adverse impact on (i) the financial position, business, results of operations or prospects of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement and the Plan of Merger, provided that "material adverse effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, savings associations, and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "MERGER" shall mean the merger of Regions Merger Subsidiary with and into Etowah referred to in Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ NMS" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

          "1933 ACT" shall mean the Securities Act of 1933, as amended.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "PARTICIPATION FACILITY" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

          "PARTY" shall mean either Etowah or Regions and "PARTIES" shall mean both Etowah and Regions.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PLAN OF MERGER" shall mean the plan of merger providing for the Merger, in substantially the form of Exhibit 2.

          "PROXY STATEMENT" shall mean the proxy statement used by Etowah to solicit the approval of its stockholders of the transactions contemplated by this Agreement and the Plan of Merger and shall include the prospectus of Regions relating to the shares of Regions Common Stock to be issued to the stockholders of Etowah.

          "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

          "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

          "REGIONS FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997, and for each of the three years ended December 31, 1996, 1995, and 1994, as filed by Regions in SEC Documents, and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

          "REGIONS MERGER SUBSIDIARY" shall mean the wholly-owned interim state bank subsidiary of Regions to be organized to effect the Merger under the Laws of the State of Georgia and with the name of Regions Interim Bank.

          "REGIONS MERGER SUBSIDIARY COMMON STOCK" shall mean the $1.00 par value common stock of Regions Merger Subsidiary.

          "REGIONS SUBSIDIARIES" shall mean the Subsidiaries of Regions.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by Regions under the 1933 Act in connection with the transactions contemplated by this Agreement.

          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC DOCUMENTS" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of Etowah to be held pursuant to Section 8.1 of this Agreement and the Plan of Merger, including any adjournment or adjournments thereof.

          "SUBSIDIARY" or COLLECTIVELY "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "SUPPORT AGREEMENTS" shall mean the various Support Agreements, each in substantially the form of Exhibit 1.

          "SURVIVING BANK" shall mean Etowah as the surviving bank resulting from the Merger.

          "TAX" or "TAXES" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, of any nature whatsoever, including interest, penalties, and additions imposed thereon or with respect thereto.

     11.2 EXPENSES. (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 BROKERS AND FINDERS. Except as disclosed in the Etowah Disclosure Memorandum, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Etowah or Regions, each of Etowah and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to, or shall, confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.9 and 8.11 of this Agreement.

     11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Etowah Common Stock, there shall be made no amendment decreasing the consideration to be received by Etowah stockholders without the further approval of such stockholders.

     11.6 WAIVERS. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, vice chairman, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Etowah, to waive or extend the time for the compliance or fulfillment by Etowah of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, Etowah, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Etowah under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Etowah.

     11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

    Etowah:           Etowah Bank
                      8681 Highway 92
                      Suite 100
                      Woodstock, Georgia 30189
                      Telecopy Number: (770) 924-9360
                      Attention: Pierce T. Neese
                                 Chairman and President

    Copy to Counsel:  Kilpatrick Stockton LLP
                      Suite 2800, 1100 Peachtree Street
                      Atlanta, Georgia 30309-4530
                      Telecopy Number: (404) 815-6555
                      Attention: Richard R. Cheatham

Regions:             Regions Financial Corporation
                     417 North 20th Street
                     Birmingham, Alabama 35203
                     Telecopy Number: (205) 326-7571
                     Attention: Richard D. Horsley
                     Vice Chairman and Executive Financial Officer

Copy to Counsel:     Regions Financial Corporation
                     417 North 20th Street
                     Birmingham, Alabama 35203
                     Telecopy Number: (205) 326-7751
                     Attention: Samuel E. Upchurch, Jr.
                                General Counsel and Corporate Secretary

     11.9 GOVERNING LAW. Except to the extent the laws of the State of Georgia apply to the Merger, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                                     ETOWAH BANK

               By: /s/ JUANITA BURRELL                                By: /s/ PIERCE T. NEESE
  -------------------------------------------------         --------------------------------------------
                   Juanita Burrell                                        Pierce T. Neese
                 Corporate Secretary                                   Chairman and President

[BANK SEAL]

ATTEST:                                                            REGIONS FINANCIAL CORPORATION

           By: /s/ SAMUEL E. UPCHURCH, JR.                           By: /s/ CARL E. JONES, JR.
  -------------------------------------------------         --------------------------------------------
               Samuel E. Upchurch, Jr.                                   Carl E. Jones, Jr.
                 Corporate Secretary                           President and Chief Executive Officer

[CORPORATE SEAL]

                                                                      APPENDIX B

                                 PLAN OF MERGER

     THIS PLAN OF MERGER (this "Plan of Merger") is made and entered into as of
the                day of             , 1998, by and between ETOWAH BANK
("Etowah"), a state bank organized and existing under the laws of the State of Georgia, with its principal office located in Canton, Georgia, and ETOWAH INTERIM BANK ("Interim"), a newly formed, wholly-owned interim state bank subsidiary of Regions Financial Corporation ("Regions"), organized and existing under the laws of the State of Alabama. Regions is a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     Each of the Boards of Directors of Interim and Etowah deems it advisable and in the best interests of their respective institutions and the stockholders thereof for Interim to be merged with and into Etowah (the "Merger") on the terms and conditions provided in this Plan of Merger. This Plan of Merger is made and entered into pursuant to an Agreement and Plan of Reorganization, dated as of February 26, 1998, by and between Etowah and Regions (the "Agreement"). At the Effective Time of the Merger, the outstanding shares of the capital stock of Etowah shall be converted into shares of the common stock of Regions (subject to certain exceptions as set forth in the Agreement). As a result, stockholders of Etowah shall become stockholders of Regions, and Etowah shall continue to conduct its business and operations as a wholly-owned subsidiary of Regions. It is intended that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall be accounted as a "pooling of interests."

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Interim and Etowah hereby make, adopt, and approve this Plan of Merger in order to set forth the terms and conditions of the Merger of Interim into Etowah.

                                  ARTICLE ONE

                                  DEFINITIONS

     Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms, as applicable) shall have the following meanings:

          "ABC" shall mean the Alabama Banking Code.

          "AGREEMENT" shall mean the Agreement and Plan of Reorganization, dated as of February 26, 1998, by and between Regions and Etowah, including each of the supporting agreements and the other exhibits delivered pursuant thereto and incorporated therein by reference.

          "ARTICLES OF MERGER" shall mean the articles of merger to be executed by Interim and Etowah filed with the Alabama Banking Department and the Secretary of State of the State of Alabama in connection with the Merger.

          "CERTIFICATE OF MERGER" shall mean the certificate of merger issued by the Secretary of State of the State of Georgia under Section 7-1-535 of the Financial Institutions Code of Georgia.

          "CLOSING" shall mean the closing of the transactions contemplated hereunder, as described in Section 5.1 of this Plan of Merger.

          "EFFECTIVE TIME" shall mean the date and time on which the Merger contemplated by this Plan of Merger becomes effective pursuant to the laws of the State of Georgia, as defined in Section 5.2 of this Plan of Merger.

          "ETOWAH COMMON STOCK" shall mean the $10.00 par value common stock of Etowah.

          "ETOWAH COMPANIES" shall mean, collectively, Etowah and all Etowah subsidiaries.

          "EXCHANGE AGENT" shall have the meaning specified in Section 4.1 of this Plan of Merger.

          "EXCHANGE RATIO" shall have the meaning specified in Section 3.1(c) of this Plan of Merger.

          "GBCC" shall mean the Georgia Business Corporation Code, as amended.

          "INTERIM COMMON STOCK" shall mean the $.50 par value common stock of Interim.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "MERGER" shall mean the merger of Interim with and into Etowah, as provided in Article Two of this Plan of Merger.

          "NASDAQ/NMS" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

          "OTS" shall mean the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board).

          "PARTY" shall mean either Interim or Etowah and "Parties" shall mean both Interim and Etowah.

          "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

          "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions subsidiaries.

          "SURVIVING BANK" shall mean Etowah as the surviving bank resulting from the Merger.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 MERGER. Subject to the terms of this Plan of Merger and the Agreement, at the Effective Time, Interim shall be merged with and into Etowah as authorized by Section 7-1-530 of the Financial Institutions Code of Georgia and
Section 5-7A-1 of the ABC and in accordance with the provisions of Sections 7-1-531, 7-1-532, and 7-1-533 of the Financial Institutions Code of Georgia and
Section 5-7A-2 of the ABC. Etowah shall be the Surviving Bank resulting from the Merger and shall continue to be governed by the laws of the State of Georgia as a state bank operating under the name of "Etowah Bank." The Merger shall be consummated pursuant to the terms of this Plan.

     2.2 BUSINESS OF SURVIVING BANK. The business of the Surviving Bank from and after the Effective Time shall continue to be that of a state bank organized under the laws of the State of Georgia. The business shall be conducted from its main office located in Canton, Georgia and its legally established branches, which shall also include the main office and all branches, whether in operation or approved but unopened, at the Effective Time, of Interim.

     2.3 ASSUMPTION OF RIGHTS. At the Effective Time, the separate existence and corporate organization of Interim shall be merged into and continued in the Surviving Bank. All rights, franchises, and interests of both Interim and Etowah in and to every type of property (real, personal, and mixed), and all choses in action of both Interim and Etowah shall be transferred to and vested in the Surviving Bank without any deed or other transfer. The Surviving Bank, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either Interim or Etowah at the Effective Time.

     2.4 ASSUMPTION OF LIABILITIES. All liabilities and obligations of both Interim and Etowah of every kind and description shall be assumed by the Surviving Bank, and the Surviving Bank shall be bound thereby in the same manner and to the same extent that Interim and Etowah were so bound at the Effective Time.

     2.5 ACCOUNTS AND DEPOSITS. All accounts and deposits of Interim and Etowah shall be and continue to be accounts and deposits of the Surviving Bank, without change in their respective terms, maturity, minimum required balances or withdrawal value. As of the Effective Time, each account or deposit of Interim or Etowah shall be considered for dividend or interest purposes as an account or deposit of the Surviving Bank from the time said account or deposit was opened in Interim and Etowah and at all times thereafter until such account or deposit ceases to be an account or deposit of the Surviving Bank.

     2.6 ARTICLES OF INCORPORATION. As authorized by Section 7-1-536(d) of the Financial Institutions Code of Georgia, the Articles of Incorporation of Etowah in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank until otherwise amended or repealed.

     2.7 BYLAWS. The Bylaws of Etowah in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until otherwise amended or repealed.

     2.8 BOARD OF DIRECTORS. Upon the Effective Time, the Board of Directors of the Surviving Bank shall consist initially of the following
(               ) individuals, who shall include the directors of Etowah in office immediately prior to the Effective Time and shall continue to serve for the terms to which such directors are elected prior to the Effective Time:

NAME                                                    ADDRESS
----                                                    -------


     2.9 OFFICES. The main office of the Surviving Bank after the Effective Time will be located at the main office of the Surviving Bank in Georgia. The Surviving Bank's offices will after the Effective Time be located at the locations set forth in Exhibit A to this Plan of Merger.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article Three, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Interim Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of Etowah Common Stock.

          (c) Each share of Etowah Common Stock (excluding shares held by Etowah or by any of its subsidiaries or by any Regions or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 3.2 shares of Regions Common Stock, subject to adjustment as provided in Section 10.1(g) of the Agreement (the "Exchange Ratio").

     3.2 ANTI-DILUTION PROVISIONS. In the event Etowah changes the number of shares of Etowah Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the

Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 SHARES HELD BY ETOWAH OR REGIONS. Each of the shares of Etowah Common Stock held by any Etowah Company or by any Regions Company, in each case other than in a fiduciary capacity as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 FRACTIONAL SHARES. Notwithstanding any other provision of the Agreement or this Plan of Merger, each holder of shares of Etowah Common Stock exchanged pursuant to the Merger, or of options to purchase shares of Etowah Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     3.5 DISSENTING STOCKHOLDERS. Any holder of shares of Etowah Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 7-1-537 of the Financial Institutions Code of Georgia and Section 14-2-1301 et seq. of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of Section 7-1-537 of the Financial Institutions Code of Georgia and Section 14-2-1301 et seq. of the GBCC or other applicable laws and surrendered to Etowah the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Etowah fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of Etowah Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of Etowah Common Stock held by such holder.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of Etowah appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Etowah Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Etowah Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger or as to which dissenter's rights have been perfected as provided in Section 3.5 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares, to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. To the extent required by Section 3.4 of this Plan of Merger, each holder of shares of Etowah Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of Etowah Common Stock is entitled as a result of the Merger until such holder surrenders his certificates of Etowah Common Stock for exchange as provided in this Section 4.1. The certificate of Etowah Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Plan of Merger notwithstanding, neither Regions, Etowah, nor the Exchange Agent shall be liable to a holder of Etowah Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

     4.2 RIGHTS OF FORMER ETOWAH STOCKHOLDERS. At the Effective Time, the stock transfer books of Etowah shall be closed as to holders of Etowah Common Stock immediately prior to the Effective Time, and no transfer of Etowah Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of Etowah Common Stock (other than shares to be canceled pursuant to Section 3.3 or 3.5 of this Plan of Merger shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Plan of Merger in exchange therefor. To the extent permitted by law, former stockholders of record of Etowah shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of Etowah Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Etowah Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Plan of Merger. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Etowah Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Plan of Merger. However, upon surrender of such Etowah Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                           CLOSING AND EFFECTIVE TIME

     5.1 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as Etowah and Regions, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at the offices of Regions, or such other place as may be mutually agreed upon by Etowah and Regions .

     5.2 EFFECTIVE TIME. The Merger and other transactions contemplated by the Agreement shall become effective on the date and at the time that the Georgia Certificate of Merger reflecting the Merger is issued by the Secretary of State of the State of Georgia and the Alabama Articles of Merger become effective with the Secretary of State of the State of Alabama (the "Effective Time"). Subject to the terms and conditions thereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each party to the Agreement, the parties to the Agreement shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of Etowah approve the Agreement and this Plan of Merger to the extent such approval is required by applicable law; or such later date within thirty (30) days thereof as may be specified by Regions.

                                   ARTICLE 6

                                 EFFECTIVENESS

     6.1 CONDITIONS PRECEDENT. Consummation of the Merger is conditioned upon the approval of the Merger by the stockholders of Etowah and the sole stockholder of Interim, as and to the extent required by law, and the receipt of the requisite regulatory approvals as set forth in the Agreement. Additionally, consummation of the Merger is conditioned upon the fulfillment of the conditions precedent set forth in Article Nine of the Agreement or the waiver of such conditions as provided in Section 11.6 of the Agreement.

     6.2 TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time by the Parties hereto at any time after termination of the Agreement as provided in Article Ten of the Agreement.

     6.3 AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Etowah Common Stock, there shall be made no amendment decreasing the consideration to be received by Etowah stockholders without the further approval of such stockholders.

     6.4 WAIVERS. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, vice chairman, or other authorized officer, shall have the right to waive on behalf of it and Interim any default in the performance of any term of this Plan of Merger by Etowah, to waive or extend the time for the compliance or fulfillment by Etowah of any and all of its obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of Regions under this Plan of Merger, except any condition which, if not satisfied, would result in the violation of any law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, Etowah, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any default in the performance of any term of this Plan of Merger by Regions, to waive or extend the time for the compliance or fulfillment by Regions or Interim of any and all of their obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of Etowah under this Plan of Merger, except any condition which, if not satisfied, would result in the violation of any law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Etowah.

                                   ARTICLE 7

                                 MISCELLANEOUS

     7.1 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth in
Section 11.8 of the Agreement (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received.

     7.2 GOVERNING LAW. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Georgia.

     7.3 COUNTERPARTS. This Plan of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     7.4 INCONSISTENT PROVISIONS. The Parties agree that, to the extent any of the provisions of this Plan of Merger shall conflict or be inconsistent with any provision of the Agreement, the provisions of the Agreement shall control and prevail and the Parties hereto agree to execute such amendments to this Plan of Merger to conform the provisions hereof to the provisions of the Agreement.

     IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto duly authorized all as of the day and year first above written.

                                          ETOWAH BANK

[BANK SEAL]
                                          By:

                                            ------------------------------------
                                                      Pierce T. Neese
                                                   Chairman and President

ATTEST:

        --------------------------------------------------
              Juanita Burrell
            Corporate Secretary

                  A MAJORITY OF THE ENTIRE BOARD OF DIRECTORS
                                 OF ETOWAH BANK

--------------------------------------------       --------------------------------------------

--------------------------------------------       --------------------------------------------

--------------------------------------------       --------------------------------------------

--------------------------------------------       --------------------------------------------

                                          ETOWAH BANK

[BANK SEAL]
                                          By:

                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------


ATTEST:
           ---------------------------------

           ---------------------------------

           ---------------------------------

           ---------------------------------

                  A MAJORITY OF THE ENTIRE BOARD OF DIRECTORS
                             OF ETOWAH INTERIM BANK


--------------------------------------------       --------------------------------------------

--------------------------------------------       --------------------------------------------

--------------------------------------------       --------------------------------------------

--------------------------------------------       --------------------------------------------

                                                                      APPENDIX C

July 23, 1998

Board of Directors
Etowah Bank
140 W. Main Street
Canton, Georgia 30114

Dear Directors:

     T. Stephen Johnson & Associates, Inc., Roswell, Georgia ("TSJ&A") has been asked to render an opinion as to the fairness from a financial point of view of the consideration to be received by the shareholders of Etowah Bank, Canton, Georgia ("Etowah") in connection with the proposed merger of Etowah with and into Regions Financial Corporation, Birmingham, Alabama ("Regions"), pursuant to an Agreement and Plan of Reorganization (the "Merger Agreement") dated as of February 26, 1998 (the "Merger"). The Merger Agreement calls for each outstanding share of Etowah common stock to be converted into the right to receive 3.2 shares of Regions common stock.

     TSJ&A is an investment banking and consulting firm that specializes in the valuation of closely-held corporations and provides fairness opinions as part of its practice. Because of its prior experience in the appraisal of southeastern financial institutions involved in mergers, it has developed an expertise in fairness opinions related to the securities of southeastern financial institutions.

     Etowah retained TSJ&A to serve as financial advisor to analyze the value of Etowah in a merger or acquisition transaction; solicit potential acquirers' interest in entering into a merger or acquisition transaction with Etowah, and to negotiate the terms, amount and form of consideration; consult with management regarding merger or acquisition transaction; and provide a fairness opinion for which compensation will be received.

     In performing its analysis, TSJ&A relied upon and assumed without independent verification, the accuracy and completeness of all information provided to it. TSJ&A has not performed any independent appraisal or evaluation of the assets of Etowah or of Regions or any of its subsidiaries. As such, TSJ&A does not express an opinion as to the fair market value of Etowah. The opinion of financial fairness expressed herein is necessarily based on market, economic and other relevant considerations as they exist and can be evaluated as of July 23, 1998.

     In arriving at its opinion, TSJ&A reviewed and analyzed audited and unaudited financial information regarding Etowah and Regions, the Merger, the Merger Agreement, a draft of SEC filings, federal regulatory applications as well as publicly available information regarding actual comparable transactions.

     The merger consideration to be received by Etowah Shareholders is based on a set exchange ratio for Regions common shares. The value of the shares to be received is the current market value of Regions common shares that currently trade over the counter on the NASDAQ National Market System. The May 19, 1998 closing price for Regions common shares was $42.50 per share. Based on this closing price, the transaction value would total $123.9 million or $136 per share based on 911,000 Etowah common shares outstanding. This transaction value equals 4.1239 times March 31, 1998 book value, 4.3740 times March 31, 1998 tangible book value and 21.865 times trailing twelve months earnings per share.

Board of Directors
Etowah Bank
July 23, 1998
Page 2

     The Merger Agreement provides Etowah the right to terminate the transaction if the market value of Regions common shares fall more than 20 percent below a Starting Price and such change in market value is more than 15 percent when compared to the change of the market value of a predetermined group of comparable bank holding companies over the same period (the "Index Group"). The Starting Price has been determined to equal $40.00 per share. Should the market value of Regions common shares fall to below $32.00 per share and the change in market value is more than 15 percent when compared to the change of the market value of the Index Group, Etowah could terminate the Merger Agreement. Extreme changes in the market place would have to take place between the date of this letter and closing for this to happen.

     TSJ&A reviewed the Merger as of May 20, 1998, for the purpose of determining purchase premiums that could be used in comparing the Merger with other announced transactions. TSJ&A reviewed the purchase premiums paid in 108 transactions that were announced between July 1, 1997 and May 19, 1998 involving selling institutions headquartered in the southeastern United States. Of these transactions, five involved selling institutions that have been determined to be comparable transactions. They include institutions representing commercial bank institutions with total assets between $300 million and $1 billion with total equity less than 10.00 percent of total assets. A listing of these transactions is attached. On average, the comparable transactions reported an announced deal price to book value of 3.185 times, an announced deal to tangible book value of
3.3725 and an announced deal price to earnings of 23.43 times.

     Therefore, in consideration of the above, it is the opinion of TSJ&A that, based on the structure of the Merger and the analyses that have been performed, the consideration to be received by the shareholders of Etowah is fair from a financial point of view.

                                          Sincerely,

                                          T. Stephen Johnson & Associates, Inc.

            SOUTHEAST SELLER DEALS FROM JULY 1, 1997 TO MAY 19, 1998

                             SORTED BY TOTAL ASSETS

                                                                                                  TANGIBLE               DEAL
                                                                                                    BOOK       DEAL     PRICE/
                                                                                                  PREMIUM/    PRICE/   TANGIBLE
                                                                                          DEAL      CORE       BOOK      BOOK
                         BANK/                              BANK/   ANNOUNCE              VALUE   DEPOSITS    VALUE     VALUE
      BUYER         ST   THRIFT         SELLER         ST   THRIFT    DATE      STATUS    ($M)       (%)       (%)       (%)
      -----         ---  ------  --------------------  ---  ------  ---------  ---------  -----   ---------   ------   --------
Mercantile Bancorp  MO   Bank    Horizon Bancorp       AR   Bank    31-Jul-97  Completed  120.4       20.91   296.08    312.26
Regions Financial   AL   Bank    First State Corp      GA   Bank    12-Dec-97  Completed  165.9       31.48   310.08    365.31
SouthTrust Corp     AL   Bank    American Banks of FL  FL   Bank    19-Feb-98  Pending    163.0       29.42   379.52    379.52
Wachovia Corp       NC   Bank    1st United Bancorp    FL   Bank    7-Aug-97   Completed  218.8          NA   315.81        NA
United Bankshares   WV   Bank    George Mason Bnkshs   VA   Bank    11-Sep-97  Completed  208.4       21.18   291.01    291.89
                                                                                                  Averages:   318.50    337.25
                                                                                                    Median:   310.08    312.26

                                                   YEAR TO
                      DEAL                          DATE
                     PRICE/                        RETURN
                     4-QTR.                          ON
                    EARNINGS    TOTAL    EQUITY/   AVERAGE
                      PER      ASSETS    ASSETS    ASSETS
      BUYER         SHARE(X)   ($000)      (%)       (%)
      -----         --------   -------   -------   -------
Mercantile Bancorp   21.91     529,074    7.69      1.22
Regions Financial    22.06     539,949    9.63      1.40
SouthTrust Corp         NA     546,772    7.86      0.66
Wachovia Corp           NA     579,415    9.06      1.61
United Bankshares    26.31     963,293    70.1      0.89
                     23.43     631,701
                     21.91     546,772

SELLER PEER GROUP: Commercial Banks with Total Assets between $300 million and $1 billion with Equity/Assets less than 10.00% and announced since July 1, 1997

                                                                      APPENDIX D

                                CODE OF GEORGIA

             TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS

                        CHAPTER 2. BUSINESS CORPORATIONS

                         ARTICLE 13. DISSENTERS' RIGHTS

             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301 Definitions.

     As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302 Right to dissent.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

             (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preferential right of the shares;

             (B) Creates, alters, or abolishes a right in respect of redemption,

             including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

             (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303 Dissent by nominees and beneficial owners.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320 Notice of dissenters' rights.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321 Notice of intent to demand payment.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322  Dissenters' notice.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

14-2-1323  Duty to demand payment.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324  Share restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325  Offer of payment.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5) A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326  Failure to take action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327  Procedure if shareholder dissatisfied with payment or offer.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330  Court action.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331  Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332  Limitation of actions.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                  ETOWAH BANK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned stockholder hereby appoints Pierce T. Neese and Alex Weatherby, and each or any one of them, with full power of substitution, as Proxies to represent and to vote as designated below, all the shares of common stock of Etowah Bank (the "Bank") held of record by the undersigned on July 21, 1998, at the Special Meeting of Stockholders (the "Special Meeting") to be held on August 27, 1998, or any adjournments thereof.

    1. Proposal to approve the Agreement and Plan of Reorganization, dated as of February 26, 1998, by and between the Bank and Regions Financial Corporation (the "Regions") and the related Plan of Merger (together, the "Agreement") pursuant to which an interim subsidiary of Regions will merge with and into the Bank, with the Bank to become a wholly-owned subsidiary of Regions, and each share of the Bank's common stock (except for certain shares held by the Bank, Regions, or their respective subsidiaries) will be converted into 3.2 shares of Regions common stock, and under such other terms and conditions as are set forth in the Agreement:

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

    2. Proposal to approve a proposed amendment to the Bylaws of Etowah Bank to delete Article II, Section 5 thereof, which provision limits the ownership of capital stock of Etowah Bank to 10% for any one holder.

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder, and in the discretion of the persons named as Proxies on all other matters which may properly come before the Special Meeting or any adjournment thereof. If no direction is made, this proxy will be voted in favor of Proposals 1 and 2.

    This Proxy revokes all prior proxies with respect to the Special Meeting and may be revoked prior to its exercise.

    Please date and sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                  Dated                , 1998.
                                                         --------------

                                                  ------------------------------
                                                  (Print Name of Stockholder)

                                                  ------------------------------
                                                  (Signature of Stockholder)

                                                  ------------------------------
                                                  (Print Name of Stockholder)

                                                  ------------------------------
                                                  (Signature of Stockholder)

PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.